As filed with the Securities and Exchange Commission on December 13, 2018

Registration No. 333-227998

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Q BIOMED INC.

 (Name of Issuer in Its Charter)

Nevada
(State or other jurisdiction of incorporation)
2834		46-4013793
(Primary Standard Industrial Classification Code Number)		(IRS Employer Identification No.)

c/o Ortoli Rosenstadt LLP

366 Madison Avenue – 3rd Floor

New York, NY 10017

Telephone: 212-588-0022

Fax: 212-826-9307

(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nascent Group Inc.

1000 N. Green Valley Parkway, #440-484

Henderson, NV 89704

(702) 879-8565

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William Rosenstadt, Esq. Tim Dockery, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, New York, U.S.A., 10017 Telephone: (302) 738-6680

As soon as practicable after this registration statement becomes effective.

Approximate date of commencement of proposed sale to the public

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)

Shares of Common Stock Issuable upon Conversion of Convertible Notes (4)	2,050,000	$2.42	$4,961,000	$602

(1)	Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions as a result of the anti-dilution provisions contained in the Convertible Notes.
(2)	Estimated solely for the purpose of calculating the registration fee for this offering pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), using the closing price on October 22, 2018 (a date within five days of the initial filing of this registration statement) of $2.42 as reported on the OTCQB.
(3)	Previously paid.
(4)	Represents 2,000,000 shares of the Registrant’s common stock being registered for resale that may be acquired upon the conversion of Convertible Notes issued to a selling stockholder and 50,000 shares of common stock held by current selling stockholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be resold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion—Dated December [—], 2018

PROSPECTUS

2,050,000 Shares of Common Stock

This prospectus relates to the offer and sale, from time to time, of up to 2,050,000 shares of the common stock of Q BioMed Inc. (the “Company”, “we”, “us’ and “our”) by the stockholders named in the section of this prospectus entitled “Selling Stockholders”. 2,000,000 of the shares of common stock being offered by the selling stockholders may be issued upon the conversion of Convertible Notes (and accrued interest thereon) issued pursuant to a Securities Purchase Agreement that we entered into with the selling stockholder on September 21, 2018 (the “Purchase Agreement’), and the other 50,000 shares of common stock being offered by the selling stockholders are issued and outstanding.

We are not selling any shares of common stock in this offering, and we will not receive any proceeds from the sale of shares by the selling stockholders.

Our common stock is quoted on the OTC Market Group Inc.’s Venture Market (the “OTCQB”) under the symbol “QBIO”. On December 6, 2018, the last reported sale price of our common stock on the OTCQB was $1.83 per share, and on December 6, 2018 we had approximately 14,290,236 shares of common stock outstanding.

The selling stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 13, 2018

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock. Before making an investment decision, you should carefully read the entire prospectus. In particular, attention should be directed to the sections entitled “Risk Factors”, “Business”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained herein.

Business Overview

We are a biotechnology acceleration and development company focused on acquiring and in-licensing pre-clinical, clinical-stage and approved life sciences therapeutic products. Currently, we have a portfolio of five therapeutic product candidates, including (i) MetastronTM, an FDA approved product, that is a radiopharmaceutical for metastatic cancer bone pain, (ii) Strontium 89, the only generic form of Metastron (Strontium-89 Chloride injection) approved by the FDA, (iii) QBM-001, a development-stage product candidate for rare pediatric non-verbal autism spectrum disorder, (iv) Uttroside-B, a development-stage product candidate for liver cancer, and (v) MAN 01, a development-stage product candidate for glaucoma. . We aim to maximize risk-adjusted returns by focusing on multiple assets throughout the discovery and development cycle. We expect to benefit from early positioning in privately-held assets, thereby enabling us to capitalize on valuation growth as these assets move forward in their development.

Our mission is to:

(i)	license and acquire pre-commercial innovative life sciences assets in different stages of development and therapeutic areas from academia or small private companies;

(ii)	license and acquire FDA approved drugs and medical devices with limited current and commercial activity; and

(iii)	accelerate and advance our assets to the next value inflection point by providing strategic capital, business development and financial advice and experienced sector specific advisors.

In the first quarter of 2019, we plan: (i) to commence sales of our MetastronTM and Strontium 89 products for pain palliation in bone metastases; and (ii) to file an Investigational New Drug Application (IND) to commence a pivotal trial with our QBM-001 asset to address a non-verbal learning disorder in autistic children. In our 2019 fiscal year, we plan to file investigational new drug applications, or INDs, with the FDA for each of our Uttroside-B and MAN 01 assets for the treatment of liver cancer and glaucoma, respectively.

Following is a summary of our product pipeline.

MetastronTM

MetastronTM is an FDA approved generic drug for pain palliation in bone metastases, primarily from breast, prostate and lung cancers. It and is reimbursable by Medicare and other healthcare insurance payors. MetastronTM is a pure beta emitting radiopharmaceutical. It is a chemical analog of calcium and for this reason, localizes in bone. There is a significant concentration of both calcium and strontium analogs at the site of active osteoblastic activity. This is the biochemical basis for its use in treating metastatic bone disease.

MetastronTM shows prolonged retention in metastatic bone lesions with a biological half-life of over 50 days, remaining up to 100 days after injection of the radiopharmaceutical, whereas the half-life in normal bone tissue is approximately 14 days. MetastronTM has been shown to decrease pain in patients with osteoblastic metastases resulting from prostate, breast and other cancers. When MetastronTM is used, pain palliation occurs in up to 80% of patients within 2 to 3 weeks after administration and lasts from 3 to 12 months with an average of about 6 months.

In the United States, of the estimated 450,000 individuals newly diagnosed with either breast or prostate cancer, one in three will develop bone metastases, a common cause of pain in cancer patients. These figures are expected to increase as the potential patient population ages.

MetastronTM is a non-opioid drug for the treatment of debilitating metastatic cancer pain in the bone. We believe there is a significant opportunity to market this effective drug as practitioners and caregivers are being encouraged to reexamine their use of opiates for treating patients in pain. We estimate the palliation market to be approximately $300 million annually. Additional therapeutic indications for MetastronTM may be possible, and we intend to pursue those in 2019, hopefully resulting in entry into a multi-billion-dollar therapeutic area.

Strontium 89

Strontium Chloride 89 USP Injection (Strontium 89) is the generic version of MetastronTM. It is the only FDA approved generic version of this radiopharmaceutical and is reimbursable by Medicare and other healthcare insurance payors.

QBM-001 – Non-Verbal Autistic Spectrum Disorder

Causes of non-verbal learning disorder have been linked to several complications that range from a specific mutated gene as with Fragile X Syndrome and Dravet Syndrome or autoimmunity, where the body’s immune system is attacking parts of the brain. Trauma, microbial infections and environmental factors have also been linked to non-verbal learning disorder. Ongoing research is helping to further explain the root cause of why children become non-verbal or minimally verbal.

Children born into families where there is a genetic history of autism or epileptic spectrum disorders or that have a sibling that has been diagnosed with an autistic or epileptic spectrum disorder have a much higher chance of becoming non-verbal.

More than 60,000 US children develop Autism Spectrum Disorders (“ASD”) every year, of whom 20,000 become non-verbal or minimally verbal. A similar number of children with ASD symptoms in Europe develop pediatric non-verbal disorder each year. No drugs are currently available to ameliorate this condition. In the United States, the lifetime cost of care for non-verbal or minimally verbal persons is estimated at $10 million per person.

Cognitive intervention is the only form for treatment that has shown to help improve speech capability and social interaction; however, it has not been able to alleviate the lifetime burden of $10 million per person for cost of care. This is compounded by an additional $10 million during the lifespan of the person due to loss in productivity in addition to severe emotional strain for the child and the parents.

We are developing QBM-001 to be administered to high-risk genetically identified children during the second year of life to regulate faulty membrane channels that are known to cause migraines and/or seizures. This drug acts as an allosteric regulator of these faulty channels in the brain to potentially alleviate the condition and allow toddlers to actively develop language and speech and avoid the life-long speech and intellectual disability of being non-verbal.

As there are no treatment options for these patients, we believe there is a significant economic opportunity to bring a drug to market in this indication. The active ingredient in QBM-001 is well known and has been approved by worldwide regulators for many years. Using a novel delivery and formulation for the active ingredient, we intend to advance this drug through the 505(b)(2) pathway in a single pivotal clinical trial that we intend to commence in 2019.

UTTROSIDE-B for Liver Cancer

The liver is the football-sized organ in the upper right area of the belly. Symptoms of liver cancer are uncommon in the early stages. Liver cancer treatments vary, but may include removal of part of the liver, liver transplant, chemotherapy, and in some cases radiation. Primary liver cancer (hepatocellular carcinoma) tends to occur in livers damaged by birth defects, alcohol abuse, or chronic infection with diseases such as hepatitis B and C, hemochromatosis (a hereditary disease associated with too much iron in the liver), and cirrhosis. In the United States, the average age at onset of liver cancer is 63 years. Men are more likely to develop liver cancer than women, by a ratio of 2 to 1.

The only currently marketed drug is a tryosine kinase inhibitor antineoplastic agent, sorafinib. Current sales of sorafinib are estimated at $1 billion per year.

Uttroside-B appears to affect phosphorylated JNK (pro survival signaling) and capcase activity (apoptosis in liver cancer). It is a natural compound fractionated Saponin derived from the Solarim Nigrum plant. It is a small molecule that in an early investigation the ability to increase the cytotoxicity of a variety of liver cancer cell types and importantly to be up to ten times more potent than Sorafenib in pre-clinical studies. This promising potency motivated us to work with our partners to synthesize the molecule and move into a clinical program. Synthesis is now complete and we are working on purification and scale up. We expect to initiate clinical work in 2019.

MAN 01 Platform for Glaucoma and other Vascular Diseases

We are developing MAN 01 as a first-in-class therapeutic eye-drop for the treatment of Primary Open Angle Glaucoma.

MAN 01 targets the Schlemm's canal and its role in regulating interocular eye pressure, one of the leading causes of glaucoma. No other glaucoma company is targeting the Schlemm's canal, the main drainage pathway in the eye. This unique vessel is responsible for 70-90% of the fluid drainage in the eye. MAN 01 is currently in the lead optimization stage of its pre-clinical testing. We plan to initiate IND enabling studies in 2019.

We believe that a deep pipeline of novel therapeutics can be developed from this research platform, which would treat a spectrum of vascular diseases including cystic kidney disease, pediatric glaucoma and inflammation.

We have entered into an option agreement with Washington University in St Louis to license a novel companion diagnostic to measure disease progression and treatment efficacy.

Researchers at Washington University School of Medicine in St. Louis have identified a marker of damage to cells in the eye that potentially could be used to monitor progression of the disease and the effectiveness of treatment. Growth differentiation factor 15 (GDF15) is a member of the transforming growth factor (TGF-beta) superfamily and was recently identified as a promising biomarker for glaucoma.

The researchers discovered GDF15 to be a biomarker for glaucoma using an array analysis, which identified chemokines, growth factors, TGF-beta family members and other ligands whose expression increased in the optic nerve crush model of glaucoma but not in endotoxin-induced uveitis or light-induced retinal degeneration models. They also validated GDF15 in both rat models of glaucoma and in patients, showing that its expression correlates with disease severity. Overall, GDF15 represents an attractive biomarker for glaucoma with distinct advantages (i.e., early detection) over conventional clinical tests and has the potential to be a first-in-class diagnostic test. The researchers’ findings were published online May 4, 2017 in the journal JCI Insight.

A clinical trial is currently underway at the University of Washington in St Louis. Dr. Rajendra S. Apte, the Paul A. Cibis Distinguished Professor of Ophthalmology and Visual Sciences at Washington University in St. Louis, is conducting the study using GDF-15 to gather more clinical data on its feasibility and usability as a biomarker for monitoring glaucoma.

Corporate Information

Our principal executive offices are located at 366 Madison Avenue, 3rd Floor, New York, NY 10017, and our telephone number is (212) 588-0022.

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Summary of the Offering

Common stock offered by selling stockholders:

2,050,000 shares of common stock, of which 2,000,000 may be issued to a selling stockholder pursuant to the Purchase Agreement upon the conversion of Convertible Notes and accrued interest thereon and 50,000 of which are issued and outstanding.

Common stock outstanding:	14,290,236 shares as of December 6, 2018

Common stock outstanding after the offering:

16,290,236 shares, assuming a selling stockholder converts the Convertible Notes (and accrued interest thereon) into 2,000,000 of the shares being registered in the registration statement of which this prospectus forms a part and that no other shares are issued prior to then.

Discount to Convertible Notes:

The Convertible Notes are convertible by a selling stockholder upon issuance. The conversion price will be the lesser of (i) $4.00 and (ii) 93% of the four lowest daily volume weighted average prices of the Company’s common stock (as reported by Bloomberg) (“VWAP”) during the last ten trading days immediately preceding the date of such conversion, but in no event will the conversion price be less than $2.00.

Amortization Payment:

If, any time after the 6-month anniversary of the issuance of the first Convertible Note, the daily VWAP is less than $2.00 for a period of 20 consecutive Trading Days, the holder of the Convertible Note may elect to have the Convertible Note plus a redemption premium of 20% repaid in monthly payments.  We may, up to twice, delay this payment by delivering to the note holder free trading shares of our common stock equal to 10% of the payment otherwise using a conversion price equal to 93% of the four lowest VWAPs during the last ten trading days immediately preceding the date of such payment.

Interest Rate:	The rate of interest on the Convertible Notes will be 5.5% per annum.

Use of Proceeds:

We will not receive any proceeds from the sale of shares by the selling stockholders. As of the date hereof, we have received $4,000,000 from the sale of Convertible Notes to a selling stockholder under the Purchase Agreement (prior to accounting for due diligence and structuring fees of $10,000 and monitoring fees of $50,000). These proceeds will be used for general corporate purposes, as working capital or for other purposes that our Board of Directors deems to be in our best interest.  As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds received.  Accordingly, we will retain broad discretion over the use of these proceeds, if any.

Quotation of common stock:	Our common stock is listed for quotation on the OTCQB market under the symbol “QBIO.”

Dividend policy:	We currently intend to retain future earnings, if any, to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common stock.

Risk factors:	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

Risks Related to our Company

If we do not obtain additional financing, our business may be at risk or execution of our business plan may be delayed.

As of the date hereof, we have raised our operating funds through contacts, high net-worth individuals and strategic investors situated in the United States and Cayman Islands. We have not generated any revenue from operations since inception. We have limited assets upon which to commence our business operations and to rely otherwise.  At August 31, 2018, we had cash and cash equivalents of approximately $787,000. As we have a monthly burn rate of approximately $682,000, we anticipate that we will have to raise additional funds within seven months or curtail or discontinue operations even after taking into consideration the net proceeds of approximately $3,890,000 that we have received and will receive from the sale of the convertible notes. Additional funding will be needed to implement our business plan that includes various expenses such as fulfilling our obligations under licensing agreements, legal, operational set-up, general and administrative, marketing, employee salaries and other related start-up expenses. Obtaining additional funding will be subject to a number of factors, including general market conditions, investor acceptance of our business plan and results from our business operations. These factors may impact the timing, amount, terms or conditions of additional financing available to us. If we are unable to raise sufficient funds, we will be forced to scale back or cease our operations.

Our independent registered public accountant has issued a going concern opinion after auditing our financial statements; our ability to continue depends on our ability to raise additional capital and our operations could be curtailed if we are unable to obtain required additional funding when needed.

We will be required to expend substantial amounts of working capital in order to acquire and market our proposed products and establish the necessary relationships to implement our business plan. We were incorporated on November 22, 2013. Our operations to date were funded entirely by capital raised from our private and public offerings of securities. We will continue to require additional financing to execute our business strategy.  We completely depend on external sources of financing for the foreseeable future. Failure to raise additional funds in the future will adversely affect our business operations and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our common stock. We entirely depend on our ability to attract and receive additional funding from either the sale of securities or the issuance of debt securities. Needed funds might never be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future could restrict our ability to grow and reduce our ability to continue to conduct business operations. The report of our independent registered public accounting firm on our financial statements, included herein, raised substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to raise additional capital. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans which could cause us to become dormant. Any additional equity financing may involve substantial dilution to our then existing stockholders.

Our business relies on intellectual property owned by third parties, and this reliance exposes us to the termination of the right to use that intellectual property and may result in inadvertent infringement of patents and proprietary rights of others.

Currently, we have five assets, four of which we license. Our business depends on:

●	our ability to continuously use the technology related to an eye drop treatment for glaucoma, our Mannin platform, that we have licensed from Mannin Research Inc.,

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●	our ability to continuously use our intellectual property relating to generic Strontium Chloride-89, our BioNucleonics platform, that we have licensed from Bio-Nucleonics, Inc.,

●	our ability to continuously use our intellectual property relating to a rare pediatric condition (nonverbal disorder), our ASDERA platform, that we have licensed from ASDERA LLC and

●	our ability to continuously use our intellectual property relating to a chemical compound derived from the plant Solanum nigrum Linn, also known as Black Nightshade or Makoi, that we seek to use to create a chemotherapeutic agent against liver cancer, our uttroside platform, and that we have licensed from the Rajiv Gandhi Centre for Biotechnology, an autonomous research institute under the Government of India, known as RGCB, and the Oklahoma Medical Research Foundation, or the OMRF.

If the licenses were to terminate, we would lose the ability to conduct our business pursuant to our plan of operations.  Our ability to pursue our business plan would then depend on finding alternative platforms to license.  We may not be able to find an attractive platform on a timely and cost effective basis, and even if we did, such platform might be inferior to the ones we currently have a license to use and may not be attractive to potential customers.

Many entities, including some of our competitors, have or may obtain patents and other intellectual property rights that cover or affect products or services related to those assets that we license.  If a court determines that one or more aspect of the licensed platform infringes on intellectual property owned by others, we may be required to cease using that platform, to obtain licenses from the owners of the intellectual property or to redesign the platform in such a way as to avoid infringing the intellectual property rights. If a third party holds intellectual property rights, it may not allow us to use its intellectual property at any price, which could materially adversely affect our competitive position.

The Mannin platform, BioNucleonics platform, the ASDERA platform and the Uttroside platform may potentially infringe other intellectual property rights. U.S. patent applications are generally confidential until the Patent and Trademark Office issues a patent. Therefore, we cannot evaluate the extent to which the licensed platform may infringe claims contained in pending patent applications. Further, without lengthy litigation, it is often not possible to determine definitively whether a claim of infringement is valid.  We may not be in a position to protect the intellectual property that we license as we are not the owners of that intellectual property and do not currently have the financial resources to engage in lengthy litigation.

Failure to maintain the license for, or to acquire, the intellectual property underlying any license or sublicense on which our plan of operations is based may force us to change our plan of operations.

We have to meet certain conditions to maintain the licenses for the intellectual property underlying the Mannin platform, the BioNucleonics platform, the ASDERA platform and the Uttroside platform and to acquire such intellectual property. Such conditions include payments of cash and shares of common stock, obtaining certain governmental approvals, initiating sales of products based on the intellectual property and other matters. We might not have the resources to meet these conditions and, as a result, may lose the licenses to the intellectual property that is vital to our business.

We lack an operating history and have not generated any revenues to date. Future operations might never result in revenues. If we cannot generate sufficient revenues to operate profitably, we may have to cease operations.

As we were incorporated on November 22, 2013 and more recently changed business direction, we do not have sufficient operating history upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow depends upon our ability to manufacture a product and to earn profit by attracting enough customers who will buy our product or services.  We might never generate revenues or, if we generate revenues, achieve profitability. Failure to generate revenues and profit will eventually cause us to suspend, curtail or cease operations.

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We may be exposed to potential risks and significant expenses resulting from the requirements under section 404 of the Sarbanes-Oxley Act of 2002.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We expect to incur significant continuing costs, including accounting fees and staffing costs, in order to maintain compliance with the internal control requirements of the Sarbanes-Oxley Act of 2002. Our management concluded that our internal controls and procedures were not effective to detect the inappropriate application of US GAAP for our most recent fiscal years. As we develop our business, hire employees and consultants and seek to protect our intellectual property rights, our current design for internal control over financial reporting must be strengthened to enable management to determine that our internal controls are effective for any period, or on an ongoing basis.  Accordingly, as we develop our business, such development and growth will necessitate changes to our internal control systems, processes and information systems, all of which will require additional costs and expenses.

In the future, if we fail to complete the annual Section 404 evaluation in a timely manner, we could be subject to regulatory scrutiny and a loss of public confidence in our internal controls. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

Limited oversight of our management may lead to corporate conflicts.

We have only three directors, two of whom who are also officers. Accordingly, we cannot establish board committees comprised of independent members to oversee functions like compensation or audit issues. In addition, since we only have three directors, they have significant control over all corporate issues.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our shareholders have limited protections against interested director transactions, conflicts of interest and similar matters.  The Sarbanes-Oxley Act of 2002, as well as rules enacted by the SEC, the New York Stock Exchange and the Nasdaq Stock Market, requires the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on the New York Stock Exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions, we have not yet adopted these measures and, currently, would not be able to comply with such corporate governance provisions. We do not have an audit or compensation committee comprised of independent directors. Our three directors perform these functions, of whom two are not independent directors. Thus, there is a potential conflict in that the majority of our directors are also engaged in management and participate in decisions concerning management compensation and audit issues that may affect management performance.

Until we have a larger board of directors that would include more independent members, if ever, there will be limited oversight of our directors’ decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

Additionally, these two directors beneficially own approximately 26.5% of our common stock. Although it is possible for them to be outvoted by the remaining shareholders at a general or special meeting if the two directors voted together, the size of their shareholdings and the absence of any other person beneficially owning more than 10% of our common stock would make this a difficult undertaking.

Because the results of preclinical studies and early clinical trials are not necessarily predictive of future results, any product candidate we advance into clinical trials may not have favorable results in later clinical trials, if any, or receive regulatory approval.

Pharmaceutical development has inherent risk. We will be required to demonstrate through well-controlled clinical trials for our product candidates for our Mannin platform, the QBM platform and the Uttroside platform and any additional uses based on the BioNucleonics platform that our product candidates are effective with a favorable benefit-risk profile for use in their target indications before we can seek regulatory approvals for their commercial sale. Success in early clinical trials does not mean that later clinical trials will be successful as product candidates in later-stage clinical trials may fail to demonstrate sufficient safety or efficacy despite having progressed through initial clinical testing. We also may need to conduct additional clinical trials that are not currently anticipated. Companies frequently suffer significant setbacks in advanced clinical trials, even after earlier clinical trials have shown promising results. In addition, only a small percentage of drugs under development result in the submission of a New Drug Application or Biologics License Application, known as BLA, to the U.S. Food and Drug Administration and even fewer are approved for commercialization.

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Any product candidates we advance into clinical development are subject to extensive regulation, which can be costly and time consuming, cause unanticipated delays or prevent the receipt of the required approvals to commercialize our product candidates.

The clinical development, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing and distribution of our product candidates are subject to extensive regulation by the FDA in the United States and by comparable health authorities in foreign markets. In the United States, we are not permitted to market our product candidates until we receive approval of a BLA from the FDA. The process of obtaining BLA approval is expensive, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. In addition to the significant clinical testing requirements, our ability to obtain marketing approval for these products depends on obtaining the final results of required non-clinical testing, including characterization of the manufactured components of our product candidates and validation of our manufacturing processes. The FDA may determine that our product manufacturing processes, testing procedures or facilities are insufficient to justify approval. Approval policies or regulations may change and the FDA has substantial discretion in the pharmaceutical approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. Despite the time and expense invested in clinical development of product candidates, regulatory approval is never guaranteed.

The FDA or another regulatory agency can delay, limit or deny approval of a product candidate for many reasons, including, but not limited to:

●	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;

●	we may be unable to demonstrate to the satisfaction of the FDA that a product candidate is safe and effective for any indication;

●	the FDA may not accept clinical data from trials which are conducted by individual investigators or in countries where the standard of care is potentially different from the United States;

●	the results of clinical trials may not meet the level of statistical significance required by the FDA for approval;

●	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

●	the FDA may disagree with our interpretation of data from preclinical studies or clinical trials;

●	the FDA may fail to approve our manufacturing processes or facilities or those of third-party manufacturers with which we or our collaborators contract for clinical and commercial supplies; or

●	the approval policies or regulations of the FDA may significantly change in a manner rendering our clinical data insufficient for approval.

With respect to foreign markets, approval procedures vary among countries and, in addition to the aforementioned risks, can involve additional product testing, administrative review periods and agreements with pricing authorities. In addition, recent events raising questions about the safety of certain marketed pharmaceuticals may result in increased cautiousness by the FDA and comparable foreign regulatory authorities in reviewing new pharmaceuticals based on safety, efficacy or other regulatory considerations and may result in significant delays in obtaining regulatory approvals. Any delay in obtaining, or inability to obtain, applicable regulatory approvals would prevent us from commercializing our product candidates.

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Any product candidate we manufacture or advance into clinical trials may cause unacceptable adverse events or have other properties that may delay or prevent their regulatory approval or commercialization or limit their commercial potential.

Unacceptable adverse events caused by any of our product candidates that we manufacture or advance into clinical trials could cause us or regulatory authorities to interrupt, delay or halt production or clinical trials and could result in the denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications and markets. This, in turn, could prevent us from commercializing the affected product candidate and generating revenues from its sale.

Except for our Strontium Chloride 89, known as SR89, product candidate, and for MetastronTM, our product candidates have not completed testing for the treatment of the indications for which we intend to seek product approval in humans, and we currently do not know the extent of adverse events, if any, that will be observed in patients who receive any of our product candidates. If any of our product candidates cause unacceptable adverse events in clinical trials, we may not be able to obtain regulatory approval or commercialize such product or, if such product candidate is approved for marketing, future adverse events could cause us to withdraw such product from the market.

Delays in the commencement of our clinical trials could result in increased costs and delay our ability to pursue regulatory approval.

The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

●	obtaining regulatory clearance to commence a clinical trial;

●	identifying, recruiting and training suitable clinical investigators;

●	reaching agreement on acceptable terms with prospective clinical research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation, may be subject to modification from time to time and may vary significantly among different CROs and trial sites;

●	obtaining sufficient quantities of a product candidate for use in clinical trials;

●	obtaining Investigator Review Board, or IRB, or ethics committee approval to conduct a clinical trial at a prospective site;

●	identifying, recruiting and enrolling patients to participate in a clinical trial; and

●	retaining patients who have initiated a clinical trial but may withdraw due to adverse events from the therapy, insufficient efficacy, fatigue with the clinical trial process or personal issues.

Any delays in the commencement of our clinical trials will delay our ability to pursue regulatory approval for our product candidates. In addition, many of the factors that cause, or lead to, a delay in the commencement of clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate.

Suspensions or delays in the completion of clinical testing could result in increased costs to us and delay or prevent our ability to complete development of that product or generate product revenues.

Once a clinical trial has begun, patient recruitment and enrollment may be slower than we anticipate. Clinical trials may also be delayed as a result of ambiguous or negative interim results or difficulties in obtaining sufficient quantities of product manufactured in accordance with regulatory requirements and on a timely basis. Further, a clinical trial may be modified, suspended or terminated by us, an IRB, an ethics committee or a data safety monitoring committee overseeing the clinical trial, any clinical trial site with respect to that site, or the FDA or other regulatory authorities due to a number of factors, including:

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●	failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

●	inspection of the clinical trial operations or clinical trial sites by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

●	stopping rules contained in the protocol;

●	unforeseen safety issues or any determination that the clinical trial presents unacceptable health risks; and

●	lack of adequate funding to continue the clinical trial.

Changes in regulatory requirements and guidance also may occur, and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for re-examination, which may impact the costs, timing and the likelihood of a successful completion of a clinical trial. If we experience delays in the completion of, or if we must suspend or terminate, any clinical trial of any product candidate, our ability to obtain regulatory approval for that product candidate will be delayed and the commercial prospects, if any, for the product candidate may suffer as a result. In addition, any of these factors may also ultimately lead to the denial of regulatory approval of a product candidate.

Our product candidates (if approved) or any other product candidates that we may develop and market may be later withdrawn from the market or subject to promotional limitations.

We may not be able to obtain the labeling claims necessary or desirable for the promotion of our product candidates if approved. We may also be required to undertake post-marketing clinical trials. If the results of such post-marketing studies are not satisfactory or if adverse events or other safety issues arise after approval, the FDA or a comparable regulatory agency in another country may withdraw marketing authorization or may condition continued marketing on commitments from us that may be expensive and/or time consuming to complete. In addition, if we or others identify adverse side effects after any of our products are on the market, or if manufacturing problems occur, regulatory approval may be withdrawn and reformulation of our products, additional clinical trials, changes in labeling of our products and additional marketing applications may be required. Any reformulation or labeling changes may limit the marketability of our products if approved.

Our dependence on third party suppliers or our inability to successfully produce any product could adversely impact our business.

We rely on third parties to supply us with component and materials required for the development and manufacture of our product candidates. If they fail to provide the required components or we are unable to find a partner to manufacture the necessary products, there would be a significant interruption of our supply, which would materially adversely affect clinical development and potential commercialization of the product. In the event that the FDA or such other agencies determine that we or any third-party suppliers have not complied with cGMP, our clinical trials could be terminated or subjected to a clinical hold until such time as we or any third party are able to obtain appropriate replacement material. Furthermore, if any contract manufacturers who supply us cannot successfully manufacture material that conforms to our specifications and with FDA regulatory requirements, we will not be able to secure and/or maintain FDA approval for our product candidates. We, and any third-party suppliers are and will be required to maintain compliance with cGMPs and will be subject to inspections by the FDA or comparable agencies in other jurisdictions to confirm such compliance.

We do and will also rely on our partners and manufacturers to purchase from third-party suppliers the materials necessary to produce our product candidates for our anticipated clinical trials. We do not have any control over the process or timing of the acquisition of raw materials by our manufacturers. Moreover, we currently do not have any agreements for the commercial production of these raw materials. Any significant delay in the supply of a product candidate or the raw material components thereof for an ongoing clinical trial could considerably delay completion of our clinical trials, product testing and potential regulatory approval of our product candidates.

We may not have the resources or capacity to commercially manufacture our product candidates, and we will likely continue to be dependent upon third party manufacturers. Our current inability, or our dependence on third parties, to manufacture and supply us with clinical trial materials and any approved products may adversely affect our ability to develop and commercialize our product candidates on a timely basis or at all.

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We intend to contract with third parties either directly or through our licensors for the manufacture of our product candidates. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or that such supply will not be available to us at an acceptable cost, which could delay, prevent or impair our commercialization efforts.

We do not have any manufacturing facilities. We expect to use third-party manufacturers for the manufacture of our product candidates and have entered into contracts with manufacturers through the licensor of our radio-pharmaceutical product, SR89 and MetastronTM. Even with such contracts in place, reliance on third-party manufacturers entails additional risks, including:

●	reliance on the third party for regulatory compliance and quality assurance;

●	the possible breach of the manufacturing agreement by the third party;

●	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us; and

●	reliance on the third party for regulatory compliance, quality assurance, and safety and pharmacovigilance reporting.

Third-party manufacturers may not be able to comply with current good manufacturing practices, or cGMP, regulations or similar regulatory requirements outside the United States. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or medicines, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our medicines and harm our business and results of operations.

Any product that we may produce may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us.

Any performance failure on the part of future manufacturers could result in a decrease or end to revenue. If any a contract manufacturer cannot perform as agreed, we may be required to replace that manufacturer. We may incur added costs and delays in identifying and qualifying any such replacement.

Our anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to commercialize any medicines that receive marketing approval on a timely and competitive basis.

We will likely rely on third parties to conduct our clinical trials. If these third parties do not meet our deadlines or otherwise conduct the trials as required, our clinical development programs could be delayed or unsuccessful and we may not be able to obtain regulatory approval for or commercialize our product candidates when expected or at all.

We do not have the ability to conduct all aspects of our preclinical testing or clinical trials ourselves. We intend to use and do use Mannin, ASDERA, RGCB, OMRF and CROs to conduct our planned clinical trials and will and do rely upon such CROs, as well as medical institutions, clinical investigators and consultants, to conduct our trials in accordance with our clinical protocols. Our CROs, investigators and other third parties will and do play a significant role in the conduct of these trials and the subsequent collection and analysis of data from the clinical trials.

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There is no guarantee that any CROs, investigators and other third parties upon which we rely for administration and conduct of our clinical trials will devote adequate time and resources to such trials or perform as contractually required. If any of these third parties fail to meet expected deadlines, fail to adhere to our clinical protocols or otherwise perform in a substandard manner, our clinical trials may be extended, delayed or terminated. If any of our clinical trial sites terminate for any reason, we may experience the loss of follow-up information on patients enrolled in our ongoing clinical trials unless we are able to transfer the care of those patients to another qualified clinical trial site. In addition, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, the integrity of the data generated at the applicable clinical trial site may be jeopardized.

If our competitors develop treatments for the target indications of our product candidates that are approved more quickly, marketed more successfully or demonstrated to be more effective than our product candidates, our commercial opportunity will be reduced or eliminated.

We operate in highly competitive segments of the biotechnology and biopharmaceutical markets. We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies, and private and public research institutions. Our product candidates, if successfully manufactured and/or developed and approved, will compete with established therapies, as well as new treatments that may be introduced by our competitors. Many of our competitors have significantly greater financial, product development, manufacturing and marketing resources than us. Large pharmaceutical companies have extensive experience in clinical testing and obtaining regulatory approval for drugs. In addition, many universities and private and public research institutes are active in cancer research, some in direct competition with us. We also may compete with these organizations to recruit management, scientists and clinical development personnel. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. New developments, including the development of other biological and pharmaceutical technologies and methods of treating disease, occur in the pharmaceutical and life sciences industries at a rapid pace. Developments by competitors may render our product candidates obsolete or noncompetitive. We will also face competition from these third parties in recruiting and retaining qualified personnel, establishing clinical trial sites and patient registration for clinical trials and in identifying and in-licensing new product candidates.

If competitors introduce their own generic equivalent of MetastronTM or our generic SR89 product candidate, our revenues and gross margin from such products could decline rapidly.

Revenues and gross margin derived from generic pharmaceutical products often follow a pattern based on regulatory and competitive factors that we believe are unique to the generic pharmaceutical industry. As the patent(s) for a brand name product or the statutory marketing exclusivity period (if any) expires, the first generic manufacturer to receive regulatory approval for a generic equivalent of the product often is able to capture a substantial share of the market. However, as other generic manufacturers receive regulatory approvals for their own generic versions, that market share, and the price of that product, will typically decline depending on several factors, including the number of competitors, the price of the branded product and the pricing strategy of the new competitors. The number of our competitors producing a generic version equivalent to MetastronTM or our SR89 product candidate could increase to such an extent that we may stop marketing our product for which we previously obtained approval, which would have a material adverse impact on our revenues, if we ever achieve revenues, and gross margin.

If we are unable to establish sales and marketing capabilities or fail to enter into agreements with third parties to market, distribute and sell any products we may successfully develop, we may not be able to effectively market and sell any such products and generate product revenue.

We do not currently have the infrastructure for the sales, marketing and distribution of any of our product candidates, and must build this infrastructure or make arrangements with third parties to perform these functions in order to commercialize any products that we may successfully develop. The establishment and development of a sales force, either by us or jointly with a partner, or the establishment of a contract sales force to market any products we may develop will be expensive and time-consuming and could delay any product launch. If we, or our partners, are unable to establish sales and marketing capability or any other non-technical capabilities necessary to commercialize any products we may successfully develop, we will need to contract with third parties to market and sell such products. We may not be able to establish arrangements with third parties on acceptable terms, or at all.

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We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications for which there may be a greater likelihood of success.

Because we have limited financial and managerial resources, we will focus on a limited number of research programs and product candidates for specific indications. As a result, we may forego or delay pursuit of opportunities with other product candidates for other indications for which there may be a greater likelihood of success or may prove to have greater commercial potential. Notwithstanding our investment to date and anticipated future expenditures on MAN 01 (Mannin), Uttroside-B (OMRF), QBM-001 (Asdera) and the BioNucleonics IP, we have not yet developed, and may never successfully develop, any marketed treatments using these products other than the SR89 and MetastronTM product candidates for which there is FDA approval. Research programs to identify new product candidates or pursue alternative indications for current product candidates require substantial technical, financial and human resources. Although we intend to, and do, support certain investigator-sponsored clinical trials of MAN 01, Uttroside-B, QBM-001 evaluating various indications, as well as other uses of SR89 and MetastronTM, these activities may initially show promise in identifying potential product candidates or indications, yet fail to yield product candidates or indications for further clinical development.

We depend upon the  services of our key management personnel, and the loss of their services would likely result in disruptions of our operations and have a material adverse effect on our business.

Our management and operations are dependent on the services of our management team, namely Mr. Denis Corin, our Chief Executive Officer and Chairman, and Mr. William Rosenstadt, our Chief Legal Officer and a Director.  We do not have employment or non-compete agreements with or maintain key-man life insurance in respect of either of these individuals.  Because of their knowledge of the industry and our operations and their experience with us, we believe that our future results depend upon their efforts, and the loss of the services of either of these individuals for any reason could result in a disruption of our operations which will likely have a material adverse effect on our business.

Other than our Chief Executive Officer, we currently do not have full-time employees, but we retain the services of independent contractors/consultants on a contract-employment basis. Our ability to manage growth effectively will require us to continue to implement and improve our management systems and to recruit and train new employees. We might not be able to successfully attract and retain skilled and experienced personnel.

If we fail to attract and retain key management and clinical development personnel, we may be unable to successfully develop or commercialize our product candidates.

We will need to expand and effectively manage our managerial, operational, financial and other resources in order to successfully pursue our clinical development and commercialization efforts. As a company with a limited number of personnel, we highly depend on the development, regulatory, commercial and financial expertise of the members of our senior management and advisors, in particular Denis Corin, our chairman and chief executive officer. The loss of this individual or the services of any of our other senior management could delay or prevent the further development and potential commercialization of our product candidates and, if we are not successful in finding suitable replacements, could harm our business. Our success also depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel and we may not be able to do so in the future due to the intense competition for qualified personnel among biotechnology and pharmaceutical companies, as well as universities and research organizations. If we are not able to attract and retain the necessary personnel, we may experience significant impediments to our ability to implement our business strategy.

Applicable regulatory requirements, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to retain listing of our common stock.

We may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for effective management because of the rules and regulations that govern publicly-held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of related rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.

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Further, some of these changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from our business and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our shares of common stock on any stock exchange could be adversely affected.

We may be exposed to potential risks and significant expenses resulting from the requirements under section 404 of the Sarbanes-Oxley Act of 2002.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We expect to incur significant continuing costs, including accounting fees and staffing costs, in order to maintain compliance with the internal control requirements of the Sarbanes-Oxley Act of 2002. Our management concluded that our internal controls and procedures were not effective to detect the inappropriate application of US GAAP for our most recent fiscal year. As we develop our business, hire employees and consultants and seek to protect our intellectual property rights, our current design for internal control over financial reporting must be strengthened to enable management to determine that our internal controls are effective for any period, or on an ongoing basis.  Accordingly, as we develop our business, such development and growth will necessitate changes to our internal control systems, processes and information systems, all of which will require additional costs and expenses.

In the future, if we fail to complete the annual Section 404 evaluation in a timely manner, we could be subject to regulatory scrutiny and a loss of public confidence in our internal controls. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

Because of the small size of our company, we do not have separate Chairman, Chief Executive Officer and Chief Financial Officer positions, which may expose us to potential risks, including our failure to produce reliable financial reports and prevent and/or detect fraud.

We have not adopted a formal policy to separate or combine the positions of Chairman and Chief Executive Officer, both of which are currently held by Denis Corin who is also our acting principal financial officer.  In addition, our two employees also comprise our Board of Directors.  As such, there is no division of labor between our management and of our Board of Directors.  This structure exposes us to a number of risks, including a failure to maintain adequate internal controls, our failure to produce reliable financial reports and our failure to prevent and/or detect financial fraud.  Any such failures would adversely affect our financial condition and overall business operations.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We expect to incur significant continuing costs, including accounting fees and staffing costs, in order to maintain compliance with the internal control requirements of the Sarbanes-Oxley Act of 2002. Our management concluded that our internal controls and procedures were not effective to detect the inappropriate application of US GAAP for our most recent fiscal year. As we develop our business, hire employees and consultants and seek to protect our intellectual property rights, our current design for internal control over financial reporting must be strengthened to enable management to determine that our internal controls are effective for any period, or on an ongoing basis.  Accordingly, as we develop our business, such development and growth will necessitate changes to our internal control systems, processes and information systems, all of which will require additional costs and expenses. Among other outcomes, a downturn in general economic conditions could:

•	increase the cost of raising, or decrease our ability to raise, additional funds; as we do not anticipate generating sufficient revenue in the next twelve months to cover our operating costs, we may need to raise additional funding to implement our business if we do not raise sufficient funds in this offering. A recession or other negative economic factors could make this more difficult or prohibitive; or

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•	interfere with services provided by third parties; we use third parties for research purposes and intend to use third parties for the production and distribution of our generic SR89 and MetastronTM product candidates, and a general recession or other economic conditions could jeopardize the ability of any third parties to fulfill their obligations to us.

In the future, if we fail to complete the annual Section 404 evaluation in a timely manner, we could be subject to regulatory scrutiny and a loss of public confidence in our internal controls. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

Risks Related to our Industry

We are subject to general economic conditions outside of our control.

Projects for the acquisition and development of our products are subject to many factors, which are outside our control.  These factors include general economic conditions in North America and worldwide (such as recession, inflation, unemployment, and interest rates), shortages of labor and materials and price of materials and competitive products and the regulation by federal and state governmental authorities. If any or several of these factors develop in a way that is adverse to our interest, we will not be in a position to reverse them, and we may not be able to survive such a development.

If any product candidate that we successfully develop does not achieve broad market acceptance among physicians, patients, healthcare payors and the medical community, the revenues that it generates from their sales will be limited.

Even if we successfully produce product candidates, they may not gain market acceptance among physicians, patients, healthcare payors and the medical community. Coverage and reimbursement of our product candidates by third-party payors, including government payors, generally is also necessary for commercial success. The degree of market acceptance of any approved products will depend on a number of factors, including:

●	the efficacy and safety as demonstrated in clinical trials;

●	the clinical indications for which the product is approved;

●	acceptance by physicians, major operators of hospitals and clinics and patients of the product as a safe and effective treatment;

●	acceptance of the product by the target population;

●	the potential and perceived advantages of product candidates over alternative treatments;

●	the safety of product candidates seen in a broader patient group, including its use outside the approved indications;

●	the cost of treatment in relation to alternative treatments;

●	the availability of adequate reimbursement and pricing by third parties and government authorities;

●	relative convenience and ease of administration;

●	the prevalence and severity of adverse events;

●	the effectiveness of our sales and marketing efforts; and

●	unfavorable publicity relating to the product.

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If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors and patients, we may not generate sufficient revenue from these products and may not become or remain profitable.

We may incur substantial product liability or indemnification claims relating to the clinical testing and/or use of our product candidates.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials, as well as related to the manufacture and consumption of product candidates that we successfully commercialize. Claims could be brought against us if use or misuse of one of our product candidates causes, or merely appears to have caused, personal injury or death. While the manufacturer of our SR89 and Metastron products maintains a $5 Million product liability policy, and the holder (BioNucleonics) of the abbreviated NDA, or ANDA, is responsible for having their own coverage, we intend to obtain supplemental coverage, but do not currently have our own product liability insurance. When we initiate clinical trials on any of our product candidates, we intend to obtain the relevant coverage. As a result, such coverage may not be sufficient to cover claims that may be made against us and we may be unable to maintain such insurance. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources or destroy the prospects for commercialization of the product which is the subject of any such claim. We are unable to predict if we will be able to obtain or maintain product liability insurance for any products that may be approved for marketing. Additionally, we have entered into various agreements where we indemnify third parties for certain claims relating to our product candidates. These indemnification obligations may require us to pay significant sums of money for claims that are covered by these indemnifications.

Healthcare reform and restrictions on reimbursements may limit our financial returns.

Our ability or the ability of our collaborators to commercialize any of our product candidates that we successfully develop may depend, in part, on the extent to which government health administration authorities, private health insurers and other organizations will reimburse consumers for the cost of these products. These third parties are increasingly challenging both the need for and the price of new drug products. Significant uncertainty exists as to the reimbursement status of newly approved therapeutics. Adequate third-party reimbursement may not be available for our product candidates to enable us or our collaborators to maintain price levels sufficient to realize an appropriate return on their and our investments in research and product development.

Our success depends upon intellectual property, proprietary technologies and regulatory market exclusivity periods, and the intellectual property protection for our product candidates depends significantly on third parties.

Our success depends, in large part, on obtaining and maintaining patent protection and trade secret protection for our product candidates and their formulations and uses, as well as successfully defending these patents against third-party challenges. The parties from which we license our intellectual property are responsible for prosecuting and maintaining patent protection relating to the intellectual property to which we have a license from that party. If any of these parties fails to appropriately prosecute and maintain patent protection for the intellectual property, our ability to develop and commercialize the respective product candidate may be adversely affected and we may not be able to prevent competitors from making, using and selling competing products. This failure to properly protect the intellectual property rights could have a material adverse effect on our financial condition and results of operations.

The patent application process is subject to numerous risks and uncertainties, and we or our partners might not be successful in protecting our product candidates by obtaining and defending patents. These risks and uncertainties include the following:

●	patent applications may not result in any patents being issued;

●	patents that may be issued or in-licensed may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable, or otherwise may not provide any competitive advantage;

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●	our competitors, many of which have substantially greater resources than we or our partners and many of which have made significant investments in competing technologies, may seek, or may already have obtained, patents that will limit, interfere with, or eliminate our ability to make, use and sell our potential products;

●	there may be significant pressure on the U.S. government and other international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful as a matter of public policy regarding worldwide health concerns; and

●	countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop, and market competing products.

In addition to patents, we and our partners also rely on trade secrets and proprietary know-how. Although we have taken steps to protect our trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties, and confidential information and inventions agreements with employees, consultants and advisors, third parties may still obtain this information or come upon this same or similar information independently.

We also intend to rely on our ability to obtain and maintain a regulatory period of market exclusivity for any of our biologic product candidates that are successfully developed and approved for commercialization. Although this period in the United States is currently 12 years from the date of marketing approval, there is a risk that the U.S. Congress could amend laws to significantly shorten this exclusivity period, as proposed by President Obama. Once any regulatory period of exclusivity expires, depending on the status of our patent coverage and the nature of the product, we may not be able to prevent others from marketing products that are biosimilar to or interchangeable with our products, which would materially adversely affect us.

In addition, U.S. patent laws may change which could prevent or limit us from filing patent applications or patent claims to protect our products and/or technologies or limit the exclusivity periods that are available to patent holders. For example, on September 16, 2011, the Leahy-Smith America Invents Act, or the America Invents Act, was signed into law, and includes a number of significant changes to U.S. patent law. These include changes to transition from a “first-to-invent” system to a “first-to-file” system and to the way issued patents are challenged. These changes may favor larger and more established companies that have more resources to devote to patent application filing and prosecution. The U.S. Patent and Trademark Office implemented the America Invents Act on March 16, 2013, and it remains to be seen how the judicial system and the U.S. Patent and Trademark Office will interpret and enforce these new laws. Accordingly, it is not clear what impact, if any, the America Invents Act will ultimately have on the cost of prosecuting our patent applications, our ability to obtain patents based on our discoveries and our ability to enforce or defend our issued patents.

If we or our partners are sued for infringing intellectual property rights of third parties, it will be costly and time consuming, and an unfavorable outcome in that litigation would have a material adverse effect on our business.

Our success also depends on our ability and the ability of any of our current or future collaborators to develop, manufacture, market and sell our product candidates without infringing the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing products, some of which may be directed at claims that overlap with the subject matter of our intellectual property. Because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that our product candidates or proprietary technologies may infringe. Similarly, there may be issued patents relevant to our product candidates of which we are not aware.

There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. If a third party claims that we or any of our licensors, suppliers or collaborators infringe the third party’s intellectual property rights, we may have to:

●	obtain licenses, which may not be available on commercially reasonable terms, if at all;

●	abandon an infringing product candidate or redesign our products or processes to avoid infringement;

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●	pay substantial damages, including the possibility of treble damages and attorneys’ fees, if a court decides that the product or proprietary technology at issue infringes on or violates the third party’s rights;

●	pay substantial royalties, fees and/or grant cross licenses to our technology; and/or

●	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our financial and management resources.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated, found to be unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

We may be subject to claims that our consultants or independent contractors have wrongfully used or disclosed alleged trade secrets of their other clients or former employers to us.

As is common in the biotechnology and pharmaceutical industry, we engage the services of consultants to assist us in the development of our product candidates. Many of these consultants were previously employed at, or may have previously been or are currently providing consulting services to, other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may become subject to claims that we or these consultants have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers or their former or current customers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Related to our Securities and the Offering

Our shares of common stock are subject to the “penny stock” rules of the securities and exchange commission and the trading market in our securities will be limited, which will make transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The U.S. Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks.”  Penny stocks generally are equity securities with a price of less than $5 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market.  A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account.  In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules.  If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

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Any additional financing may dilute existing shareholders and decrease the market price for shares of our common stock.

If we raise additional capital, our existing shareholders may incur substantial and immediate dilution. We estimate that we will need approximately $15,000,000 in additional funds over the next two years to complete our business plan. The most likely source of future funds available to us is through the sale of additional shares of common stock. Such sales might occur below market price and below the price of which existing shareholders purchased their shares.

Our Articles of Incorporation provide indemnification for officers, directors and employees.

Our governing instruments provide that officers, directors, employees and other agents and their affiliates shall only be liable to our Company for losses, judgments, liabilities and expenses that result from the negligence, misconduct, fraud or other breach of fiduciary obligations. Thus certain alleged errors or omissions might not be actionable by us. The governing instruments also provide that, under the broadest circumstances allowed under law, we must indemnify our officers, directors, employees and other agents and their affiliates for losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with our Company, including liabilities under applicable securities laws.

The market price of our common stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our shares of common stock trading on the OTCQB will fluctuate significantly. There is a volatility associated with Bulletin Board securities in general and the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

●	sales or potential sales of substantial amounts of our common stock;

●	delay or failure in initiating or completing pre-clinical or clinical trials or unsatisfactory results of these trials;

●	announcements about us or about our competitors, including clinical trial results, regulatory approvals or new product introductions;

●	developments concerning our licensors, product manufacturers or our ability to produce MAN 01;

●	developments concerning our licensors, product manufacturers or our ability to produce SR89 or MetastronTM;

●	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;

●	conditions in the pharmaceutical or biotechnology industries;

●	governmental regulation and legislation;

●	variations in our anticipated or actual operating results;

●	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;

●	change in general economic trends; and

●	investor perception of our industry or our prospects.

Many of these factors are beyond our control. The stock markets in general, and the market for pharmaceutical and biotechnological companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors could reduce the market price of our common stock, regardless of our actual operating performance.

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Sales of a substantial number of shares of our common stock, or the perception that such sales may occur, may adversely impact the price of our common stock.

A large number of our shares may be sold without restriction in public markets. These include:

•	approximately 10,162,745 of our outstanding shares of common stock recorded by our transfer agent as of December 6, 2018 as unrestricted and freely tradable; and

•	shares of our common stock that are, or are eligible to be, unrestricted and free trading pursuant to Rule 144 or other exemptions from registration under the Securities Act that have not yet been recorded by our transfer agent as such; and

Any such sales of these shares or of shares underlying outstanding warrants and options, or the fear of such sales, could substantially decrease the market price of our common stock and the value of your investment.

We have not paid dividends to date and do not intend to pay any dividends in the near future.

We have never paid dividends on our common stock and presently intend to retain any future earnings to finance the operations of our business. You may never receive any dividends on our shares.

The exercise of warrants and options or future sales of our common stock may further dilute the shares of common stock you receive in this offering.

As of December 6, 2018, we had outstanding vested and unvested options and warrants exercisable into 5,768,056 shares of common stock. The issuance of any shares of common stock pursuant to exercise of such options and warrants or the conversion of such notes would dilute your percentage ownership of our Company, and the issuance of any shares of common stock pursuant to exercise of such options and warrants or the conversion of such notes at a per share price below the offering price of shares being acquired in this offering which would dilute the net tangible value per share for such investor.

Our Board of Directors is authorized to sell additional shares of common stock, or securities convertible into shares of common stock, if in their discretion they determine that such action would be beneficial to us. Approximately 95% of our authorized shares of common stock and 100% of our shares of preferred stock are available for issuance.  Any such issuance would dilute the ownership interest of persons acquiring common stock in this offering, and any such issuance at a share price lower than then net tangible book value per share at the time an investor purchased its shares would dilute the net tangible value per share for such investor.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, “Business” and elsewhere in this prospectus that are forward-looking statements. You can identify these statements by forward-looking words such as “may”, “will”, “expect”, “anticipate”, “believe”, “estimate” and similar terminology. Forward-looking statements address, among other things:

•	implementing and developing our clinical programs and other aspects of our business plans;

•	financing goals and plans; and

•	our expectations of when regulatory approvals will be received or other actions will be taken by parties other than us.

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We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or which we do not fully control that will cause actual results to differ materially from those expressed or implied by our forward-looking statements. These include the factors listed under “Risk Factors” and elsewhere in this prospectus.

Although we believe that our expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our forward-looking statements are made as of the date of this prospectus, and we assume no duty to update them or to explain why actual results may differ.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders. As of the date hereof, we received $4,000,000 from the sale of Convertible Notes to a selling stockholder under the Purchase Agreement (prior to accounting for due diligence and structuring fees of $10,000 and monitoring fees of $100,000). We intend to use those proceeds for general corporate and working capital or other purposes that our Board of Directors deems to be in our best interest.  As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds we may receive.  Accordingly, we will retain broad discretion over the use of these proceeds, if any.

Amount of Proceeds from Sale of Convertible Notes

We have sold an aggregate of $4,000,000 of Convertible Notes. In connection with those sales, we have paid $100,000 in monitoring fees to a selling stockholder as well as a due diligence fee of $10,000 for net proceeds of $3,890,000. We may be required to make additional payments to a selling stockholder. These additional fees could total $2,660,500, in which case we would have net proceeds from the sale of the Convertible Notes equal to $1,339,500. The following table set out the payments we have made and may have to make in both the first year of the convertible notes and the term of the convertible notes.

	First Year of Note	Over Term of Note
Monitoring Fee (1)	$100,000	$100,000
Interest Payments (2)	$220,000	$330,000
Due Diligence Fee	$10,000	$10,000
Redemption Premium (3)	$800,000	$800,000
Maximum Liquidated Damages (4)	$880,000	$960,000
Maximum Triggering Date Deferral Fee (5)	$168,905	$460,500
Total:	$2,178,905	$2,660,500

(1)	We paid a selling stockholder a monitoring fee of 2.5% of the principal amount of each convertible note at the time of issuance for a total monitoring fee of $100,000.
(2)	The convertible notes mature in eighteen months and bear interest at a rate of 5.5% per annum.
(3)	We are required to pay a redemption premium in two circumstances. If we redeem the convertible notes, we must pay a redemption fee equal to 10% of the principal amount being redeemed prior to March 21, 2019 and 20% thereafter. Alternatively, we are required to make monthly payments after the six-month anniversary of the issuance of a Debenture if the daily VWAP is less than $2.00 for a period of twenty consecutive trading days (the “Triggering Date”). Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the Triggering Date divided by the number of such monthly payments until maturity, (ii) a redemption premium of 20% in respect of such principal amount and (iii) accrued and unpaid interest hereunder as of each payment date. The maximum value of the redemption premium is $800,000.
(4)	In the event the registration statements is not timely filed or declared effective, we must pay to a selling stockholder a cash amount equal to 2% per month of the outstanding principal balance of the Notes as liquidated damages and not as a penalty. Liquidated damages are capped at 24% of the value of the convertible notes.
(5)	If there is a Triggering Date, we may, no more than twice, obtain a thirty-day deferral of a monthly payment due as a result thereof through the payment of a deferral fee in the amount equal to 10% of the total amount of such monthly payment. The maximum value of the Triggering Date deferral fees is $460,500.

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The following sets forth the gross proceeds paid or payable to us in connection with our issuance of the Convertible Notes, all payments that have been made or that may be required to be made by us in connection with the issuance of the Convertible Notes in the first year of the Convertible Notes, our resulting minimum net proceeds and the combined total possible profit to be realized as a result of any conversion discounts regarding the common stock underlying the Convertible Notes in the first year of the Convertible Notes.

Gross proceeds to the Company	$4,000,000

All payments that have been made or that may be required to be made by the Company to a selling stockholder in the first year of the convertible notes	$2,178,906

Net proceeds to the Company if we make all such payments to a selling stockholder	$1,821,095

All payments that have been made or that may be required to be made by the Company to a selling stockholder in the first year of the convertible notes as a percentage of net proceeds	119.6%

The combined total possible profit to be realized as a result of any conversion discounts regarding the securities underlying the convertible notes (1)	$995,375

The combined total possible profit to be realized as a result of any conversion discounts regarding the securities underlying the convertible notes as a percentage of net proceeds	54.7%

(1)	As calculated in “Selling Stockholder - Potential Profits to Selling Stockholder” using the date of issuance as the conversion date for each tranche. The actual profit as a result of the conversion discount cannot be calculated until conversion as the conversion price depends on market conditions at and before conversion, and it may be significantly greater.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer common stock at the prevailing market prices or privately negotiated price. The offering price of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our common stock may not trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

PLAN OF DISTRIBUTION

The common stock held by the selling stockholders may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sale of the selling stockholders’ common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	transactions involving cross or block trades;
•	a purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	in privately negotiated transactions;
•	broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	“at the market” into an existing market for the common stock;
•	through the writing of options on the shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

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In order to comply with the securities laws of certain states, if applicable, the shares of a selling stockholder may be sold only through registered or licensed brokers or dealers. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, or any other exemption available under the Securities Act rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus.

The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, it.

Brokers, dealers or agents participating in the distribution of the shares held by the selling stockholders as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders acquired the securities offered hereby in the ordinary course of business and has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholders. If we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

We may suspend the sale of shares by the selling stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If the selling stockholders use this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of our common stock and activities of the selling stockholders.

We have advised the selling stockholders that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding, purchasing or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

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DESCRIPTION OF SECURITIES

We are authorized by our articles of incorporation to issue an aggregate of 250,000,000 shares of common stock, par value $0.001 per share, of which 14,290,236 were outstanding as of December 6, 2018, and 100,000,000 shares of preferred stock of which none were outstanding as of December 6, 2018.

This prospectus contains only a summary of the securities that we are offering. The following summary of the terms of our common stock, preferred stock, and warrants may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our amended and restated articles of incorporation, our amended and restated bylaws and the warrants. You should refer to, and read this summary together with, our amended and restated articles of incorporation, amended and restated bylaws and the warrants to review all of the terms of our common stock, preferred stock and warrants that may be important to you.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Except as otherwise required by Nevada law, and subject to the rights of the holders of preferred stock, if any, all stockholder action is taken by the vote of a majority of the outstanding shares of common stock voting as a single class present at a meeting of stockholders at which a quorum consisting of one-half of the outstanding shares of common stock is present in person or proxy.

Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of our common stock are entitled to receive ratably, dividends when, as, and if declared by our board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock.

Anti-Takeover Provisions

The provisions of Nevada law and our bylaws may have the effect of delaying, deferring or preventing another party from acquiring control of the company. These provisions may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada Law

Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The shareholders or Board of Directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more shareholders, with at least 100 of such shareholders being both shareholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

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At this time, we do not believe we have 100 shareholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our shareholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the Board of Directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the Board of Directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Articles of Incorporation and Bylaws

Our articles of incorporation are silent as to cumulative voting rights in the election of our directors. Nevada law requires the existence of cumulative voting rights to be provided for by a corporation's articles of incorporation.  In the event that a few stockholders end up owning a significant portion of our issued and outstanding common stock, the lack of cumulative voting would make it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of us by replacing our Board of Directors. Our articles of incorporation and bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of us.

Preferred Stock

Our articles of incorporation authorize us to issue 100,000,000 shares of preferred stock. We have neither issued any preferred stock nor designated the terms of any class of preferred stock. The designation of the terms of any class of preferred stock are to be determined solely by our board of directors. As a result, without the need for any vote by our shareholders, we could issue a class of securities that we would be preferential in voting, distribution, liquidation or other rights to the securities that you may purchase in this offering.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is V Stock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598, Phone: (212) 828-8436.

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Listing

The shares of our common stock are quoted on the OTCQB under the symbol QBIO. On December 6, 2018, the last reported sale price per share for our common stock on the OTCQB as reported was $1.83.

THE PURCHASE AGREEMENT

The selling stockholders under this prospectus are offering for resale up to 2,050,000 shares of our common stock, of which 2,000,000 may be issued upon conversion of the Convertible Notes and accrued interest thereon. On September 21, 2018, we entered into the Purchase Agreement with a selling stockholder. Pursuant to the Purchase Agreement, that selling stockholder purchased $4,000,000 worth of Convertible Notes from us.

We sold $2,000,000 worth of Convertible Notes to a selling stockholder on September 21, 2018, and we sold an additional $2,000,000 worth of Convertible Notes on November 1, 2018. The conversion price of the Convertible Notes will be the lesser of (i) $4.00 and (ii) 93% of the four lowest VWAPs during the last ten trading days immediately preceding the date of such conversion, but in no event will the conversion price be less than $2.00.

The Market Price shall be the average of the four lowest daily volume weighted average prices of the Company’s common stock (as reported by Bloomberg) over the ten consecutive trading days immediately preceding the applicable date.

The Convertible Notes contemplated in the Purchase Agreement mature on March 21, 2020 (“Maturity”). The rate of interest on the Convertible Notes will be 5.5% per annum.

If, after six months from closing, the daily VWAP of our common stock is less than $2.00 for 20 consecutive trading days, the Convertible Notes will become payable in equal monthly installments until the earlier of Maturity or the date that the 20 consecutive trading day VWAP exceeds $2.00. Monthly payments will include principal, interest and a redemption premium equal to 20% of the principal amount being redeemed (the “Amortization Payments”). Amortization Payments will be reduced by any conversion since the payment of our prior Amortization Payment. To avoid an event of default and to extend the period for 30 days in which an Amortization Payment under this Section would be required, the Company may make a payment equal to ten percent of the Amortization Payment due through the issuance of free-trading shares of common stock. We may exercise such extension mechanism no more than two times.

We, in our sole discretion, may redeem in cash any and all amounts owed under the Convertible Notes prior to Maturity by providing the selling stockholder that holds the Convertible Notes with five business days advance notice. In such a case, we would pay a redemption premium equal to 10% of the principal amount being redeemed prior to March 21, 2019 and 20% thereafter.

As of December 6, 2018, there were 14,290,236 shares of our common stock outstanding, of which 11,308,561 shares were held by non-affiliates. If the selling stockholder that holds the Convertible Notes converts the Convertible Notes, the ownership position of the shareholders prior to the conversion would be diluted. If such selling stockholder converts the Convertible Notes into 2,000,000 of the shares being registered under the registration statement of which this prospectus forms a part, such shares would represent 12.3% of all of our then outstanding shares and 15.0% of the then total number of shares held by non-affiliates (assuming no further issuances). Under the terms of a Registration Rights Agreement entered into with the selling stockholder that holds the Convertible Notes at the same time as the Purchase Agreement, we must register with the U.S. Securities and Exchange Commission 2,000,000 shares of common stock underlying the Convertible Notes for resale by such selling stockholder. However, the Convertible Notes may be converted into more than the 2,000,000 shares of our common stock being offered under this prospectus. The number of shares ultimately offered for resale by such selling stockholder depends upon the number of Convertible Notes we sell to it under the Purchase Agreement, the market price of our common stock (subject to a floor and ceiling if we are not in default of the Convertible Notes), if we redeem the Convertible Notes and if we are in default on the Convertible Notes.

In the event registration statements are not timely filed or declared effective, then the Company shall pay to such selling stockholder a cash amount within three business days of the end of each month equal to 2% per month of the outstanding principal balance of the Notes as liquidated damages and not as a penalty. Liquidated damages are capped at 24%.

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Issuances of Convertible Notes in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any conversion of such notes. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to the Equity Purchaser.

SELLING STOCKHOLDERS

Material Relationships

25,000 of the shares of common stock being offered by the selling stockholders were issued to Roth Capital Partners as consideration for its waiver of a right of first refusal in connection with the sale of the Convertible Notes. Apart from acting as the Lead Placement Agent in our February 2018 public offering, Roth Capital Partners has not had any material relationship with us within the past three years.

25,000 of the shares of common stock being offered by the selling stockholders were issued to CIM Securities, LLC as consideration for advisory services in connection with our sale of the Convertible Notes. Apart from acting as the Co-Lead Placement Agent in our February 2018 public offering and as the placement agent in an August 2017 private placement, CIM Securities, LLC has not had any material relationship with us within the past three years.

2,000,000 of the shares of common stock being offered by the selling stockholders are those issuable to YA II PN, Ltd. upon conversion of the Convertible Notes. We are registering the shares of common stock in order to permit such selling stockholder to offer the shares for resale from time to time. In November 2016, we entered into a convertible debenture purchase agreement, pursuant to which we sold $4,000,000 of convertible debentures to such selling stockholder between November 2016 and April 2017. All of the convertible debentures issued pursuant to the 2016 convertible debenture purchase agreement were converted into shares of our common stock.

In February 2018, D-Beta One EQ, Ltd., our affiliate, purchased $500,000 of units in a primary registered offering that was made under registration number 333-222008.

Except as described above, the entry into the Purchase Agreement and the issuance of securities thereunder, YA II PN, Ltd. has not had any material relationship with us within the past three years.

Beneficial Ownership

The table below lists the selling stockholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder as of December 6, 2018, assuming conversion of the Convertible Notes but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholder and does not take in account any limitations on conversion of the Convertible Notes set forth therein.

The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Under the terms of the Convertible Notes and the Purchase Agreement, the selling stockholder may not convert the Convertible Notes and we may not exercise the puts under the Purchase Agreement to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.9%. The number of shares in the second column reflects these limitations. The selling stockholder may sell all, some or none of its shares in this offering.  See “Plan of Distribution”.

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Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering (2)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (2)	Number of Shares of Common Stock Owned After Offering (3)	Number of Shares Which May Be Sold in This Offering As A Percentage of Currently Outstanding Shares (4)	Percentage of Shares of Common Stock Owned After the Offering (2)(5)
YA II PN, LTD.(1)	1,509,371	2,000,000	674,371	14.0%	4.0%
Roth Capital Partners(6)	75,724	25,000	50,724	0.2%	0.4%
CIM Securities, LLC(7)	30,000	25,000	5,000	0.2%	*

*less than 0.1%

(1)	Includes 318,250 shares of common stock underlying warrants beneficially held by YA II PN, Ltd. and its affiliate D-Beta One EQ, Ltd. Also includes 1,000,000 shares underlying the convertible note purchased by YA II PN, Ltd (“YA”), the investor under the Purchase Agreement. Yorkville Advisors Global, LP ("Yorkville LP") is YA II PN, Ltd.’s. investment manager and Yorkville Advisors Global II, LLC ("Yorkville LLC") is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC's President and Managing Member, Mr. Matthew Beckman. The address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092, Attention: Matthew Beckman.
(2)	Includes shares of common stock underlying the Convertible Notes that are covered by this prospectus, including any such securities that, due to contractual restrictions, may not be exercisable if such conversion or put would result in beneficial ownership greater than 4.9%.
(3)	Represents (i) shares of common stock underlying warrants exercisable within 60 days and (ii) the difference between the maximum number of shares into which the principal and interest on the Convertible Notes may be converted and the shares being registered under the registration statement of which this prospectus forms a part.
(4)	Assumes that the total number of our issued and outstanding common shares remains unchanged at 14,290,236 prior to the issuance of the common shares underlying the Convertible Notes. If all of the shares are sold pursuant to this offering and the total number of our issued and outstanding common shares otherwise remains unchanged at 14,290,236, such shares sold in this offering shall equal approximately 12.3% of the then issued outstanding shares of our common stock
(5)	Assumes that we do not issue any other shares of common stock other than shares of common stock underlying warrants exercisable by such person within 60 days of the date as of which the information is provided and shares underlying the Convertible Notes held by such person. Further assumes that the selling stockholder holding the Convertible Notes exercises its right to convert all of the principal and interest on the Convertible Notes at the floor price of $2.00 and that it sells all of the shares offered pursuant to this prospectus.
(6)	Includes 50,724 shares of common stock underlying warrants beneficially held by Roth Capital Partners, LLC. Byron Roth and Gordon Roth have ultimate dispositive and voting control over the shares held by Roth Capital Partners, LLC
(7)	Sinh Ly has voting and dispositive power over the shares held by CIM Securities, Inc.

Additional Selling Stockholder Information Regarding the Selling Stockholder Holding the Convertible Notes

Number of Shares outstanding prior to the Convertible Notes transaction held by persons other than YA II PN, Ltd., affiliates of the Company, and affiliates of YA II PN, Ltd.	11,145,512
Number of Shares registered for resale by YA II PN, Ltd. or affiliates of YA II PN, Ltd. in prior registration statements (1)	1,775,000
Number of Shares registered for resale by YA II PN, Ltd. or affiliates of YA II PN, Ltd. that continue to be held by YA II PN, Ltd. or affiliates of YA II PN, Ltd.	9,230
Number of Shares that have been sold in registered resale transactions by YA II PN, Ltd. or affiliates of YA II PN, Ltd. (2)	1,031,497
Number of Shares registered for resale on behalf of YA II PN, Ltd. or affiliates of YA II PN, Ltd. in the current transaction	2,000,000

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(1)	These were shares underlying the convertible notes issued pursuant to a convertible debenture purchase agreement of 2016 and that were registered on a registration statement on Form S-1 declared effective on April 6, 2017 (registration no. 333-216618).

(2)	These shares were resold in resale transactions registered on a registration statement on Form S-1 declared effective on April 6, 2017 (registration no. 333-215618) of which 649,394 were resold pursuant to that registration statement since October 18, 2017.

Potential Profits to the Selling Stockholder Holding the Convertible Notes

The table below sets out that the total possible profit that YA II PN, Ltd., the selling stockholder holding the Convertible Notes, can realize as a result of the conversion discount for the securities underlying the convertible notes is $1,709,137.  For the purposes of this table we have used September 21, 2018 as the date of sale for the shares of common stock underlying the first $2,000,000 convertible note, which is the date that the first convertible note was issued and sold to YA II PN, Ltd, and November 1, 2018 as the date of sale for the shares of common stock underlying the second $2,000,000 convertible note , which is the date that the second convertible note was issued and sold to YA II PN, Ltd, .

	$2,000,000 of Convertible Notes	$2,000,000 of Convertible Notes

Closing market price per share of the underlying securities on date of issuance	$2.97	$2.20

Conversion price per share securities on date of issuance	$2.0809	$2.0553

Total possible shares to be received in connection with the conversion of the securities at such conversion price (1)	$961,134	$973,094

Combined market price of the total number of underlying shares (1)	$2,854,180	2,140,807

Total possible shares to be received and the combined conversion price of the total number of shares	$2,000,000	$2,000,000
Total possible discount to the market price as of the date of sale of the secured convertible notes	$0.8991	$0.1447

Total possible profit that could be realized as a result of the conversion discount as of the date of sale of the secured convertible notes	$854,180	$140,807

(1)	Excludes interest of 5.5% per annum.

If at any time 93% of the average of the 4 lowest daily VWAP’s during the 10 consecutive trading days immediately preceding a conversion date is greater than $4.00, then the conversion price will be fixed at $4.00.  In that case, the total possible profit that YA II PN, Ltd. can realize on a per share basis will be equal to the market price at such time minus the conversion price of $4.00.  There is no upper limit on the potential profit that YA II PN, Ltd. can realize in such cases.

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BUSINESS

We are a biotechnology acceleration and development company focused on acquiring and in-licensing pre-clinical, clinical-stage and approved life sciences therapeutic products. Currently, we have a portfolio of five therapeutic product candidates, including (i) MetastronTM, an FDA approved product, that is a radiopharmaceutical for metastatic cancer bone pain, (ii) Strontium 89, the only generic form of Metastron (Strontium-89 Chloride injection) approved by the FDA, (iii) QBM-001, a development-stage product candidate for rare pediatric non-verbal autism spectrum disorder, (iv) Uttroside-B, a development-stage product candidate for liver cancer, and (v) MAN 01, a development-stage product candidate for glaucoma. Our. We aim to maximize risk-adjusted returns by focusing on multiple assets throughout the discovery and development cycle. We expect to benefit from early positioning in privately-held assets, thereby enabling us to capitalize on valuation growth as these assets move forward in their development.

Our mission is to:

(i)	license and acquire pre-commercial innovative life sciences assets in different stages of development and therapeutic areas from academia or small private companies;

(ii)	license and acquire FDA approved drugs and medical devices with limited current and commercial activity; and

(iii)	accelerate and advance our assets to the next value inflection point by providing: strategic capital, business development and financial advice and experienced sector specific advisors.

In the first quarter of 2019, we plan: (i) to generate revenue from our Strontium 89 product for pain palliation in bone metastases; and (ii) file an IND and following FDA acceptance, to commence a phase 2/3 pivotal trial with our QBM-001 asset to address a non-verbal learning disorder in autistic children. In our 2019 fiscal year, we intend to file investigational new drug applications, or INDs, with FDA for each of our Uttroside-B and MAN 01 assets for the treatment of liver cancer and glaucoma, respectively.

Following is a summary of our product pipeline.

Our Strategy

Our goal is to become a leading biotechnology acceleration and development company with a diversified portfolio of therapeutic products commercially available and in development. To achieve this goal, we are executing on the following strategy:

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●

Strategically collaborate or in- and out-license select programs.

We seek to collaborate or in- and out-license certain potentially therapeutic candidate products to biotechnology or pharmaceutical companies for preclinical and clinical development and commercialization.

●

Highly leverage external talent and resources.

We plan to maintain and further build our team which is skilled in evaluating technologies for development and product development towards commercialization. By partnering with industry specific experts, we are able to identify undervalued assets that we can fund and assist in enhancing inherent value. We plan to continue to rely on the extensive experience of our management team to execute on our objectives.

●

Evaluate commercialization and monetization strategies on a product-by-product basis in order to maximize the value of our product candidates or future potential products.

As we move our drug candidates through development toward regulatory approval, we will evaluate several options for each drug candidate’s commercialization or monetization strategy. These options include building our own internal sales force; entering into a joint marketing partnership with another pharmaceutical or biotechnology company, whereby we jointly sell and market the product; and out-licensing any product that we develop by ourselves or jointly with another party, whereby another pharmaceutical or biotechnology company sells and markets such product and pays us a royalty on sales. Our decision will be made separately for each product and will be based on a number of factors including capital necessary to execute on each option, size of the market to be addressed and terms of potential offers from other pharmaceutical and biotechnology companies. It is too early for us to know which of these options we will pursue for our drug candidates, assuming their successful development.

●

Acquire commercially or near-commercially ready products and build out the current market for such.

In addition to acquiring pre-clinical product candidates, in assembling a diversified portfolio of healthcare assets, we plan on acquiring assets that are either FDA approved or are reasonably expected to be FDA approved within 12 months of our acquiring them. We anticipate hiring a contract sales organization to assume the bulk of the sales and distribution efforts related to any such product.

General Information

We were incorporated in the State of Nevada on November 22, 2013 under the name ISMO Technology Solutions and attempted to establish a base of operation in the information technology sector and provide IT hardware, software and support solutions to businesses and households. However, we did not pursue our business plan to any great extent due to the deteriorating health of the major shareholder and CEO, Mr. Enrique Navas.

On August 5, 2015, we recorded a stock split effectuated in the form a stock dividend. The stock dividend was paid at a rate of 1.5 “new” shares for every one issued and outstanding share held. All common share amounts and per share amounts as referred throughout this prospectus have been adjusted to reflect the stock split.

On April 21, 2015, we issued 2,500,000 shares of our common stock to Mr. Denis Corin pursuant to a consulting agreement and Mr. Corin also agreed to join the Board of Directors. On July 15, 2016, we issued to Mr. Corin five-year warrants to purchase 150,000 shares of common stock at a price of $1.45 per share.

On June 1, 2015, our shareholders elected Mr. William Rosenstadt to the Board of Directors and appointed him as Chief Legal Officer.  In exchange for such services for a one-year term, we agreed to pay Mr. Rosenstadt 375,000 shares of our common stock. We engaged the law firm at which Mr. Rosenstadt is a partner to provide us with legal services. We have paid for these services through the issuance to such law firm of 500,000 shares of our common stock on June 1, 2015, five-year warrants to purchase 250,000 shares of common stock at a price of $4.15 per share on January 15, 2016 and five-year warrants to purchase 50,000 shares of common stock at a price of $1.45 per share on July 16, 2016. On July 15, 2016, we issued Mr. Rosenstadt five-year warrants to purchase 150,000 shares of common stock at a price of $1.45 per share for his services as a director.

Also on June 1, 2015, our Board of Directors determined it was in the best interest of the Company to establish a base of operations in the biomedical industry. As a result, the Board of Directors approved a change in the Company’s name from “ISMO Tech Solutions, Inc.” to “Q BioMed Inc.”  Q BioMed Inc. established its business as a biomedical acceleration and development company focused on licensing, acquiring and providing strategic resources to life sciences and healthcare companies.

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On July 23, 2015, our founder and CEO, Mr. Enrique Navas, resigned from his position a director of our company and any positions that he held as an officer of the Company. This resignation did not result from any dispute or disagreement with us, our independent accountants, our counsel or our operations, policies and practices. Mr. Navas agreed to return 3,750,000 shares of common stock owned by him to the treasury.

On October 27, 2015, we filed a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of Nevada to increase the number of shares of common stock that we are authorized to issue from 100,000,000 shares to 250,000,000 shares. The Certificate of Amendment affected no provisions of our Articles of Incorporation other than the number of common stock that were are authorized to issue, and we are still authorized to issue 100,000,000 shares of preferred stock.

Our Drug Discovery Approach

We aim to acquire or license and have assembled a pipeline of multiple therapeutics in development stages ranging from early pre-clinical to commercial ready. Our model seeks to diversify risk by broadening the therapeutic areas we work in as well as providing multiple catalysts as we advance assets through the clinical and regulatory process.

Our mission is to:

(i)	license and acquire pre-commercial innovative life sciences assets in different stages of development and therapeutic areas from academia or small private companies;

(ii)	license and acquire FDA approved drugs and medical devices with limited current and commercial activity;

(iii)	accelerate and advance our assets to the next value inflection point by providing: (A) strategic capital, (B) business development and financial advice and (C) experienced sector specific advisors.

Our Research and Development Activities

In the fiscal years ended November 30, 2017 and 2016, we incurred approximately $3.1 million and $1.3 million, respectively, on research and development activities, including the issuance of 125,000 and 50,000 shares of common stock issued to Asdera LLC (“Asdera”) and Bio-Nucleonics Inc. (“BNI”) in the corresponding year, valued at approximately $488,000 and $161,000, respectively. In the nine months ended August 31, 2018, we have incurred approximately $2.6 million on research and development activities.

Mannin Intellectual Property

On October 29, 2015, we entered into a Patent and Technology License and Purchase Option Agreement with Mannin whereby we were granted a worldwide, exclusive license on, and option to acquire, certain Mannin intellectual property, or IP, within the four-year term.

The Mannin IP is initially focused on developing a first-in-class eye drop treatment for glaucoma. The technology platform may be expanded in scope beyond ophthalmological uses and may include cystic kidney disease and others. The initial cost to acquire the exclusive license from Mannin was $50,000 and the issuance of 200,000 shares of our common stock, valued at $548,000, subject to an 18-month restriction from trading and subsequent leak-out conditions. Upon Mannin completing a successful phase 1 proof of concept trial in glaucoma, we will be obligated to issue an additional 1,000,000 shares of our common stock to Mannin, also subject to leak-out conditions. We believe this milestone could occur in 2019.

Pursuant to the exclusive license from Mannin, we may purchase the Mannin IP by October 29, 2019 in exchange for: (i) investing a minimum of $4,000,000 into the development of the Mannin IP and (ii) possibly issuing Mannin additional shares of our common stock based on meeting pre-determined valuation and market conditions.  During the year ended November 30, 2016, we incurred approximately $1.1 million in research and development expenses to fund the costs of development of the eye drop treatment for glaucoma pursuant to the exclusive license, of which an aggregate of $654,000 was already paid as of November 30, 2016.  Through August 31, 2018, we funded an aggregate of $4.6 million to Mannin under the exclusive license.

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In the event that: (i) we do not exercise the option to purchase the Mannin IP; (ii) we fail to invest the $4,000,000 within four years from the date of the exclusive license; or (iii) we fail to make a diligent, good faith and commercially reasonable effort to progress the Mannin IP, all Mannin IP shall revert back to Mannin and we shall be granted the right to collect twice the monies invested through that date of reversion by way of a royalty along with other consideration which may be perpetual.

MAN 01 – New Vascular Therapeutics including Primary Open Angle Glaucoma

Mannin is utilizing a proprietary research platform technology to address the need for a new class of drugs to treat various vascular diseases. Our lead indication is for a first-in-class therapeutic eye-drop for the treatment of Primary Open Angle Glaucoma.

We are developing a first-in-class drug targeting the Schlemm's canal and its role in regulating interocular eye pressure, one of the leading causes of glaucoma. No other glaucoma company is targeting the Schlemm's canal, the main drainage pathway in the eye. This unique vessel is responsible for 70-90% of the fluid drainage in the eye. The MAN 01 drug is currently in the lead optimization stage of its pre-clinical testing. We aim to initiate IND enabling studies in 2019.

Recently, a number of significant deals and announcements have been made in the ophthalmology space. Aerie Pharmaceuticals, Inc. announced successful efficacy data from its first phase III registration study, Mercury 1, on Roclatan. Roclatan (once daily) is being evaluated for its ability of lowering intraocular pressure, or IOP, in patients with glaucoma or ocular hypertension. The success of this Aerie trial is an indication of the importance of this market, and the acute need for novel drugs to treat the over 60 million sufferers of this disease. In addition, in October 2015, Allergan plc, a leading global pharmaceutical company, acquired AqueSys, Inc. a private clinical stage medical device company focused on developing ocular implants that reduce IOP associated with glaucoma, in an all-cash transaction for a $300 million upfront payment and regulatory approval and commercialization milestone payments related to AqueSys' lead development programs.

Other Mannin Product Candidates

We believe that a deep pipeline of novel therapeutics can be developed from the Mannin research platform, which would treat a spectrum of vascular diseases including Cystic Kidney Disease, Pediatric Glaucoma and Inflammation. We are exploring the potential for the following drugs:

•	MAN-02. A drug designed for the treatment for Acute Kidney Injury, which contributes to high morbidity and mortality rate in a wide range of injuries, including common clinical care settings such as coronary artery bypass surgery, contrast-induced nephropathy and sickle cell nephropathy.

•	MAN-03. We believe this pharmacologic small molecule could protect the lungs and slow disease progression in patients with Pulmonary Artery Hypertension. MAN-03 could also provide protection to the myocardium in patients with Congestive Heart Failure and Myocardial Ischemia.

•	MAN-04. This drug is intended to be an intervention that would target Ang-Tie2 pathway. Such interventions have been shown to play an important role in reducing the severity of viral and bacterial infections such as influenza, sepsis, tuberculosis, anthrax, toxic shock syndrome, cerebral malaria and Ebola, by promoting positive host-directed therapeutic (HDT) responses.

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MetastronTM Intellectual Property

On November 23, 2018, we acquired product rights, trademarks and other intellectual property for MetastronTM from GE Healthcare Limited. The acquisition included the market authorization for the sale of MetastronTM in 22 countries, including the United States, the United Kingdom, Japan, Germany and China. The term of the patents relating to MetastronTM had expired, and we received no patents as part of the acquisition.

MetastronTM is an FDA approved drug for pain palliation in bone metastases, primarily from breast, prostate and lung cancers. It and is reimbursable by Medicare and other healthcare insurance payors. MetastronTM is a pure beta emitting radiopharmaceutical. It is a chemical analog of calcium and for this reason, localizes in bone. There is a significant concentration of both calcium and strontium analogs at the site of active osteoblastic activity. This is the biochemical basis for its use in treating metastatic bone disease. We plan on exploring options to broaden the technology platform of either MetastronTM or our generic Strontium Chloride SR89 in scope to uses beyond metastatic cancer bone pain.

MetastronTM shows prolonged retention in metastatic bone lesions with a biological half-life of over 50 days, remaining up to 100 days after injection of the radiopharmaceutical, whereas the half-life in normal bone tissue is approximately 14 days. MetastronTM has been shown to decrease pain in patients with osteoblastic metastases resulting from prostate, breast and other cancers. When MetastronTM is used, pain palliation occurs in up to 80% of patients within 2 to 3 weeks after administration and lasts from 3 to 12 months with an average of about 6 months.

In the United States, of the estimated 450,000 individuals newly diagnosed with either breast or prostate cancer, one in three will develop bone metastases, a common cause of pain in cancer patients. These figures are expected to increase as the potential patient population ages.

MetastronTM is a non-opioid drug for the treatment of debilitating metastatic cancer pain in the bone. We believe there is a significant opportunity to market this effective drug as practitioners and caregivers are being encouraged to reexamine their use of opiates for treating patients in pain. We estimate the palliation market to be approximately $300 million annually. Additional therapeutic indications for MetastronTM may be possible, and we intend to pursue those in 2019, hopefully resulting in entry into a multi-billion dollar therapeutic area.

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BioNucleonics Intellectual Property

On May 30, 2016, we entered into a Patent and Technology License and Purchase Option Agreement with BNI, which agreement was amended on September 6, 2016, whereby we were granted a worldwide, exclusive license on certain BNI intellectual property and the option to acquire the BNI IP within three years of the BNI.

The BNI IP consists of generic Strontium Chloride SR89 (Generic Metastron®) and all of BNI’s intellectual property relating to it. Currently, SR89 is a radiopharmaceutical therapeutic for cancer bone pain therapy. Our version is the only FDA approved generic version of MetastronTM. We plan on exploring options to broaden the technology platform of either Strontium Chloride SR89 or MetastronTM in scope to uses beyond metastatic cancer bone pain. In exchange for the consideration, we agreed, upon reaching various milestones, to issue to BNI an aggregate of 110,000 shares of common stock (which may be reduced if certain milestones are not met) that are subject to restriction from trading until commercialization of the product (which we anticipate will occur in the first quarter of 2019) and subsequent leak-out conditions, and provide funding to BNI for an aggregate of $850,000 in cash, of which we had paid $838,000 as of August 31, 2018. Once we have funded up to $850,000 in cash, we may exercise the option to acquire the BNI IP at no additional charge. In September 2016, we issued 50,000 shares of common stock, with a fair value of $160,500, to BNI pursuant to the exclusive license from BNI. After the damaging 2017 hurricanes compromised our Texas-based contract manufacturing facility, we along with BNI elected to move our manufacturing to another facility. The FDA requires a Prior Approval Supplement (PAS) to be filed to approve this new facility to manufacture SR89. This was a lengthy process and required a significant paper filing and validation process and possible inspection by the FDA. This filing has been completed, and as a result, additional fees have been paid to BNI. We have agreed to pay them an additional $125,000 and 100,000 shares in milestone payments on completion of the PAS process and approval of the facility. In addition, we will take assignment of the ANDA.

We were obligated to provide further funding to BNI up to a total of $163,500 to settle certain long-term debt on behalf of BioNucleonics.  To this end, we had provided an aggregate of approximately $59,000 through August 25, 2017 to BNI as full settlement of its obligations, which we recognized as research and development expenses in the accompanying Statements of Operations.

In the event that: (i) we do not exercise the option to purchase the BNI IP; (ii) we fail to invest the $850,000 within three years from the date of the exclusive license; or (iii) we fail to make a diligent, good faith and commercially reasonable effort to progress the BNI IP, all BNI IP shall revert back to BNI and we shall be granted the right to collect twenty percent of the monies invested through that date of reversion by way of a royalty until such time that the aggregate of royalties paid exceeds twice the aggregate of all total cash investment paid by Q Bio along with other consideration which may be perpetual.

ASDERA Intellectual Property

On April 21, 2017, we entered into a License Agreement on Patent & Know-How Technology with ASDERA whereby we were granted a worldwide, exclusive, license on certain ASDERA intellectual property.

Among the more than 60,000 US children who develop autism spectrum disorders, or ASD, every year, approximately 20,000 become nonverbal and will have to rely on assisted living for the rest of their lives. The ASDERA IP is intended to treat the rare pediatric condition (nonverbal disorder) during the second year of life, when children learn to speak. Many of the children who miss this treatment window will become non-verbal for all of their lives. Currently, there is no treatment for this nonverbal disorder. The ASDERA IP is not intended to treat other aspects of ASD or to be used beyond the estimated treatment window. The ASDERA IP consists of patent-rights and know-how relating to a product candidate named ASD-002 (now identified as QBM-001). Further research with the nonverbal autistic group that we are targeting with QBM-001, led to the opportunity to pursue a pleotherapy approach. The result is a product that targets multiple pathways that we believe provides a safe and more desirable outcome. This approach provides more IP in addition to a formulation that is designed to ensure a sustained release of QBM-001.

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The initial cost to acquire the exclusive license from ASDERA was $50,000 and the issuance of 125,000 shares of our unregistered common stock subject to leak-out conditions after the Rule 144 period has ended. In addition to royalties based upon net sales of the product candidate, if any, we are required to make additional payments upon the following milestones:

●	the filing of an investigational new drug application, or IND, with the US Food and Drug Administration for Asdera;

●	successful interim results of Phase II/III clinical trial of the product candidate;

●	FDA acceptance of a new drug application;

●	FDA approval of the product candidate; and

●  achieving certain worldwide net sales.

Subject to the terms of the Agreement, we will be in control of the development and commercialization of the product candidate and are responsible for the costs of such development and commercialization.  We have undertaken a good-faith commitment to (i) initiate a Phase II/III clinical trial at the earlier of the two-year anniversary of the Agreement or one year from the FDA’s approval of the IND and (ii) to make our first commercial sale by the fifth-anniversary of the Agreement.  Failure to show a good-faith effort to meet those goals would mean that the ASDERA IP would revert to ASDERA.  Upon such reversion, ASDERA would be obligated to pay us royalties on any sales of products derived from the ASDERA IP until such time that ASDERA has paid us twice the sum that we had provided ASDERA prior to the reversion.

QBM-001 - Addressing Rare Pediatric Non-verbal Spectrum Disorder

Causes of non-verbal learning disorder have been linked to several complications that range from a specific mutated gene as with Fragile X Syndrome and Dravet Syndrome or autoimmunity, where the body’s immune system is attacking parts of the brain. Trauma, microbial infections and environmental factors have also been linked to non-verbal learning disorder. Ongoing research is helping to further explain the root cause of why children become non-verbal or minimally verbal.

Children born into families where there is a genetic history of autism or epileptic spectrum disorders or that have a sibling that has been diagnosed with an autistic or epileptic spectrum disorder have a much higher chance of becoming non-verbal.

More than 60,000 US children develop Autism Spectrum Disorders (“ASD”) every year, of whom 20,000 become non-verbal. A similar number of children with ASD symptoms in Europe develop pediatric non-verbal disorder each year. No drugs are currently available to ameliorate this condition. In the United States, of the estimated 20,000 who become non- or minimally verbal and will require assisted living for the rest of their life. The lifetime cost of that care is estimated at $10 million per person.

Cognitive intervention is the only form for treatment that has shown to help improve speech capability and social interaction, however, it has not been able to alleviate the lifetime burden of $10 million per person for cost of care. This is compounded by an additional $10 million during the lifespan of the person due to loss in productivity in addition to severe emotional strain for the child and the parents.

QBM-001 is proposed to be given to high-risk genetically identified children during the second year of life to regulate faulty membrane channels that are known to cause migraines and/or seizures. This drug acts as an allosteric regulator of these faulty channels in the brain to potentially alleviate the condition and allow toddlers to actively develop language and speech and avoid life-long speech and intellectual disability of being non-verbal

As there are no treatment option for these patients, we believe there is a significant economic opportunity to bring a drug to market in this indication. The active ingredient in our compound is well known and has been approved by worldwide regulators for many years. Using a novel delivery and formulation for the active ingredient, we intend to advance this drug through the 505(b)2 pathway in a single pivotal clinical trial expected to commence in 2019.

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RGCB and OMRF Intellectual Property

On June 15, 2017, we entered into a Technology License Agreement RGCB and OMRF whereby they granted us a worldwide, exclusive, license on intellectual property related to Uttroside-B.  Uttroside-B is a chemical compound derived from the plant Solanum nigrum Linn, also known as Black Nightshade or Makoi.  We seek to use the Uttroside-B IP to create a chemotherapeutic agent against liver cancer.

The initial cost to acquire the exclusive license for Uttroside is $10,000. In addition to royalties based upon net sales of the product candidate, if any, we are required to make additional payments upon the following milestones:

●	the completion of certain preclinical studies;

●	the filing of an investigational new drug application with the US Food and Drug Administration or the filing of the equivalent application with an equivalent governmental agency;

●	successful completion of each of Phase I, Phase II and Phase III clinical trials;

●	FDA approval of the product candidate;

●	approval by the foreign equivalent of the FDA of the product candidate;

●	achieving certain worldwide net sales; and

●	a change of control of our Company.

Subject to the terms of the exclusive license for Uttroside, we will be in control of the development and commercialization of the product candidate and are responsible for the costs of such development and commercialization.  We have undertaken a good-faith commitment to (i) fund the pre-clinical trials and (ii) to initiate a Phase II clinical trial within six years of the date of the Agreement.  Failure to show a good-faith effort to meet those goals would mean that the exclusive license for Uttroside would revert to the licensors.

UTTROSIDE-B - A Novel Chemotherapeutic for Liver Cancer

The liver is the football-sized organ in the upper right area of the belly. Symptoms of liver cancer are uncommon in the early stages. Liver cancer treatments vary, but may include removal of part of the liver, liver transplant, chemotherapy, and in some cases radiation. Primary liver cancer (hepatocellular carcinoma) tends to occur in livers damaged by birth defects, alcohol abuse, or chronic infection with diseases such as hepatitis B and C, hemochromatosis (a hereditary disease associated with too much iron in the liver), and cirrhosis. In the United States, the average age at onset of liver cancer is 63 years. Men are more likely to develop liver cancer than women, by a ratio of 2 to 1.

The only currently marketed drug is a tryosine kinase inhibitor antineoplastic agent, sorafinib. Current sales of sorafinib are estimated at $1 billion per year.

Uttroside-B appears to affect phosphorylated JNK (pro survival signaling) and capcase activity (apoptosis in liver cancer). It is a natural compound fractionated Saponin derived from the Solarim Nigrum plant. It is a small molecule that showed in early investigation to increase the cytotoxicity of a variety of liver cancer cell types and importantly to be up to ten times more potent than Sorafenib in pre-clinical studies. This potency motivated us to work with our partners to synthesize the molecule and move into a clinical program. Synthesis is complete and we are finalizing purification and scale up. We plan to initiate clinical work in 2019.

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Patents and Intellectual Property Rights

If product candidates that we acquired do not have adequate intellectual protection, we will take the necessary steps to protect our proprietary therapeutic product candidate assets and associated technologies that are important to our business consisting of seeking and maintaining domestic and international patents. These may cover our product candidates and compositions, their methods of use and processes for their manufacture and any other inventions that may be commercially important to the development of our business. We also rely on trade secrets to protect aspects of our business. Our competitive position depends on our ability to obtain patents on our technologies and our potential products, to defend our patents, to protect our trade secrets and to operate without infringing valid and enforceable patents or trade secrets of others. We seek licenses from others as appropriate to enhance or maintain our competitive position.

We hold a license to all intellectual property related to each of (i) MAN 01, the drug candidate for the treatment of Primary Open Angle Glaucoma, (ii) ASD-002 (QBM-001), the drug candidate related to a nonverbal disorder associated with autism, (iii) SR89, our generic Strontium 89 Chloride (off product) product candidate for metastatic cancer bone pain therapy, and (iv) the Uttroside platform. We hold 17 trademarks related to MetastronTM.

We do not hold, and have not applied for, any patents.

Competition

We operate in highly competitive segments of the biotechnology and biopharmaceutical markets. We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies, and private and public research institutions. Our product candidates, if successfully developed and approved, will compete with established therapies, as well as new treatments that may be introduced by our competitors. Many of our competitors have significantly greater financial, product development, manufacturing and marketing resources than us. Large pharmaceutical companies have extensive experience in clinical testing and obtaining regulatory approval for drugs. In addition, many universities and private and public research institutes are active in the fields in which we research, some in direct competition with us. We also may compete with these organizations to recruit management, scientists and clinical development personnel. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. New developments, including the development of other biological and pharmaceutical technologies and methods of treating disease, occur in the pharmaceutical and life sciences industries at a rapid pace. Developments by competitors may render our product candidates obsolete or noncompetitive. We will also face competition from these third parties in recruiting and retaining qualified personnel, establishing clinical trial sites and patient registration for clinical trials and in identifying and in-licensing new product candidates.

Government Regulation

The clinical development, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing and distribution of our product candidates are subject to extensive regulation by the FDA in the United States and by comparable health authorities in foreign markets. In the United States, we are not permitted to market our product candidates until we receive approval of a BLA from the FDA. The process of obtaining BLA approval is expensive, often takes many years and can vary substantially based upon the type, complexity and novelty of the product candidates involved. In addition to the significant clinical testing requirements, our ability to obtain marketing approval for these product candidates depends on obtaining the final results of required non-clinical testing, including characterization of the manufactured components of our product candidates and validation of our manufacturing processes. The FDA may determine that our product manufacturing processes, testing procedures or facilities (or those of third parties upon which we rely) are insufficient to justify approval. Approval policies or regulations may change and the FDA has substantial discretion in the pharmaceutical approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. Despite the time and expense invested in clinical development of product candidates, regulatory approval is never guaranteed.

The FDA or another regulatory agency can delay, limit or deny approval of a product candidate for many reasons, including, but not limited to:

●	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;
●	we may be unable to demonstrate to the satisfaction of the FDA that a product candidate is safe and effective for any indication;

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●	the FDA may not accept clinical data from trials which are conducted by individual investigators or in countries where the standard of care is potentially different from the United States;
●	the results of clinical trials may not meet the level of statistical significance required by the FDA for approval;
●	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;
●	the FDA may disagree with our interpretation of data from preclinical studies or clinical trials;
●	the FDA may fail to approve our manufacturing processes or facilities or those of third-party manufacturers with which we or our collaborators contract for clinical and commercial supplies; or
●	the approval policies or regulations of the FDA may significantly change in a manner rendering our clinical data insufficient for approval.

With respect to foreign markets, approval procedures vary among countries and, in addition to the aforementioned risks, can involve additional product testing, administrative review periods and agreements with pricing authorities. In addition, recent events raising questions about the safety of certain marketed pharmaceuticals may result in increased cautiousness by the FDA and comparable foreign regulatory authorities in reviewing new pharmaceuticals based on safety, efficacy or other regulatory considerations and may result in significant delays in obtaining regulatory approvals. Any delay in obtaining, or inability to obtain, applicable regulatory approvals would prevent us from commercializing our product candidates.

Costs and Effects of Compliance with Environmental Laws

Federal, state, and international environmental laws may impose certain costs and restrictions on our business. We do not believe that we have yet spent or lost money due to these laws and regulations.

Product Liability and Insurance

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and the eventual sale and use of any product candidates, and claims could be brought against us if use or misuse of one of our product candidates causes, or merely appears to have caused, personal injury or death. While we have and intend to maintain product liability insurance relating to our clinical trials, our coverage may not be sufficient to cover claims that may be made against us and we may be unable to maintain such insurance. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources or destroy the prospects for commercialization of the product which is the subject of any such claim. We are unable to predict if we will be able to obtain or maintain product liability insurance for any products that may be approved for marketing. Additionally, we have entered into various agreements where we indemnify third parties for certain claims relating to our product candidates. These indemnification obligations may require us to pay significant sums of money for claims that are covered by these indemnifications. We currently do not maintain product liability insurance.

Employees

As of December 6, 2018, we had 1 employees and 11 management consultants.

Properties

We do not own any properties. We have leased office space in the Cayman Islands.

Legal Proceedings

We are not a party to any material pending legal proceeding, arbitration or governmental investigation, and to the best of our knowledge, no such proceedings have been initiated against us.

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MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Our common stock is listed on the Over the Counter QB (“OTCQB”) under the symbol “QBIO”. The market for our common stock is limited, volatile and sporadic. The following table sets forth, for the periods indicated, the high and low bid prices of our common stock on the OTCQB as reported by Google Finance. The following quotations reflect inter-dealer prices, without retail mark-up, markdown, or commissions, and may not reflect actual transactions. Those fiscal quarters during which there were no sales of our common stock have been labeled as “n/a”.

Quarter Ended	High Bid	Low Bid

Fiscal Year 2018
November 30, 2018	$3.37	$1.71
August 31, 2018	$3.65	$1.67
May 31, 2018	$3.95	$2.86
February 28, 2018	$5.55	$2.73

Fiscal Year 2017
November 30, 2017	$5.90	$3.48
August 31, 2017	$4.09	$3.92
May 31, 2017	$7.90	$3.35
February 29, 2017	$12.61	$3.20

Fiscal Year 2016
November 30, 2016	$6.00	$2.39
August 31, 2016	$4.14	$1.26
May 31, 2016	$4.10	$2.00
February 29, 2016	$4.69	$2.35

The last reported sales price for our shares on the OTCQB as of December 6, 2018, was $1.83 per share. As of December 6, 2018, we had approximately 108 shareholders of record at our transfer agent and over 8,000 shareholders holding in street name.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business and do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of the Board of Directors and will depend upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that the board of directors considers relevant.

Securities Authorized For Issuance under Compensation Plans

None.

Stock Incentive Plan

None.

Warrants and Convertible Securities

As of December 6, 2018, we had granted warrants exercisable into 4,868,056 shares of common stock, issued outstanding notes convertible into up to 2,000,000 shares of common stock (assuming conversion at $2.00 per share and excluding any redemption premium, interest or default penalties). The issuance of any shares of common stock pursuant to exercise of such options and warrants, the redemption of the debentures or issuances under the Purchase Agreement could be at per share price below the offering price of shares being acquired in this offering.

Recent Sales of Unregistered Securities

None.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Q BioMed Inc. was incorporated in the State of Nevada on November 22, 2013 and is a biomedical acceleration and development company focused on licensing, acquiring and providing strategic resources to life sciences and healthcare companies. We intend to mitigate risk by acquiring multiple assets over time and across a broad spectrum of healthcare related products, companies and sectors.  We intend to develop these assets to provide returns via organic growth, revenue production, out-licensing, sale or spin out.

Recent Developments

MetastronTM

On November 23, 2018, we entered into an asset sales agreement with GE Healthcare Limited to purchase its radiopharmaceutical drug, Metastron™ and all related intellectual property including to sales and distribution data, market authorizations for Metastron™ in up to 22 countries and trademarks in up to 54 countries in exchange. We expect the first commercial sale of Metastron™ to occur after the establishment of new manufacturing sites and the appropriate regulatory filings required by the jurisdictions in which Metastron™ is sold.

BNI

On September 6, 2016, we entered into the Patent and Technology License and Purchase Option Agreement with BioNucleonics Inc. whereby we were granted a worldwide, exclusive, perpetual, license on, and option to, acquire all of BNI’s assets related to an FDA approved generic drug for the treatment of pain associated with metastatic bone cancer, Strontium Chloride, within the three-year term of the exclusive license.   We have funded more than the required $850,000 in cash and may exercise our option to acquire the BNI IP at no additional charge.

In the event that: (i) we do not exercise the option to purchase the BNI IP; (ii) we fail to make the aggregate cash payment within three years from the date of the exclusive license; or (iii) we fail to make a diligent, good faith and commercially reasonable effort to progress the BNI IP, all BNI IP shall revert to BNI and we shall be granted the right to collect twice the monies invested through that date of reversion by way of a royalty along with other consideration which may be perpetual.

After the damaging 2017 hurricanes compromised our Texas-based contract manufacturing facility, we along with BNI elected to move our manufacturing to another facility. The FDA requires a Prior Approval Supplement (PAS) to be filed to approve this new facility to manufacture SR89. This was a lengthy process and required a significant paper filing and validation process and possible inspection by the FDA. This filing has been completed, and as a result additional fees have been paid to BNI. We have agreed to pay them an additional $125,000 and 100,000 shares in milestone payments on completion of the PAS process and approval of the facility. In addition, we will take assignment of the ANDA.

QBM-001

We continue to develop our intellectual property including the patent pending QBM-001 drug technology, which is being tested for pediatric developmental nonverbal disorder in toddlers within the autism spectrum disorders. Working with its medical and scientific advisors, we are now focusing on QBM-001 candidate formulations that seek to provide an improved safety profile in preclinical studies. We have visited with many potential trial sites in the US and Europe over the last 9 months in preparation for the planned clinical trial of its drug candidate.

QBM-001 targets toddlers with pediatric developmental nonverbal disorder, where an underlying commonality of this subgroup is elevated blood markers that lead to developmental delay, an autism diagnosis and eventual nonverbal or very minimally verbal capability for the rest of their lives.

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Although the nonverbal or very minimally verbal subgroup is definable by the lack of language development, there is no diagnostic tool to identify the children at risk at an early age. As such, we have now vetted diagnostic options over the last 9 months that could offer a way to diagnose these children as early as two years of age. These tools will be a part of the upcoming clinical trial in order to help validate them as potential biomarkers.

In preparation for the clinical trial, we are preparing partnerships with a Contract and Development Manufacturing Organization (CDMO) to start manufacturing, and Contract Research Organizations (CROs) to finish preclinical studies, submit a pre-IND, orphan drug designation filing and continue to secure its intellectual property through patent filings.

Uttroside

On June 15, 2017, we entered into a Technology License Agreement with RGCB and OMRF whereby they granted us the exclusive license for Uttroside on intellectual property related to Uttroside-B.  Uttroside-B is a chemical compound that we seek to use to create a chemotherapeutic agent against liver cancer.

Subject to the terms of the Uttroside exclusive license, we will be in control of the development and commercialization of the product candidate and are responsible for the costs of such development and commercialization.  We have undertaken a good-faith commitment to (i) fund the pre-clinical trials and (ii) to initiate a Phase II clinical trial within six years of the date of the Agreement.  Failure to show a good-faith effort to meet those goals would mean that the Uttroside exclusive license would revert to the licensors.

Over the last year, a total synthesis of Uttroside B has been achieved and currently we are in the final stages of purification.  We expect to initiate the final scale-up within a few months.

Mannin

Mannin is utilizing a proprietary research platform technology to develop best-in-class drugs to treat vascular disease. Our lead compound is a first-in-class small molecule therapeutic for the treatment of Primary Open Angle Glaucoma.

The biological focus of our lead program is the Schlemm's canal and its role in regulating interocular eye pressure, one of the leading causes of glaucoma. We are unaware of any other glaucoma company targeting the Schlemm's canal, and we believe this pathway to be a causative pathway in glaucoma pathology. We are in late lead optimization and aim to initiate IND enabling studies in 2019.

We believe that a deep pipeline of novel therapeutics can be developed from our research platform approach, and we evaluate opportunities to treat other vascular diseases such as acute kidney injury, cardiovascular ischemic damage, pediatric glaucoma and influenza.

Recently, there have been a number of significant deals and announcements have been made in the ophthalmology space:

·	Aerie Pharmaceuticals, Inc. announced its newly approved drug Rhopressa, also known as netarsudil, for patients with open-angle glaucoma or ocular hypertension is a Rho kinase (ROCK) inhibitor combined with a norepinephrine transport (NET) inhibitor. Rhopressa relaxes the trabecular meshwork of the eye to increase the aqueous humor outflow, thereby reducing the episcleral venous pressure.

·	Bausch and Lomb announce a new ophthalmic drug for reduction of intraocular pressure in patients with open-angle glaucoma or ocular hypertension is a modified prostaglandin analog called Vyzulta (latanoprostene bunod). Vyzulta, a latanoprost prodrug, is the first prostaglandin F2-alpha agonist linked to a nitric oxide (NO)-donating moiety. Just like Rhopressa, latanoprostene bunod is a monotherapy with a dual mechanism of action. The latanoprost prodrug lowers intraocular pressure by metabolizing into two moieties, latanoprost acid, which primarily works within the uveoscleral pathway to increase aqueous humor outflow, and butanediol mononitrate, which releases NO to increase outflow through the trabecular meshwork and Schlemm's canal.

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Financial Overview

Critical Accounting Policies and Estimates

Our management's discussion and analysis of our financial condition and results of operations is based on our audited financial statements, which have been prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP. The preparation of the financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenue generated and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management's judgments and estimates.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of November 30, 2016 and 2015.  The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and accounts payable because they are short term in nature.

FASB Accounting Standards Codification (ASC) 820 “Fair Value Measurements and Disclosures” (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

●	Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market. Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.

●	Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. To deal with this shortage of direct data, the board provided a second level of inputs that can be applied in three situations.

●	Level 3: If inputs from levels 1 and 2 are not available, FASB acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available.” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

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Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the years ended November 30, 2016 and 2015. The respective carrying value of cash and accounts payable approximated their fair values as they are short term in nature.

As of November 30, 2016, the estimated aggregate fair value of all outstanding convertible notes payable is approximately $3.3 million. The fair value estimate is based on the estimated option value of the conversion terms, since the strike price of each note series is deep in-the-money at November 30, 2016. The estimated fair value represents a Level 3 measurement.

Embedded Conversion Features

We evaluate embedded conversion features within convertible debt to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in the Statement of Operations.  If the conversion feature does not require recognition of a bifurcated derivative, the convertible debt instrument is evaluated for consideration of any beneficial conversion feature (“BCF”) requiring separate recognition. When we record a BCF, the intrinsic value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid-in capital) and amortized to interest expense over the life of the debt.

Derivative Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the Statement of Operations. Depending on the features of the derivative financial instrument, we use either the Black-Scholes option-pricing model or a binomial model to value the derivative instruments at inception and subsequent valuation dates.  The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Stock Based Compensation Issued to Nonemployees

Common stock issued to non-employees for acquiring goods or providing services is recognized at fair value when the goods are obtained or over the service period. If the award contains performance conditions, the measurement date of the award is the earlier of the date at which a commitment for performance by the non-employee is reached or the date at which performance is reached. A performance commitment is reached when performance by the non-employee is probable because of sufficiently large disincentives for nonperformance.

Research and Development

We expense the cost of research and development as incurred.  Research and development expenses comprise costs incurred in funding research and development activities, license fees, and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made, in accordance with ASC 730, Research and Development.

Income Taxes

Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled.  Deferred income tax expenses or benefits are based on the changes in the asset or liability each period.  If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized.  Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

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Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.  Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate.  Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

We apply a more-likely-than-not recognition threshold for all tax uncertainties, which only allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities. As of November 30, 2016, we reviewed our tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on us.

Our policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest during the years ended November 30, 2016. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Recent accounting pronouncements

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern that will require management to evaluate whether there are conditions and events that raise substantial doubt about our ability to continue as a going concern within one year after the financial statements are issued on both an interim and annual basis. Management will be required to provide certain footnote disclosures if it concludes that substantial doubt exists or when its plans alleviate substantial doubt about our ability to continue as a going concern. We adopted ASU No. 2014-15 in the fourth quarter of 2016, and its adoption did not have a material impact on our financial statements.

In March 2016, the FASB issued ASU No. 2016-06, Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments. This new standard simplifies the embedded derivative analysis for debt instruments containing contingent call or put options by removing the requirement to assess whether a contingent event is related to interest rates or credit risks. This new standard will be effective for us on January 1, 2017. The adoption of this standard is not expected to have a material impact on our financial position, results of operations, or cash flows.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This new standard clarifies certain aspects of the statement of cash flows, including the classification of debt prepayment or debt extinguishment costs or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, distributions received from equity method investees and beneficial interests in securitization transactions. This new standard also clarifies that an entity should determine each separately identifiable source of use within the cash receipts and payments on the basis of the nature of the underlying cash flows. In situations in which cash receipts and payments have aspects of more than one class of cash flows and cannot be separated by source or use, the appropriate classification should depend on the activity that is likely to be the predominant source or use of cash flows for the item. This new standard will be effective for us on January 1, 2018. We are currently evaluating the impact of this new standard and does not expect it to have a material impact on our consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This new standard clarifies the definition of a business and provides a screen to determine when an integrated set of assets and activities is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This new standard will be effective for us on January 1, 2018, but may be adopted early. Adoption is prospectively applied to any business development transaction. The adoption of this standard is not expected to have a material impact on our financial position, results of operations, or cash flows.

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In July 2017, the FASB issued ASU 2017-11, “Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815). Part I of this Update addresses the complexity of accounting for certain financial instruments with down-round features. The amendments in Part I of this update change the classification analysis of certain equity-lined financial instruments (or embedded features) with down-round features. When determining whether certain financial instruments should be classified as liability or equity instruments, a down-round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. For public business entities, the amendments in Part I for this update are effective for fiscal years and interim periods with those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes the interim period. The Company is evaluating the impact of the revised guidance and believes that this will have a significant impact on its consolidated financial statements.

Unaudited Results of Operations for the three months ended August 31, 2018 and 2017:

	For the three months ended August 31,
	2018	2017
Operating expenses:
General and administrative expenses	$1,996,391	$3,038,018
Research and development expenses	989,140	697,966
Total operating expenses	2,985,531	3,735,984

Other income (expenses):
Interest expense	-	(202,160)
Interest income	-	15
Loss on conversion of debt	-	-
Loss on extinguishment of debt	-	(76,251)
Change in fair value of embedded conversion option	-	32,983
Change in fair value of warrant liability	-	-
Total other income (expenses)	-	(245,413)

Net loss	$(2,985,531)	$(3,981,397)

Operating expenses

We incur various costs and expenses in the execution of our business. Our operating expenses decreased to $3.0 million for the three months ended August 31, 2018 from $3.7 million for the corresponding period in 2017. The decrease in operating expenses was mainly due to a decrease in stock-based compensation.

Other expenses

During the three months ended August 31, 2018, there were no activities. During the three months ended August 31, 2017, other expenses included approximately $202,000 in interest expense, a gain of $33,000 for the change in fair value of embedded conversion options, and approximately $76,000 in loss on the extinguishment of debt.

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Net loss

In the three months ended August 31, 2018 and 2017, we incurred net losses of approximately $3.0 million and $4.0 million, respectively. Our management expects to continue to incur net losses for the foreseeable future, due to our need to continue to establish a broader pipeline of assets, expenditure on R&D and implement other aspects of our business plan.

Unaudited Results of Operations for the nine months ended August 31, 2018 and 2017:

	For the nine months ended August 31,
	2018	2017
Operating expenses:
General and administrative expenses	$4,547,761	$6,122,565
Research and development expenses	2,624,753	2,296,324
Total operating expenses	7,172,514	8,418,889

Other income (expenses):
Interest expense	-	(635,267)
Interest income	-	123
Loss on conversion of debt	-	(365,373)
Loss on extinguishment of debt	-	(76,251)
Change in fair value of embedded conversion option	-	(812,017)
Change in fair value of warrant liability	-	(59,870)
Total other income (expenses)	-	(1,948,655)

Net loss	$(7,172,514)	$(10,367,544)

Operating expenses

We incur various costs and expenses in the execution of our business. Our operating expenses decreased to $7.2 million for the nine months ended August 31, 2018 from $8.4 million for the corresponding period in 2017. The decrease in operating expenses was mainly due to less stock-based compensation.

Other expenses

During the nine months ended August 31, 2018, there were no activities. During the nine months ended August 31, 2017, other expenses included approximately $635,000 in interest expense, $76,000 in loss on extinguishment of debt, approximately $365,000 in loss on the conversion of debt, a loss of $812,000 for the change in fair value of embedded conversion options, and approximately $60,000 for the change in fair value of warrant liability.

Net loss

In the nine months ended August 31, 2018 and 2017, we incurred net losses of approximately $7.2 million and $10.4 million, respectively. Our management expects to continue to incur net losses for the foreseeable future, due to our need to continue to establish a broader pipeline of assets, expenditure on R&D and implement other aspects of our business plan.

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Results of Operation for the years ended November 30, 2017 and 2016

	For the year ended November 30,
	2017	2016
Operating expenses:
General and administrative expenses	$9,271,804	$5,032,257
Research and development expenses	3,099,971	1,314,250
Total operating expenses	12,371,775	6,346,507

Other income (expenses):
Interest expense	(760,314)	(480,285)
Interest income	138	-
Loss on conversion of debt	(463,578)	(85,123)
Gain (loss) on extinguishment of debt	(76,251)	134,085
Loss on issuance of convertible notes	-	(481,000)
Change in fair value of embedded conversion option	(810,017)	121,000
Change in fair value of warrant liability	(59,870)	7,587
Loss on modification of Private Placement Units	-	(41,268)
Total other expenses	(2,169,892)	(825,004)

Net loss	$(14,541,667)	$(7,171,511)

Revenues

Q BioMed Inc. was incorporated, in the State of Nevada on November 22, 2013, focusing on licensing, acquiring and providing strategic resources to life sciences and healthcare companies.  Revenue will only be possible when we have acquired licenses for commercially ready assets that can be sold. During the years ended November 30, 2017 and 2016, we did not generate any revenues.

Operating expenses

We incur various costs and expenses in the execution of our business. During the year ended November 30, 2017, we incurred approximately $12.4 million in total expenses, including approximately $9.3 million in general and administrative expenses and approximately $3.1 million in research and development expenses.  During the year ended November 30, 2016, we incurred approximately $6.3 million in total expenses, including approximately $5.0 million in general and administrative expenses and approximately $1.3 million in research and development expenses.   The increase in general and administrative expenses was mainly due to an increase in professional services, financing costs and marketing activities in fiscal year 2017 as compared to the prior year.  The increase in research and development was mainly due to the investment in manufacturing SR89 and development of Man01, pursuant to the related agreements, in fiscal 2017.

Other (income) expenses

Our total other expenses increased to $2.2 million during the year ended November 30, 2017 from $825,000 during the prior year, primarily as the result of increases in interest expense, losses on the conversion and extinguishment of debt, and the change in fair value of bifurcated conversion options of certain convertible notes.

During the year ended November 30, 2017, interest expense increased to $760,000 from $480,000 in the prior year. Interest expense in the year ended November 30, 2017 is comprised of approximately $628,000 accretion of debt discount and approximately $132,000 of accrued interest expense based on the coupon interest rate of the debt. Interest expense in the year ended November 30, 2016 is comprised of approximately $414,000 accretion of debt discount and approximately $66,000 of accrued interest expense based on the coupon interest rate of the debt. The increase in interest expense results from the increase in the weighted average debt balance in fiscal year 2017 compared to fiscal year 2016. All of the Company’s outstanding debt was either converted or extinguished as of November 30, 2017.

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During the year ended November 30, 2016, we recognized losses upon the issuance of convertible notes of $481,000. In connection with the issuance of our Series A, B, C Notes, and the original issuance of our Series D Notes, during the year ended November 30, 2016, the embedded conversion feature in each note was separately measured at fair value. The initial recognition resulted in an aggregate debt discount of approximately $750,000, and an aggregate loss of $481,000, which represented the excess of the fair value of the embedded conversion at initial issuance of $1.2 million over the aggregate principal amount of convertible debt issued.

During the year ended November 30, 2017, losses on conversion of debt increased to approximately $464,000 from approximately $85,000 in the prior year. The recognized losses result for the conversion of notes where the conversion option has been bifurcated for accounting purposes. As a result, conversions are recognized as an extinguishment of the bifurcated conversion option and of the loan host, which results in a gain or loss based on the difference between the carrying value of the conversion option and loan host compared to the fair value of the common stock issued to convert the note.

During the year ended November 30, 2016, we recognized a gain of approximately $134,000 resulting from a modification of outstanding Series D convertible notes that was recognized as an extinguishment.

During the year ended November 30, 2017, we recognized a loss of $810,000 as compared to a gain of $121,000 in the prior year, for the aggregate increase in fair value of conversion options embedded in convertible notes. In connection with the issuance of our Series A, B, C Notes, and the original issuance of our Series D Notes, in the years ended November 30, 2017 and 2016, the embedded conversion feature in each note was separately measured at fair value with subsequent changes in fair value recognized in current operations. We use a binomial valuation model, with fourteen steps of the binomial tree, to estimate the fair value of the embedded conversion options.

Net loss

In the years ended November 30, 2017 and 2016, we incurred net losses of approximately $14.5 million and $7.2 million, respectively. Our management expects to continue to incur net losses for the foreseeable future, due to our need to continue to open a new head office, improve our website and implement other aspects of our business plan.

Liquidity and Capital Resources

We prepared the accompanying condensed consolidated financial statements assuming that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

We have not yet established an ongoing source of revenues sufficient to cover our operating costs and allow us to continue as a going concern. We had approximately $787,000 in cash as of August 31, 2018.  Our ability to continue as a going concern depends on the ability to obtain adequate capital to fund operating losses until we generate adequate cash flows from operations to fund our operating costs and obligations. If we are unable to obtain adequate capital, we could be forced to cease operations.

We depend upon our ability, and will continue to attempt, to secure equity and/or debt financing. We cannot be certain that additional funding will be available on acceptable terms, or at all.  Our management has determined that there is substantial doubt about our ability to continue as a going concern within one year after the condensed consolidated financial statements are issued.

The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.

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Cash Flows

The following table sets forth the significant sources and uses of cash for the fiscal years ended November 30, 2017 and 2016 and the nine months ended August 31, 2018 and 2017:

	For the fiscal year ended November 30,		For the nine months ended August 31,
	2017	2016	2018	2017
Net cash (used in) provided by:
Operating activities	$(5,584,451)	$(1,545,259)	$(4,983,182)	$(3,923,455)
Financing activities	4,940,510	2,882,575	4,945,251	4,953,900
Net (decrease) increase in cash	$(643,941)	$1,337,316	$(37,931)	$1,030,445

Net cash used in operating activities was approximately $5.0 million for the nine months ended August 31, 2018 as compared to approximately $3.9 million for the nine months ended August 31, 2017.  The increase in net cash used in operating activities relates to the net loss of approximately $7.2 million for the nine months ended August 31, 2018, partially offset by aggregate non-cash expenses of approximately $2 million.  The net cash used in operating activities of approximately $3.9 million for the nine months ended August 31, 2017 results from the net loss of approximately $10.4 million, partially offset by aggregate non-cash expenses of approximately $6.5 million.

Net cash provided by financing activities was approximately $4.9 million for the nine months ended August 31, 2018, resulting from proceeds received from the issuance of common stock and warrants of approximately $5.4 million, offset by offering costs of approximately $0.5 million.  Net cash provided by financing activities was $5.0 million for the nine months ended August 31, 2017, resulting from $2.5 million in proceeds received from the issuance of convertible notes, $70,000 in proceeds from the exercise of warrants and proceeds received from the issuance of common stock and warrants of approximately $2.4 million, offset by offering costs of approximately $0.1 million.

Commitments and Contingencies

Legal

We are not currently involved in any legal matters arising in the normal course of business.  From time to time, we could become involved in disputes and various litigation matters that arise in the normal course of business.  These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters.  Periodically, we review the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, we accrue a liability for the estimated loss.  Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict.  Because of such uncertainties, accruals are based on the best information available at the time.  As additional information becomes available, we reassess the potential liability related to pending claims and litigation.

Advisory Agreements

We entered into customary consulting arrangements with various counterparties to provide consulting services, business development and investor relations services, pursuant to which we agreed to issue shares of common stock as services are received.   We issued an aggregate of approximately 159,028 shares of common stock during the nine months ended August 31, 2018.

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Lease Agreement

In December 2016, we entered into a lease agreement for its office space located in Cayman Islands for $30,000 per annum.  The initial term of the agreement ends in December 2019 and can be renewed for another three years.

Rent expense is classified within general and administrative expenses on a straight-line basis and included in the accompanying Condensed Consolidated Statements of Operations as follows:

	For the three months ended August 31,		For the nine months ended August 31,		For the year ended November 30
	2018	2017	2018	2017	2017	2016
Rent expense	$7,500	$7,500	$23,000	$17,000	$27,000	$0

License Agreement

Mannin

On October 29, 2015, we entered into a Patent and Technology License and Purchase Option Agreement (“Exclusive License”) with a vendor whereby we were granted a worldwide, exclusive, license on, and option to, acquire certain intellectual property (“Mannin IP”) which initially focused on developing a first-in-class eye drop treatment for glaucoma within the four-year term of the Exclusive License.

During the nine months ended August 31, 2018 and 2017, we incurred approximately $1.7 million and $1.4 million, respectively, in research and development expenses to fund the costs of development of the eye drop treatment for glaucoma pursuant to the Exclusive License. Pursuant to the exclusive license from Mannin, we may purchase the Mannin IP within the next four years in exchange for investing a minimum of $4,000,000 into the development of the Mannin IP. Through August 31, 2018, we have funded an aggregate of $4.6 million to Mannin under the Exclusive License. The purchase price for Mannin the IP is $30,000,000 less the amount of cash paid by the Company for development and the value of the common stock issued to the vendor.

Bio-Nucleonics

On September 6, 2016, we entered into the Patent and Technology License and Purchase Option Agreement (the “BNI Exclusive License”) with Bio-Nucleonics Inc. (“BNI”) whereby we were granted a worldwide, exclusive, perpetual, license on, and option to, acquire certain BNI intellectual property (“BNI IP”) within the three-year term of the BNI Exclusive License.

During the nine months ended August 31, 2018 and 2017, we incurred approximately $573,000 and $352,500, respectively, in research and development expenses pursuant to the BNI Exclusive License.  As of August 31, 2018, we has funded approximately $838,000 to BNI out of the maximum $850,000 cash funding requirement.

Asdera

On April 21, 2017, we entered into a License Agreement on Patent & Know-How Technology (“Asdera License”) with Asdera LLC (“Asdera”) whereby we were granted a worldwide, exclusive, license on certain Asdera intellectual property (“Asdera IP”). The initial cost to acquire the Asdera License is $50,000 and the issuance of 125,000 shares of our common stock, with a fair value of $487,500, of which we had fully paid and issued as of November 30, 2017 and recorded in research and development expenses in the accompanying Consolidated Statements of Operations. In addition to royalties based upon net sales of the product candidate, if any, we are required to make certain additional payments upon additional milestones.

Subject to the terms of the Agreement, we will be in control of the development and commercialization of the product candidate and are responsible for the costs of such development and commercialization.  We have undertaken a good-faith commitment to (i) initiate a Phase II/III clinical trial at the earlier of the two-year anniversary of the agreement or one year from the FDA’s approval of the IND and (ii) to make the first commercial sale by the fifth-anniversary of the agreement.  Failure to show a good-faith effort to meet those goals would mean that the Asdera IP would revert to Asdera.  Upon such reversion, Asdera would be obligated to pay us royalties on any sales of products derived from the Asdera IP until such time that Asdera has paid us twice the sum that we had provided Asdera prior to the reversion.

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OMRF

OMRF License Agreement

On June 15, 2017, we entered into a Technology License Agreement (“OMRF License Agreement”) with the Rajiv Gandhi Centre for Biotechnology, an autonomous research institute under the Government of India (“RGCB”), and the Oklahoma Medical Research Foundation (“OMRF” and together with RGCB, the “Licensors”), whereby the Licensors granted us a worldwide, exclusive, license on intellectual property related to Uttroside B (the “Uttroside B IP”).  Uttroside B is a chemical compound derived from the plant Solanum nigrum Linn, also known as Black Nightshade or Makoi.  We seek to use the Uttroside B IP to create a chemotherapeutic agent against liver cancer.

The initial cost to acquire the OMRF License Agreement is $10,000, which will be payable upon reaching certain agreed conditions.  In addition to royalties based upon net sales of the product candidate, if any, we are required to make additional payments upon additional milestones.

Subject to the terms of the Agreement, we will be in control of the development and commercialization of the product candidate and are responsible for the costs of such development and commercialization.  We have undertaken a good-faith commitment to (i) fund the Pre-Clinical Trials and (ii) to initiate a Phase II clinical trial within six years of the date of the Agreement.  Failure to show a good-faith effort to meet those goals would mean that the RGCB License Agreement would revert to the Licensors.

No milestones have been reached to date on these license agreements.

Related Party Transactions

We entered into consulting agreements with certain management personnel and stockholders for consulting and legal services.  Consulting and legal expenses resulting from such agreements were included within general and administrative expenses in the accompanying Condensed Consolidated Statements of Operations as follows:

	For the three months ended August 31,		For the nine months ended August 31,		For the year ended November 31
	2018	2017	2018	2017	2017	2016
Consulting and legal expenses	$60,000	$102,500	$180,000	$322,500	$420,000	$300,000

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers and their respective ages as of the date of this prospectus are as follows:

Name	Age	Position with the Company
Denis Corin	46	Chief Executive Officer, President, Chairman, Director
William Rosenstadt	50	Chief Legal Officer, Director
Riccardo Panicucci	57	Director

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The following describes the business experience of each of our directors and executive officers, including other directorships held in reporting companies:

Denis Corin

Mr. Corin is a management consultant. He has worked for large pharmaceutical (Novartis) and diagnostic instrumentation companies (Beckman Coulter) in their sales organizations responsible for sales in multi-product disciplines including pharmaceuticals and diagnostics and diagnostic automation equipment. After Novartis and Beckman Coulter, he served as Director of Investor Relations at MIV Therapeutics Inc, a company specializing in next generation drug delivery and drug eluting cardiovascular stents. Mr. Corin served as an executive and on the board of directors of TapImmune Inc. from July 2009 to May 2012. Mr. Corin is an executive director of Soloro Metals Corp, a private mining exploration company and NPX Metals, a private mining exploration company. He holds a Bachelor’s degree in Economics and Marketing, from the University of Natal, South Africa. Mr. Corin dedicates over 40 hours per week fulfilling his duties to us.

William S. Rosenstadt

From 2006 to the present, Mr. Rosenstadt has been a Founding Partner of the law firm of Ortoli Rosenstadt LLP, a successor to Sanders Ortoli Vaughn-Flam Rosenstadt LLP. Mr. Rosenstadt has been a practicing international corporate and securities attorney since 1996, representing issuers, bankers and high-net worth individuals. Mr. Rosenstadt received his B.A. from Syracuse University in 1990 and a J.D. from the Benjamin N. Cardozo School of Law in 1995. Mr. Rosenstadt dedicates approximately 20 hours per week to fulfilling his duties to us.

Dr. Riccardo Panicucci

On February 13, 2018, our board of directors appointed Dr. Riccardo Panicucci as a director of our company. Dr. Panicucci specializes in the early stages of drug discovery for various companies. His responsibilities include solid state chemistry and formulation development of all small molecule therapeutics in early development, and developing novel drug delivery technologies for small molecules and large molecules including siRNA. Since September 2015, Dr. Panicucci has been working with one of our licensors, Mannin Research Inc., in the development plan for MAN-01, a novel drug candidate that we license for the topical treatment of open-angle glaucoma. Since February 2015, he has served as the Vice President of Pharmaceutical Development at WuXi AppTec, where he is responsible for providing scientific leadership in the areas of Developability, Formulation Development and GMP Manufacturing. Prior to WuXi he held the position of Global Head of Chemical and Pharmaceutical Profiling (CPP) at Novartis from 2004 to 2015, where he led the development and implementation of innovative dosage form designs and continuous manufacturing paradigms. He has also held positions as the Director of Formulation Development at Vertex Pharmaceuticals and Senior Scientist at Biogen. Dr. Panicucci received his Ph.D. in Physical Organic Chemistry at the University of Toronto and has two postdoctoral fellowships at University of California at Santa Barbara and the Ontario Cancer Institute. Dr. Panicucci will continue advise on the scientific and commercial development of our MAN-01 glaucoma drug with Mannin Research Inc. He will also now provide insight and guidance on all our pipeline assets.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until they resign or are removed from the board in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until they resign or are removed from office by the Board of Directors.

Management Consultants

In addition to our executive officers and Riccardo Panicucci, we have assembled a team of consultants to assist in the managerial, financial and scientific development of our company. These consultants include David Laskow-Pooley, Ari Jatwes, Robert Derham, Amy Ripka, Kristen Keller, Dr. Nafeez Zawahir and Dr. Raj Apte.

Significant Employees

None.

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Audit Committee

We do not currently have an audit committee.

Compensation Committee

We do not currently have compensation committee.

Involvement in Certain Legal Proceedings

None of our directors, executive officers or control persons has been involved in any of the following events during the past five years: (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or (iv) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Code of Ethics

We have not adopted a code of corporate conduct.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors and officers, and the persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Copies of all filed reports are required to be furnished to us pursuant to Rule 16a-3 promulgated under the Exchange Act. Based solely on the reports received by us and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements during the year ended November 30, 2017.

TRANSACTIONS WITH RELATED PERSONS

In January 2016, we issued a five-year warrant to a director and Chief Legal Officer of the Company to purchase 250,000 shares of common stock at a price of $4.15 per share, valued at $795,000 based on management’s estimate using the Black-Scholes option-valuation model, to the director for services and settlement of $30,000 in accounts payable.  The warrant is fully vested and is also exercisable on a cashless basis. On July 15, 2016, we issued this same person and our CEO, each, 150,000 five-year warrants to purchase 150,000 shares of our Common share at $1.45 per share.

On June 5, 2017, we issued warrants to purchase up to 350,000 shares of our common stock to each of Denis Corin, our President and Chief Executive Officer, and William Rosenstadt, our Chief Legal Officer. The warrants were issued as a bonus for their business development services to the Company over the last 12 months. The warrants are exercisable for five years at a per share price of $4.00. The warrants may not be exercised within the first six months of their issuance.

On June 5, 2017, we issued options to purchase up to 150,000 shares of our common stock to each of Denis Corin, our President and Chief Executive Officer, and William Rosenstadt, our Chief Legal Officer. 50,000 of the options were issued as compensation for their continue services on our board of directors through June 1, 2018 and 100,000 of the options were issued as compensation as officers through June 1, 2018. All of these options have vested. The options are exercisable for five years at a per share price of $4.00. The options may not be exercised within the first six months of vesting.

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In February 2018, we entered into an agreement with Dr. Panicucci in connection with his service as a director pursuant to which he will earn options to acquire up to 50,000 shares of our common stock. The options will vest in quarterly installments of 12,500 each and are exercisable for 5 years at $3.00 per option.

On June 1, 2018, we issued 50,000 options to each of Denis Corin and William Rosenstadt for their continued services as directors of our company. Each option is to purchase a share of our common stock for $3.35 per share. The options vest in quarterly amounts on May 31, 2018, September 1, 2018, December 1, 2018 and March 1, 2019.

On June 1, 2018, we issued 100,000 options to each of Denis Corin and William Rosenstadt for their continued services as officers of our company. Each option is to purchase a share of our common stock for $3.35 per share. The options vest in quarterly amounts on May 31, 2018, September 1, 2018, December 1, 2018 and March 1, 2019.

Our Chief Legal Officer and one of our directors is the managing partner of a law firm that provides us with legal services. In exchange for their legal services, we paid the law firm $173,000 and 400,000 warrants in our 2016 fiscal year, $243,000, 350,000 warrants and 150,000 options in our 2017 fiscal year and $135,000 and 150,000 options in the first nine months of our 2018 fiscal year , . The law firm does not beneficially own any equity interest in our Company but partners of that law firm beneficially own shares of our common stock including our Chief Legal Officer and a Director who beneficially owns approximately 10% of our common stock.

Our directors do not receive any stated salary for their services as directors or members of committees of the board of directors, but have received stock options for director services and, by resolution of the board, a fixed fee may be allowed for attendance at each meeting. Directors may also serve the Company in other capacities as an officer, agent or otherwise, and may receive compensation for their services in such other capacity. No such fees have been paid to any director since incorporation.  Reasonable travel expenses are reimbursed.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all cash compensation awarded to, earned by or paid to all individuals serving as the Company’s principal executive officers during the last two completed fiscal years ended November 30, 2017 and 2016, respectively and all non-cash compensation awarded to those same individuals in those time periods.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensations ($) (1)	Total ($)
Denis Corin (2)	2017	$45,000.00	$-	$-	$1,545,000	$-	$-	$175,000	$1,765,000
Chief Executive Officer	2016	$-	$-	$-	$195,000	$-	$-	$63,655	$258,655
William Rosenstadt (3)	2017	$-	$-	$-	$1,545,000	$-	$-	$280,248	$1,825,248
General Counsel and Director	2016	$-	$-	$-	$1,055,000	$-	$-	$112,147	$1,167,147

(1)	The amounts represent fees paid or accrued by us to the executive officers during the past year pursuant to various employment and consulting services agreements, as between us and the executive officers, which are described below. Our executive officers are also reimbursed for any out-of-pocket expenses incurred in connection with corporate duties. We presently have no pension, health, annuity, insurance, profit sharing or similar benefit plans.

(2)	Mr. Denis Corin was appointed as Chief Executive Officer and Director on April 21, 2015.

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(3)	Mr. William Rosenstadt was appointed as General Counsel and Director on June 5, 2015.

(4)	Represents the aggregate grant date fair value of warrants to purchase 50,000 common stock issued on July 15, 2016 to Mr. Corin and warrants to purchase 250,000 and 200,000 common stock issued on January 4, 2016 and July 15, 2016 to Mr. Rosenstadt, respectively, in accordance with FASB ASC.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of January 4, 2018, certain information regarding the ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (ii) each of our directors, (iii) our Principal Executive Officer and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, the address of each person shown is c/o Ortoli Rosenstadt LLP, 366 Madison Avenue 3rd  Floor, New York, New York 10017. Beneficial ownership, for purposes of this table, includes warrants and options to purchase common stock that are either currently exercisable or will be exercisable within 60 days of the date of this annual report.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class (2)
Directors and Officers:
Denis Corin (3)	3,173,800	21.1%
William Rosenstadt (4)	1,508,000	9.8%
Riccardo Panicucci	50,000	<1%

Directors and Officers as a Group (3)(4)	4,731,800	26.5%

Major Stockholders:
Ari Jatwes (5)	950,000	5.4%

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (1) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon the exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of January 4, 2018.

(2)	This percentage is based upon 12,290,236 shares of common stock outstanding as of December 6, 2018 and any shares of common stock underlying warrants exercisable by such person within 60 days of the date as of which the information is provided.

(3)	Includes (i) 2,448,800 shares of common stock, (ii) 150,000 five-year warrants exercisable at $1.45 which expire on July 15, 2021 for director fees through June 1, 2017, (iii) 350,000 five-year warrants exercisable at $4.00 which expire on June 5, 2022 as a bonus for officer services through June 1, 2018, (iv) 150,000 options for director and officer services through June 1, 2018 and (v) 75,000 options for director and officer services through June 1, 2019. This amount excludes those options that have been granted but that have not vested and do not vest within the next 60 days.

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(4)	Includes (i) 483,000 shares of common stock, (ii) 250,000 five-year warrants exercisable at $4.15 which expire on January 1, 2021 which were issued to the law firm at Mr. Rosenstadt is a partner, (iii) 50,000 five-year warrants exercisable at $1.45 which expire on July 15, 2021 which were issued to the law firm at Mr. Rosenstadt is a partner, (iv) 150,000 five-year warrants exercisable at $1.45 which expire on July 15, 2021 for director fees through June 1, 2017, (v) 350,000 five-year warrants exercisable at $4.00 which expire on June 5, 2022 as a bonus for officer services through June 1, 2018, (vi) 150,000 options for director and officer services through June 1, 2018 and (vii) 75,000 options for director and officer services through June 1, 2019. An aggregate of 800,000 warrants are exercisable within 60 days of the date as of which the information is provided. On November 22, 2017, the collective 300,000 warrants issued to Mr. Rosenstadt’s law firm were assigned to Mr. Rosenstadt personally. This amount excludes those options that have been granted but that have not vested and do not vest within the next 60 days.

(5)	Includes 150,000 five-year warrants exercisable at $4.00 which expire on June 5, 2022 and 25,000 options granted in June 2018. This amount excludes those options that have been granted but that have not vested and do not vest within the next 60 days.

There are no arrangements or understanding among the parties set out above or their respective associates or affiliates concerning election of directors or any other matters which may require shareholder approval.

Changes in Control

We are unaware of any contract, or other arrangement or provision, the operation of which may at a subsequent date result in a change of control of our Company.

LEGAL MATTERS

The legality and validity of the securities offered from time to time under this prospectus will be passed upon by Ortoli Rosenstadt LLP. William Rosenstadt, our Chief Legal Officer and one of our directors, is a partner of Ortoli Rosenstadt LLP.

EXPERTS

Our financial statements as of and for the years ended November 30, 2017 and 2016 have been included in the registration statement in reliance upon the report of Marcum LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement, as amended, on Form S-1 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, where our SEC filings are also available. The address of the SEC’s web site is http://www.sec.gov.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our by-laws require us to indemnify any of our officers or directors, and certain other persons, under certain circumstances against all expenses and liabilities incurred or suffered by such persons because of a lawsuit or similar proceeding to which the person is made a party by reason of a his being a director or officer of the Company or our subsidiaries, unless that indemnification is prohibited by law. We may also purchase and maintain insurance for the benefit of any officer which may cover claims for which we could not indemnify a director or officer. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification of our officers, directors and controlling persons under these provisions, or otherwise, is against public policy and is unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

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Q BIOMED INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of Q BioMed Inc.

We have audited the accompanying consolidated balance sheets of Q BioMed Inc. (the “Company”) as of November 30, 2017 and 2016, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Q BioMed Inc., as of November 30, 2017 and 2016, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered losses from operations and relies on the capital markets to fund operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 2 to the consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 28, 2018

F-2

Q BIOMED INC.

Consolidated Balance Sheets

	As of November 30,
	2017	2016
ASSETS
Current assets:
Cash	$824,783	$1,468,724
Prepaid expenses	2,500	-
Total current assets	827,283	1,468,724
Total Assets	$827,283	$1,468,724

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$463,539	$497,936
Accrued expenses - related party	7,500	70,502
Accrued interest payable	-	48,813
Convertible notes payable (See Note 5)	-	2,394,849
Note payable	-	100,152
Warrant liability	-	168,070
Total current liabilities	471,039	3,280,322

Long-term liabilities:
Convertible notes payable (See Note 5)	-	231,517
Total long term liabilities	-	231,517
Total Liabilities	471,039	3,511,839

Commitments and Contingencies (Note 6)

Stockholders' Equity (Deficit):
Preferred stock, $0.001 par value; 100,000,000 shares authorized; no shares issued and outstanding as of November 30, 2017 and 2016	-	-
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,206,409 and 9,231,560 shares issued and outstanding as of November 30, 2017 and 2016, respectively	12,206	9,231
Additional paid-in capital	23,187,408	6,249,357
Accumulated deficit	(22,843,370)	(8,301,703)
Total Stockholders' Equity (Deficit)	356,244	(2,043,115)
Total Liabilities and Stockholders' Equity (Deficit)	$827,283	$1,468,724

The accompanying notes are an integral part of these consolidated financial statements.

F-3

Q BIOMED INC.

Consolidated Statements of Operations

	For the year ended November 30,
	2017	2016
Operating expenses:
General and administrative expenses	$9,271,804	$5,032,257
Research and development expenses	3,099,971	1,314,250
Total operating expenses	12,371,775	6,346,507

Other income (expenses):
Interest expense	(760,314)	(480,285)
Interest income	138	-
Loss on conversion of debt	(463,578)	(85,123)
Gain (loss) on extinguishment of debt	(76,251)	134,085
Loss on issuance of convertible notes	-	(481,000)
Change in fair value of embedded conversion option	(810,017)	121,000
Change in fair value of warrant liability	(59,870)	7,587
Loss on modification of Private Placement Units	-	(41,268)
Total other expenses	(2,169,892)	(825,004)

Net loss	$(14,541,667)	$(7,171,511)

Net loss per share - basic and diluted	$(1.39)	$(0.81)

Weighted average shares outstanding, basic and diluted	10,466,648	8,861,212

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Q BIOMED INC.

Consolidated Statement of Changes in Shareholders’ Equity (Deficit)

	Common Stock			Accumulated	Total Stockholders'
	Shares	Amount	Additional Paid in Capital	Deficit	Equity (Deficit)
Balance as of November 30, 2015	8,597,131	$8,597	$865,690	$(1,130,192)	$(255,905)
Issuance of common stock and warrants for services	341,543	342	3,300,772	-	3,301,114
Issuance of common stock for acquired in-process research and development	50,000	50	160,450	-	160,500
Issuance of common stock and warrants in connection with Private Placement, net of warrant liabilities	102,256	102	80,578	-	80,680
Modification of Private Placement Units	7,502	7	22,499		22,506
Issuance of warrants for services to related party	-	-	830,000	-	830,000
Issuance of warrants to settle accounts payable to related party	-	-	30,000	-	30,000
Issuance of common stock upon conversion of convertible notes payable	118,128	118	380,768	-	380,886
Beneficial conversion feature in connection with issuance of convertible notes	-	-	526,400	-	526,400
Issuance of common stock in connection with OID Note	15,000	15	52,200	-	52,215
Net loss	-	-	-	(7,171,511)	(7,171,511)
Balance as of November 30, 2016	9,231,560	$9,231	$6,249,357	$(8,301,703)	$(2,043,115)
Issuance of additional common stock to convertible notes holders	25,641	26	98,179	-	98,205
Issuance of common stock, warrants and options for services	153,705	154	6,399,431	-	6,399,585
Issuance of common stock for acquired in-process research and development	125,000	125	487,375	-	487,500
Beneficial conversion feature in connection with issuance of convertible notes	-	-	645,000	-	645,000
Issuance of common stock upon conversion of convertible notes payable	1,650,379	1,650	5,972,236	-	5,973,886
Issuance of common stock and warrants in exchange for extinguishment of convertible notes payable	162,000	162	518,238	-	518,400
Issuance of common stock in exchange for extinguishment of OID Note	46,875	47	149,953	-	150,000
Issuance of common stock and warrants for cash, net of offering costs	791,249	791	2,369,719	-	2,370,510
Reclassification of warrant liability to equity	-	-	227,940	-	227,940
Exercise of warrants	20,000	20	69,980	-	70,000
Net loss	-	-	-	(14,541,667)	(14,541,667)
Balance as of November 30, 2017	12,206,409	$12,206	$23,187,408	$(22,843,370)	$356,244

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Q BIOMED INC.

Consolidated Statement of Cash Flows

	For the year ended November 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(14,541,667)	$(7,171,511)
Adjustments to reconcile net loss to net cash used in operating activities
Issuance of common stock, warrants and options for services	6,399,585	4,131,114
Issuance of common stock for acquired in-process research and development	487,500	160,500
Change in fair value of embedded conversion option	810,017	(121,000)
Change in fair value of warrant liability	59,870	(7,587)
Loss on modification of Private Placement Units	-	41,268
Accretion of debt discount	628,026	413,894
Loss on conversion of debt	463,578	85,123
(Gain) loss on extinguishment of debt	76,251	(134,085)
Loss on issuance of convertible debt	-	481,000
Changes in operating assets and liabilities:
Prepaid expenses	(2,500)	-
Accounts payable and accrued expenses	(34,397)	439,134
Accrued expenses - related party	(63,002)	70,502
Accrued interest payable	132,288	66,389
Net cash used in operating activities	(5,584,451)	(1,545,259)

Cash flows from financing activities:
Proceeds received from issuance of convertible notes	2,500,000	2,495,000
Proceeds received from exercise of warrants	70,000	-
Proceeds received from issuance of note payable	-	150,000
Proceeds received for issuance of common stock and warrants, net of offering costs	2,370,510	237,575
Net cash provided by financing activities	4,940,510	2,882,575

Net increase (decrease) in cash	(643,941)	1,337,316

Cash at beginning of period	1,468,724	131,408
Cash at end of period	824,783	$1,468,724

Non-cash financing activities:
Issuance of common stock upon conversion of convertible notes payable	$5,608,514	$295,764
Issuance of common stock and warrants in exchange for extinguishment of convertible notes payable	$442,149	$-
Issuance of common stock in exchange for extinguishment of OID Note	$150,000	$-
Issuance of warrants to settle accounts payable to related party	$-	$30,000
Modification of Series D convertible note recognized as extinguishment	$-	$294,085
Reclassification of warrant liability to equity	$227,940	$-

Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Note 1 - Organization of the Company and Description of the Business

Q BioMed Inc. (“Q BioMed” or “the Company”), incorporated in the State of Nevada on November 22, 2013, is a biomedical acceleration and development company focused on licensing, acquiring and providing strategic resources to life sciences and healthcare companies. Q BioMed intends to mitigate risk by acquiring multiple assets over time and across a broad spectrum of healthcare related products, companies and sectors. The Company intends to develop these assets to provide returns via organic growth, revenue production, out-licensing, sale or spinoff new public companies.

On December 7, 2016, the Company formed its wholly-owned subsidiary in Cayman Islands, “Q BioMed Cayman SEZC” (the “Subsidiary”).

Note 2 - Basis of Presentation and Going Concern

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

The Company currently operates in one business segment focusing on licensing, acquiring and providing strategic resources to life sciences and healthcare companies. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker, the Chief Executive Officer, who comprehensively manages the entire business. The Company does not currently operate any separate lines of business.

Going Concern

The accompanying consolidated financial statements are prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company had a net loss of approximately $14.5 million and $7.2 million during the years ended November 30, 2017 and 2016, respectively, and had net cash used in operating activities of approximately $5.6 million and $1.5 million during years ended November 30, 2017 and 2016, respectively. These matter, amongst others, raise doubt about the Company’s ability to continue as a going concern.

As of November 30, 2017, the Company has raised operating funds through contacts, high net-worth individuals and strategic investors. The Company has not generated any revenue from operations since inception and has limited assets upon which to commence its business operations. At November 30, 2017, the Company had cash and cash equivalents of approximately $825,000. On February 2, 2018, the Company netted approximately $4,915,000 from the registered sale of common stock and warrants to purchase common stock. The Company’s expected monthly burn rate is approximately $600,000. As such, management anticipates that the Company will have to raise additional funds and/or generate revenue from drug sales within twelve months to continue operations. Additional funding will be needed to implement the Company’s business plan that includes various expenses such as fulfilling our obligations under licensing agreements, legal, operational set-up, general and administrative, marketing, employee salaries and other related start-up expenses. Obtaining additional funding will be subject to a number of factors, including general market conditions, investor acceptance of our business plan and initial results from our business operations. These factors may impact the timing, amount, terms or conditions of additional financing available to us. If the Company is unable to raise sufficient funds, management we will be forced to scale back the Company’s operations or cease our operations.

Management has determined that there is substantial doubt about the Company's ability to continue as a going concern within one year after the consolidated financial statements are issued. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Note 3 – Summary of Significant Accounting Policies

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates, and such differences may be material to the consolidated financial statements. The more significant estimates and assumptions by management include among others: the valuation allowance of deferred tax assets resulting from net operating losses, the valuation of warrants on the Company’s stock and the valuation of embedded conversion options within the Company’s convertible notes payable.

F-7

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal depository insurance coverage ("FDIC") of $250,000. At November 30, 2017, the Company had a cash balance on deposit that exceeded the balance insured by the FDIC limit by approximately $471,000 with one bank and was exposed to credit risk for amounts held in excess of the FDIC limit. The Company does not anticipate nonperformance by these institutions. The Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the years ended November 30, 2017 and 2016. The respective carrying value of cash and accounts payable approximated their fair values as they are short term in nature.

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in the Statement of Operations. If the conversion feature does not require recognition of a bifurcated derivative, the convertible debt instrument is evaluated for consideration of any beneficial conversion feature (“BCF”) requiring separate recognition. When the Company records a BCF, the intrinsic value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid-in capital) and amortized to interest expense over the life of the debt.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the Statement of Operations. Depending on the features of the derivative financial instrument, the Company uses either the Black-Scholes option-pricing model or a binomial model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Stock Based Compensation Issued to Nonemployees

Common stock issued to non-employees for acquiring goods or providing services is recognized at fair value when the goods are obtained or over the service period. If the award contains performance conditions, the measurement date of the award is the earlier of the date at which a commitment for performance by the non-employee is reached or the date at which performance is reached. A performance commitment is reached when performance by the non-employee is probable because of sufficiently large disincentives for nonperformance.

General and administrative expenses

The significant components of general and administrative expenses consist of interest expense, bank fees, printing, filing fees, other office expenses, and business license and permit fees.

F-8

Research and development

The Company expenses the cost of research and development as incurred. Research and development expenses include costs incurred in funding research and development activities, license fees, and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made.

Income Taxes

Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties, which only allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities. As of November 30, 2017, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on the Company.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest during the years ended November 30, 2017. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Recent accounting pronouncements

In March 2016, the FASB issued ASU No. 2016-06, Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments. This new standard simplifies the embedded derivative analysis for debt instruments containing contingent call or put options by removing the requirement to assess whether a contingent event is related to interest rates or credit risks. The Company adopted ASU No. 2016-06 in the fiscal year ended November 30, 2017 and its adoption did not have a material impact on the Company's consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15,Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This new standard clarifies certain aspects of the statement of cash flows, including the classification of debt prepayment or debt extinguishment costs or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, distributions received from equity method investees and beneficial interests in securitization transactions. This new standard also clarifies that an entity should determine each separately identifiable source of use within the cash receipts and payments on the basis of the nature of the underlying cash flows. In situations in which cash receipts and payments have aspects of more than one class of cash flows and cannot be separated by source or use, the appropriate classification should depend on the activity that is likely to be the predominant source or use of cash flows for the item. This new standard will be effective for the Company on December 1, 2018. The Company is currently evaluating the impact of the new standard on its consolidated financial statements.

In January 2017, the FASB issued an ASU 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this Update is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The Update may be adopted early. The Company adopted the provisions of ASC 2017-01 effective December 1, 2016. Adoption did not have a material impact on the Company's financial position, results of operations, or cash flows.

F-9

In May 2017, the FASB issued ASU 2017-09, Compensation – Stock Compensation (Topic 718): Scope of Modification Accounting. The new standard provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The ASU is effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period. The Company adopted ASU 2017-09 as of December 1, 2017. The adoption of this standard did not impact the Company’s consolidated financial statements.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. The ASU allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity’s own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be accounted classified as liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, such as warrants, an entity will treat the value of the effect of the down round, when triggered, as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings. The guidance in ASU 2017-11 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, and the guidance is to be applied using a full or modified retrospective approach. Management is currently assessing the impact the adoption of ASU 2017-11 will have on the Company’s consolidated financial statements.

Note 4 – Loss per share

Basic net loss per share was calculated by dividing net loss by the weighted-average common shares outstanding during the period. Diluted net loss per share was calculated by dividing net loss by the weighted-average common shares outstanding during the period using the treasury stock method or the two-class method, whichever is more dilutive. The table below summarizes potentially dilutive securities that were not considered in the computation of diluted net loss per share because they would be anti-dilutive.

Potentially dilutive securities	November 30, 2017	November 30, 2016
Warrants (Note 10)	3,083,995	1,047,500
Convertible debt (Note 5)	-	1,067,105
Options (Note 10)	450,000	-

Note 5 – Convertible Notes

	November 30, 2017	November 30, 2016
Series A Notes:
Principal value of 10%, convertible at $2.00 at November 30, 2016.	$-	$12,500
Fair value of bifurcated embedded conversion option of Series A Notes	-	12,000
Debt discount	-	(2,194)
Carrying value of Series A Notes	-	22,306

Series B Notes:
Principal value of 10%, convertible at $2.00 at November 30, 2016.	-	55,000
Fair value of bifurcated embedded conversion option of Series B Notes	-	55,000
Debt discount	-	(19,229)
Carrying value of Series B Notes	-	90,771

Series C Notes:
Principal value of 10%, convertible at $1.55 at November 30, 2016.	-	576,383
Fair value of bifurcated embedded conversion option of Series C Notes	-	838,000
Debt discount	-	(250,969)
Carrying value of Series C Notes	-	1,163,414

Series D Notes:
Principal value of 10%, convertible at $1.85 at November 30, 2016.	-	160,000
Debt discount	-	(140,961)
Carrying value of Series D Notes	-	19,039

Series E Notes:
Principal value of 10%, convertible at $2.50 at November 30, 2016.	-	180,000
Debt discount	-	(124,164)
Carrying value of Series E Notes	-	55,836

Secured Convertible Debenture:
Principal value of 5%, convertible at $2.98 at November 30, 2016.	-	1,500,000
Fair value of bifurcated contingent put option of Secured Convertible Debenture	-	72,000
Debt discount	-	(297,000)
Carrying value of Secured Convertible Debenture Note	-	1,275,000
Total short-term carrying value of convertible notes	$-	$2,394,849
Total long-term carrying value of convertible notes	$-	$231,517

F-10

During the year ended November 30, 2017, all outstanding convertible notes and secured convertible debentures were converted by the holders or extinguished. See discussion below.

During the year ended November 30, 2017 and 2016, the Company recognized interest expense of approximately $628,000 and $414,000, respectively, resulting from amortization of the debt discount for Series A, B, C, D and E Notes.

Series A Notes

The Series A convertible notes payable (the “Series A Notes”) are due and payable 18 months after issuance and bear interest at 10% per annum. At the election of the holder, outstanding principal and accrued but unpaid interest under the Series A Notes is convertible into shares of the Company’s common stock at any time prior to maturity at a conversion price per share equal to the higher of: (i) forty percent (40%) discount to the average closing price for the ten (10) consecutive trading days immediately preceding the notice of conversion or (ii) $1.25 per share. At maturity, any remaining outstanding principal and accrued but unpaid interest outstanding under the Series A Notes will automatically convert into shares of the Company’s common stock under the same terms. As of November 30, 2017, the Company has no Series A Notes outstanding.

Series B Notes

The Series B convertible notes payable (the “Series B Notes”) have the same terms as the Series A Notes. During the year ended November 30, 2016, the Company issued an additional of $105,000 in principal of Series B notes to third party investors. As of November 30, 2017, the Company has no Series B Notes outstanding.

Series C Notes

The Series C convertible notes payable (the “Series C Notes”) are due and payable 18 months after issuance and bear interest at 10% per annum. At the election of the holder, outstanding principal and accrued but unpaid interest under the Series C Notes is convertible into shares of the Company’s common stock at a conversion price per share equal to the lesser of a 40% discount to the average closing price for the 10 consecutive trading days immediately preceding the notice of conversion or $1.55, but in no event shall the conversion price be lower than $1.25 per share. If the average VWAP, as defined in the agreement, for the ten trading days immediately preceding the maturity date $5.00 or more, any remaining outstanding principal and accrued but unpaid interest outstanding under the Series C Notes will automatically convert into shares of the Company’s common stock under the same terms.

The terms of the Series C Notes also provided that up until maturity date, the Company cannot enter into any additional, or modify any existing, agreements with any existing or future investors that are more favorable to such investor in relation to the Series D Note holders, unless, the Series C Note holders are provided with such rights and benefits (“Most Favored Nations Clause”).

During the year ended November 30, 2016, the Company issued an additional of $550,000 in principal of Series C notes to third party investors. As of November 30, 2017, the Company has no Series C Notes outstanding.

Series D Notes

The Series D convertible notes payable (the “Series D Notes”) are due and payable 18 months after issuance and bear interest at 10% per annum. At the election of the holder, outstanding principal and accrued but unpaid interest under the Series D Notes is convertible into shares of the Company’s common stock at a fixed conversion price per share equal to $1.85. The Series D Notes automatically convert upon maturity at $1.85 per share if the ten trading days VWAP immediately preceding maturity is $5.00 or greater. Additionally, if the Company’s common shares are up-listed to a senior exchange such as the AMEX or NASDAQ, all monies due under the Series D Notes will automatically convert at $1.85 per share. During the year ended November 30, 2016, the Company issued $160,000 in principal of Series D notes to third party investors.

The terms of the Series D Notes also included the Most Favored Nations Clause. The Most Favored Nations Clause was viewed as providing the Series D Note holder with down-round price protection. As such, the embedded conversion option in the Series D Note was separately measured at fair value upon issuance, with subsequent changes in fair value recognized in current earnings.

On September 30, 2016, the Company amended the Most Favored Nations Clause of the Series D Notes to restrict the Company from taking dilutive action without the Series D note holders’ consent, effectively removing the down-round price protection. The amendment of the Series D Notes was recognized as an extinguishment of the originally issued Series D Notes, resulting in a gain on extinguishment of approximately $134,000.

F-11

At the amendment date, the conversion price of the amended Series D Notes was below the quoted market price of the Company’s common stock. As such, the Company recognized a beneficial conversion feature equal to the intrinsic value of the conversion price on the amendment date, resulting in a discount to the amended Series D Notes of $160,000 with a corresponding credit to additional paid-in capital. The resulting debt discount is presented net of the related convertible note balance in the accompanying Consolidated Balance Sheets and is amortized to interest expense over the note’s term.

As of November 30, 2017, the Company has no Series D Notes outstanding.

Series E Notes

The Series E convertible notes payable (the “Series E Notes”) are due and payable 18 months after issuance and bear interest at 10% per annum. At the election of the holder, outstanding principal and accrued but unpaid interest under the Series E Notes is convertible into shares of the Company’s common stock at a fixed conversion price per share equal to $2.50. The Series E Notes automatically convert upon maturity at $2.50 per share if the ten trading days VWAP immediately preceding maturity is $5.00 or greater. Additionally, if the Company’s common shares are up-listed to a senior exchange such as the AMEX or NASDAQ, all monies due under the Series E Notes will automatically convert at $2.50 per share. During the year ended November 30, 2016, the Company issued $180,000 in principal of Series E Notes to third party investors.

At the issuance date, the conversion price of the Series E Notes was below the quoted market price of the Company’s common stock. As such, the Company recognized a beneficial conversion feature equal to the intrinsic value of the conversion price on the amendment date, resulting in a discount to the Series E Notes of approximately $141,000 with a corresponding credit to additional paid-in capital. The resulting debt discount is presented net of the related convertible note balance in the accompanying Consolidated Balance Sheets and is amortized to interest expense over the note’s term. As of November 30, 2017, the Company has no Series E Notes outstanding.

Secured Convertible Debentures

On November 29, 2016, the Company entered into a securities purchase agreement with an accredited investor to place Convertible Debentures (the “Debentures”) with a one-year term in the aggregate principal amount of up to $4,000,000. The initial closing occurred on November 30, 2016 when the Company issued a Debenture for $1,500,000. The second closing is scheduled for within three days of the date on which the Company registers for resale all of the shares of common stock into which the Debentures may be converted (the “Conversion Shares”). The Debentures bear interest at the rate of 5% per annum. In addition, the Company must pay to an affiliate of the holder a fee equal to 5% of the amount of the Debenture at each closing.

The Debenture may be converted at any time on or prior to maturity at the lower of $4.00 or 93% of the average of the four lowest daily VWAP of the Company’s common stock during the ten consecutive trading days immediately preceding the conversion date, provided that as long as the Company is not in default under the Debenture, the conversion price may never be less than $2.00. The Company may not convert any portion of the Debenture if such conversion would result in the holder beneficially owning more than 4.99% of the Company’s then issued common stock, provided that such limitation may be waived by the holder.

Any time after the six-month anniversary of the issuance of the Debenture, if the daily VWAP of the Company’s common stock is less than $2.00 for a period of twenty consecutive trading days (the “Triggering Date”) and only for so long as such conditions exist after a Triggering Date, the Company shall make monthly payments beginning on the last calendar day of the month when the Triggering Date occurred. Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the Triggering Date divided by the number of such monthly payments until maturity, (ii) a redemption premium of 20% in respect of such principal amount being paid (up to a maximum of $300,000 in redemption premium) and (iii) accrued and unpaid interest as of each payment date. The Company may, no more than twice, obtain a thirty-day deferral of a monthly payment due as a result of a Triggering Date through the payment of a deferral fee in the amount equal to 10% of the total amount of such monthly payment. Each deferral payment may be paid by the issuance of such number of shares as is equal to the applicable deferral payment divided by a price per share equal to 93% of the average of the four lowest daily VWAP of the Company’s common stock during the ten consecutive Trading Days immediately preceding the due date in respect of such monthly payment begin deferred, provided that such shares issued will be immediately freely tradable shares in the hands of the holder.

The Company also executed a Registration Rights Agreement pursuant to which it is required to file a registration statement for the resale of the shares of common stock into which the Debenture may be converted within 30 days of the initial closing. The Company is required to use its best efforts to cause such registration statement to be declared effective within 90 days of the initial closing.

The Company also entered into a Security Agreement to secure payment and performance of its obligations under the Debenture and related agreements pursuant to which the Company granted the investor a security interest in all of its assets. The security interest granted pursuant to the Security Agreement terminates on (i) the effectiveness of the Registration Statement if the Company’s common stock closing price is greater than $2.00 for the twenty consecutive trading days prior to effectiveness or (ii) any time after the effectiveness of the registration statement that the Company’s common stock closing price is greater than $2.00 for the twenty consecutive trading days.

F-12

Upon issuance of the Debentures, the Company recognized an aggregate debt discount of approximately $1.028 million, resulting from the recognition of beneficial conversion features aggregating $870,000 and bifurcated embedded derivatives aggregating $158,000. The beneficial conversion features were recognized as the intrinsic value of the conversion option on issuance of each Debentures. The monthly payment provision within the Debentures is a contingent put option that is required to be separately measured at fair value, with subsequent changes in fair value recognized in the Statement of Operations. The Company estimated the fair value of the monthly payment provision, at issuance and at each reporting period, using probability analysis of the occurrence of a Triggering Date applied to the discounted maximum redemption premium for any given payment. The probability analysis utilized an expected volatility for the Company's common stock ranging from 101.58% to 146.26% and a risk free rates from 0.53% to 1.08%. The maximum redemption was discounted at 20%-22%, the calculated effective rate of the Debentures before measurement of the contingent put option. The fair value estimate is a Level 3 measurement.

On October 3, 2017, the Company amended the Debentures to extend the maturity date from November 30, 2017 to November 30, 2018, and issued 25,641 restricted shares of its common stock to the holder of the Debentures as consideration for conversion. The fair value of the restricted shares was recognized as a loss on conversion. As of November 30, 2017, no Debentures were outstanding.

Embedded Conversion Options

In connection with the issuance of the Series A, B, C and the original issuance of the Series D Notes during the year ended November 30, 2016, the Company recognized a debt discount of approximately $750,000, and a loss on issuance of $481,000, which represents the excess of the fair value of the embedded conversion at initial issuance of $1.2 million over the principal amount of convertible debt issued. The embedded conversion feature is separately measured at fair value, with changes in fair value recognized in current operations. Management used a binomial valuation model, with fourteen steps of the binomial tree, to estimate the fair value of the embedded conversion option at issuance of the Series A, B, C and the original issuance of the Series D Notes issued during the year ended November 30, 2017 and 2016, with the following key inputs:

Embedded derivatives in Convertible Notes at inception

	For the years ended November 30,
	2017	2016
Stock price	$-	$ 2.60 - $3.26
Terms (years)	-	1.5
Volatility	-	116.77%
Risk-free rate	-	0.51% - 0.76%
Dividend yield	-	0.00%

Embedded derivatives in Convertible Notes at period end

	As of November 30,
	2017	2016
Stock price	$-	$3.43
Term (years)	-	0.25 - 1.05
Volatility	-	156.74% - 163.49%
Risk-free rate	-	0.48% - 0.80%
Dividend yield	-	0.00%

As of November 30, 2017 and 2016, the embedded conversion options have an aggregate fair value of $0 and $977,000, respectively, and are presented on a combined basis with the related loan host in the Company’s Consolidated Balance Sheets. The tables below presents changes in fair value for the embedded conversion options, which is a Level 3 fair value measurement:

Rollforward of Level 3 Fair Value Measurement for the Year Ended November 30, 2017

Balance at November 30, 2016	Issuance	Net unrealized gain/(loss)	Conversion	Balance at November 30, 2017
$977,000	86,000	810,017	(1,873,017)	$-

F-13

Rollforward of Level 3 Fair Value Measurement for the Year Ended November 30, 2016

Balance at November 30, 2015	Issuance	Net unrealized gain/(loss)	Settlements	Balance at November 30, 2016
$229,000	1,303,000	(121,000)	(434,000)	$977,000

Conversions of debt

The following conversions of occurred during the year ended November 30, 2017:

	Principal	Shares
Series A conversions	$12,500	5,936
Series B conversions	55,000	27,995
Series C conversions	576,383	407,484
Series D conversions	160,000	91,782
Series E conversions	180,000	76,455
Secured Debenture conversions	4,000,000	1,040,727
Total	$4,983,883	1,650,379

The following conversions debt occurred during the year ended November 30, 2016:

	Principal	Shares
Series A conversions	$37,500	22,148
Series B conversions	100,000	51,111
Series C conversions	58,617	44,869
Total	$196,117	118,128

As the embedded conversion option in each convertible note and in each Debenture had been separately measured at fair value or separately recognized as a beneficial conversion feature, the conversion of each instrument was recognized as an extinguishment of debt. The Company recognized an aggregate loss on conversion of debt of approximately $464,000 as the difference between the aggregate fair value of common stock issued to the holders of approximately $6.6 million and the aggregate net carrying value of the convertible notes and debentures, including the bifurcated conversion options.

Note 6 – Note Payable

As of November 30, 2017, and 2016, the Company had an outstanding promissory note of $0 and $150,000 (“OID Note”), respectively. The OID Note does not pay interest and matured on November 3, 2017. At the issuance date, the $150,000 OID Note was issued together with 15,000 restricted shares of the Company’s common stock for cash proceeds of $150,000. As such, the Company recognized a beneficial conversion feature, resulting in a discount to the OID Note of approximately $52,000 with a corresponding credit to additional paid-in capital. The resulting debt discount is presented net of the related convertible note balance in the accompanying consolidated balance sheet as of November 30, 2016 and was amortized to interest expense over the note’s term.

Note 7 – Commitments and Contingencies

Legal

The Company is not currently involved in any legal matters arising in the normal course of business. From time to time, the Company could become involved in disputes and various litigation matters that arise in the normal course of business. These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters. Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation.

F-14

Advisory Agreements

The Company entered into customary consulting arrangements with various counterparties to provide consulting services, business development and investor relations services, pursuant to which the Company agreed to issue shares of common stock as services are received. The Company expects to issue an aggregate of approximately 27,000 shares of common stock subsequent to November 30, 2017 through the end term of arrangements, February 2018.

Lease Agreement

In December 2016, the Subsidiary entered into a lease agreement for its office space located in Cayman Islands for $30,000 per annum. The initial term of the agreement ends in December 2019 and can be renewed for another three years.

Rent expenses was classified within general and administrative expenses and was approximately $27,000 and $0 for the year ended November 30, 2017 and 2016.

License Agreements

Mannin

On October 29, 2015, the Company entered into a Patent and Technology License and Purchase Option Agreement (“Exclusive License”) with a vendor whereby the Company was granted a worldwide, exclusive, license on, and option to, acquire certain intellectual property (“Mannin IP”) which initially focused on developing a first-in-class eye drop treatment for glaucoma within the four-year term of the Exclusive License. The technology platform may be expanded in scope beyond ophthalmological uses and may include cystic kidney disease and others. Pursuant to the Executive License, the Company has an option to purchase the Mannin IP within the next four years upon: (i) investing a minimum of $4,000,000 into the development of the intellectual property and (ii) possibly issuing additional shares of the Company’s common stock based on meeting pre-determined valuation and market conditions. The purchase price for the IP is $30,000,000 less the amount of cash paid by the Company for development and the value of the common stock issued to the vendor.

During the years ended November 30, 2017 and 2016, the Company incurred approximately $1.9 million and $1.1 million, respectively, in research and development expenses to fund the costs of development of the eye drop treatment for glaucoma pursuant to the Exclusive License, of which an aggregate of $2.0 million and $0.7 million was already paid as of November 30, 2017 and 2016, respectively. Through November 30, 2017, the Company has funded an aggregate of $2.7 million to Mannin under the Exclusive License.

In the event that: (i) the Company does not exercise the option to purchase the Mannin IP; (ii) the Company fails to invest the $4,000,000 within four years from the date of the Exclusive License; or (iii) the Company fails to make a diligent, good faith and commercially reasonable effort to progress the Mannin IP, all Mannin IP shall revert to the vendor and the Company will be granted the right to collect twice the monies invested through that date of reversion by way of a royalty along with other consideration which may be perpetual.

Bio-Nucleonics

On September 6, 2016, the Company entered into the Patent and Technology License and Purchase Option Agreement (the “BNI Exclusive License”). with Bio-Nucleonics Inc. (“BNI”) whereby the Company was granted a worldwide, exclusive, perpetual, license on, and option to, acquire certain BNI intellectual property (“BNI IP”) within the three-year term of the BNI Exclusive License.

In exchange for the consideration, the Company agreed to, upon reaching various milestones, issue to BNI an aggregate of 110,000 shares of common stock that are subject to restriction from trading until commercialization of the product (approximately 12 months) and subsequent leak-out conditions, and provide funding to BNI for an aggregate of $850,000 in cash, of which the Company had paid $466,000 as of November 30, 2017. Once the Company has funded up to $850,000 in cash, the Company may exercise its option to acquire the BNI IP at no additional charge. In September 2016, the Company issued 50,000 shares of common stock, with a fair value of $160,500, to BNI pursuant to the BNI Exclusive License.

During the years ended November 30, 2017 and 2016, the Company incurred approximately $467,000 and $219,000, respectively, in research and development expenses pursuant to the BNI Exclusive License.

In the event that: (i) the Company does not exercise the option to purchase the BNI IP; (ii) the Company fails to make the aggregate cash payment within three years from the date of the Exclusive License; or (iii) the Company fails to make a diligent, good faith and commercially reasonable effort to progress the BNI IP, all BNI IP shall revert to BNI and the Company shall be granted the right to collect twice the monies invested through that date of reversion by way of a royalty along with other consideration which may be perpetual.

F-15

Asdera

On April 21, 2017, the Company entered into a License Agreement on Patent & Know-How Technology (“Asdera License”) with Asdera LLC (“Asdera”) whereby the Company was granted a worldwide, exclusive, license on certain Asdera intellectual property (“Asdera IP”). The initial cost to acquire the Asdera License is $50,000 and the issuance of 125,000 shares of the Company’s common stock, with a fair value of $487,500, of which the Company had fully paid and issued as of November 30, 2017, and recorded in research and development expenses in the accompanying Consolidated Statements of Operations. In addition to royalties based upon net sales of the product candidate, if any, the Company is required to make certain additional payments upon the following milestones:

●	the filing of an investigational new drug application (the “IND”) with the US Food and Drug Administration (“FDA”);

●	successful interim results of Phase II/III clinical trial of the product candidate;

●	FDA acceptance of a new drug application;

●	FDA approval of the product candidate; and

●	achieving certain worldwide net sales.

Subject to the terms of the Agreement, the Company will be in control of the development and commercialization of the product candidate and are responsible for the costs of such development and commercialization. The Company has undertaken a good-faith commitment to (i) initiate a Phase II/III clinical trial at the earlier of the two-year anniversary of the agreement or one year from the FDA’s approval of the IND and (ii) to make the first commercial sale by the fifth-anniversary of the agreement. Failure to show a good-faith effort to meet those goals would mean that the Asdera IP would revert to Asdera. Upon such reversion, Asdera would be obligated to pay the Company royalties on any sales of products derived from the Asdera IP until such time that Asdera has paid the Company twice the sum that the Company had provided Asdera prior to the reversion.

OMRF

OMRF License Agreement

On June 15, 2017, the Company entered into a Technology License Agreement (“OMRF License Agreement”) with the Rajiv Gandhi Centre for Biotechnology, an autonomous research institute under the Government of India (“RGCB”), and the Oklahoma Medical Research Foundation (“OMRF” and together with RGCB, the “Licensors”), whereby the Licensors granted the Company a worldwide, exclusive, license on intellectual property related to Uttroside B (the “Uttroside B IP”). Uttroside B is a chemical compound derived from the plant Solanum nigrum Linn, also known as Black Nightshade or Makoi. The Company seeks to use the Uttroside B IP to create a chemotherapeutic agent against liver cancer.

The initial cost to acquire the OMRF License Agreement is $10,000, which will be payable upon reaching certain agreed conditions. In addition to royalties based upon net sales of the product candidate, if any, the Company is required to make additional payments upon the following milestones:

●	the completion of certain preclinical studies (the “Pre-Clinical Trials”);

●	the filing of an investigational new drug application (the “IND”) with the US Food and Drug Administration (“FDA”) or the filing of the equivalent of an IND with the foreign equivalent of the FDA;

●	successful completion of each of Phase I, Phase II and Phase III clinical trials;

●	FDA approval of the product candidate;

●	approval by the foreign equivalent of the FDA of the product candidate;

F-16

●	achieving certain worldwide net sales; and

●	a change of control of QBIO.

Subject to the terms of the Agreement, the Company will be in control of the development and commercialization of the product candidate and are responsible for the costs of such development and commercialization. The Company has undertaken a good-faith commitment to (i) fund the Pre-Clinical Trials and (ii) to initiate a Phase II clinical trial within six years of the date of the Agreement. Failure to show a good-faith effort to meet those goals would mean that the RGCB License Agreement would revert to the Licensors.

No milestones have been reached to date on these license agreements.

Note 8 - Related Party Transactions

The Company entered into consulting agreements with certain management personnel and stockholders for consulting and legal services. Consulting and legal expenses resulting from such agreements were approximately $420,000 and $300,000 for the year ended November 30, 2017 and 2016, respectively, and were included within general and administrative expenses in the accompanying Consolidated Statements of Operations.

Note 9 - Stockholders’ Equity (Deficit)

As of November 30, 2017, and 2016, the Company is authorized to issue up to 250,000,000 shares of its $0.001 par value common stock and up to 100,000,000 shares of its $0.001 par value preferred stock.

Private Placement

2016 activity

In May 2016, the Company entered into a subscription agreement with an investor in connection with the Company’s private placement (“May Private Placement”), generating gross proceeds of $50,000 by selling 20,000 units (each, Unit A”) at a price per Unit A of $2.50, with each Unit A consisting of one share of common stock and a two-year warrant to purchase one share of the Company’s common stock at an exercise price of $3.50 per share.

The subscription agreement requires the Company to issue the May Private Placement investor additional common shares if the Company were to issue common stock or issue securities convertible or exercisable into shares of common stock at a price below $2.50 per share within 90 days from the closing of the May Private Placement. The additional shares are calculated as the difference between the common stock that would have been issued in the May Private Placement using the new price per unit less shares of common stock already issued pursuant to the May Private Placement.

In August 2016, the Company consummated another private placement, for gross proceeds of approximately $10,000 by selling 6,500 units at a purchase price of $1.55 per unit. As a result, the Company issued the May Private Placement investor an additional 12,258 shares of common stock according to the agreement.

In September 2016, the Company entered into a subscription agreement (the “Subscription Agreement”) with certain investors in connection with the Company’s private placement (“September Private Placement”), generating gross proceeds of $112,500 by selling 37,498 units (each, “Unit B”) at a price per Unit B of $3.00, with each Unit B consisting of one share of common stock and a two-year warrant to purchase one share of the Company’s common stock at an exercise price of $5.00 per share.

In November 2016, the Company entered into additional Subscription Agreements with certain investors, generating gross proceeds of $65,000 by selling 26,000 units (each, “Unit C”) at a price per Unit C of $2.50, with each Unit C consisting of one share of common stock and a two-year warrant to purchase one share of the Company’s common stock at an exercise price of $4.00 per share.

The Subscription Agreement requires the Company to issue the investor additional units if the Company were to issue common stock or issue securities convertible or exercisable into shares of common stock at a price below a specified price per share within 90 days from the closing of the private placement. The additional units are calculated as the difference between the common stock that would have been issued using the new price per unit less shares of common stock already issued pursuant to the private placement.

F-17

Pursuant to the Subscription Agreement, the Company issued an additional of 7,502 units to the September Private Placement investors or no additional consideration. In addition, the Company also modified the exercise price of the warrants issued in the Unit B to $4.00 per share, which in effect, made the Unit B equivalent to Unit C (together as “Private Placement Unit”). The Company recorded approximately $41,000 as loss in connection with the issuance of additional units and modification of the warrants in the accompanying consolidated statements of operations, resulted from the value of the additional shares issued of approximately $23,000 and the change in warrant liability of approximately $19,000.

2017 activity

On August 1, 2017, the Company closed its private placement (“August Private Placement”), selling an aggregate of 953,249 units (“Units”) at a price of $3.20 per Unit, for an aggregate cash proceeds of approximately $2.4 million, net of offering costs, and the retirement of $0.5 million in principal and accrued interest of the Debentures. A Unit consists of one common stock and one warrant exercisable for five years from the date of issuance into a share of the Company’s common stock at an exercise price of $4.50.

In connection with the August Private Placement, the Company issued an aggregate of 39,246 warrants to the placement agent as consideration. These warrants have the same terms with the warrants issued in the August Private Placement.

In January 2017, the Company issued 20,000 shares of the Company’s common stock upon receiving the notice to exercise the warrants at an exercise price of $3.50 included in Unit A sold in the private placement held in May 2017, for an aggregate purchase price of $70,000.

Issued for services

2016 activity

During the year ended November 30, 2016, the Company issued an aggregate of 341,543 shares of common stock, valued at approximately $1.6 million, and five-year warrants to purchase 175,000 shares of common stock at exercise prices ranging from of $1.45 to $3.00 per share for advisory services. The warrants vest 25% per quarter over the next year and were valued at $377,500 using inputs described in Note 9. The Company recognized the value of the warrants over the vesting period.

In addition, the Company issued fully-vested five-year warrants to a stockholder, a director and general counsel of the Company to purchase an aggregate of 375,000 shares of common stock at strike prices ranging from $1.45 to $4.15 per share. The warrants were valued at $957,500 using inputs described in Note 9. The warrants were issued for services and settlement of a $30,000 in accounts payable.

In July 2016, the Company issued five-year warrants to purchase an aggregate of 300,000 shares of the Company’s common stock at $1.45 to two members of the Company’s Board of Director for their compensation for their board services. The warrants vest 25% per quarter starting on grant date and were valued at $390,000 using inputs described in Note 9. The Company recognized the value of the warrants over the vesting period.

The Company recognized general and administrative expenses of approximately $4.1 million, as a result of these transactions during the year ended November 30, 2016.

The estimated unrecognized stock-based compensation associated with these agreements is approximately $399,000 and will be recognized over the next 0.2 year.

2017 activity

The Company entered into customary consulting arrangements with various counterparties to provide consulting services, business development and investor relations services. During the year ended November 30, 2017, the Company issued an aggregate of 153,705 shares of the Company common stock to various vendors for investor relation and introductory services, valued at approximately $0.7 million based on the estimated fair market value of the stock on the date of grant and was recognized within general and administrative expenses in the accompanying consolidated statements of operations for the year ended November 30, 2017.

In September 2017, the Company issued warrants to purchase up to 50,000 shares of the Company’s common stock to two vendors for services. The warrants are exercisable for three years at a per share price of $4.00.

On October 3, 2017, the Company amended the Debentures to extend the maturity date from November 30, 2017 to November 30, 2018, and issued 25,641 restricted shares of its common stock to the holder of the Debentures as consideration.

F-18

Note 10 - Warrants and Options

Warrant Liability

As of November 30, 2016, the Company had outstanding warrants issued as part of the private placement units initially classified as liabilities because the exercise price may be adjusted downward, in certain circumstances, for a ninety-day period following their initial issuance. Warrant liabilities were measured at fair value, with changes in fair value recognized each reporting period in the Statement of Operations. The warrants ceased being liability classified at the conclusion of the ninetieth day from issuance. As a result, an aggregate of approximately $228,000 in warrant liability was reclassified to equity during the year ended November 30, 2017. All other warrants are equity classified.

In September 2017, the Company issued equity-classified warrants to purchase up to 50,000 shares of the Company’s common stock to two vendors for services. The warrants are exercisable for three years at a per share price of $4.00.

The warrant liability is a Level 3 fair value measurement, recognized on a recurring basis. Both observable and unobservable inputs may be used to determine the fair value of positions that the Company has classified within the Level 3 category. As a result, the unrealized gains and losses for liabilities within the Level 3 category may include changes in fair value that were attributable to both observable inputs (e.g., changes in market interest rates) and unobservable inputs (e.g., probabilities of the occurrence of an early termination event).

Fair value of warrant liability at November 30, 2016	$168,070
Issuance of new warrant liability	-
Change in fair value of warrant liability	59,870
Reclassification of warrant liability to equity	(227,940)
Fair value of warrant liability at November 30, 2017	$-

Summary of warrants

The following represents a summary of all outstanding warrants to purchase the Company’s common stock, including warrants issued to vendors for services and warrants issued as part of the units sold in the private placements, at November 30, 2017 and 2016 and the changes during the period then ended:

	Warrants	Weighted Average Exercise Price	Intrinsic Value	Weighted Average Remaining Contractual Life (years)
Outstanding at November 30, 2015	100,000	$2.18	$1,370,000	4.80
Issued	984,998	$2.67	$1,033,000	3.97
Expired	(37,498)	$5.00	$-	-
Outstanding at November 30, 2016	1,047,500	$2.54	$1,158,000	4.10
Issued	2,056,495	$4.25	$512,960	4.46
Exercised	(20,000)	$3.50	$19,800	-
Outstanding at November 30, 2017	3,083,995	$3.67	$2,539,185	4.02
Exercisable at November 30, 2017	2,323,245	$3.56	$2,170,618	3.90

Fair value of all outstanding warrants was calculated with the following key inputs:

	For the year ended November 30, 2017	For the year ended November 30, 2016
Stock price	$3.40 - $5.60	$1.60 - $4.15
Term (years)	1.75 - 5.0	2.0 - 5.0
Volatility	129.64% - 143.47%	101.13% - 138.69%
Risk-free rate	1.42% - 2.14%	0.76% - 1.83%
Dividend yield	0.00%	0.00%

F-19

Options issued for services

The following represents a summary of all outstanding options to purchase the Company’s common stock at November 30, 2017 and changes during the period then ended:

	Options	Weighted Average Exercise Price	Intrinsic Value	Weighted Averegae Remaining Contractual Life (years)
Outstanding at November 30, 2016	-	$-	$-	-
Issued	450,000	$4.00	$220,500	4.51
Exercised	-	$-	$-	-
Outstanding at November 30, 2017	450,000	$4.00	$220,500	4.51
Exercisable at November 30, 2017	112,500	$4.00	$55,125	4.51

Stock-based Compensation

The Company recognized general and administrative expenses of approximately $6.4 million and $4.1 million, as a result of the shares, outstanding warrants and options issued to consultants and employees during the year ended November 30, 2017 and 2016, respectively.

As of November 30, 2017, the estimated unrecognized stock-based compensation associated with these agreements is approximately $437,000 and will be recognized over the next 0.15 year.

Note 11 - Income Taxes

On December 22, 2017, the United States enacted new tax legislation, the Tax Cuts and Jobs Act. The Company is currently in the process of evaluating the impact this law will have on the consolidated financial statements and calculating the related impact to the Company’s tax expense. The Company expects the largest impact to the company from this legislation to be from the provisions that lower the corporate tax rate to 21% beginning on January 1, 2018, and impose tax on earnings outside the United States that have previously not been subject to United States tax, which must be paid beginning in fiscal 2019 through fiscal 2026. The adjustments to the Company’s tax expense for this legislation will be recorded beginning in the period of enactment and are not expected to materially affect the consolidated financial statements, given the Company’s net deferred tax asset position has a full valuation allowance.

At November 30, 2017, the Company has a net operating loss (“NOL”) carryforward for Federal and state income tax purposes totaling approximately $10.0 million available to reduce future taxable income which, if not utilized, will begin to expire in the year 2037. The NOL carry forward is subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Under the Internal Revenue Code (“IRC”) Sections 382 and 383, annual use of the Company’s net operating loss carryforwards to offset taxable income may be limited based on cumulative changes in ownership. The Company has not completed an analysis to determine whether any such limitations have been triggered as of November 30, 2017. The amount of the annual limitation, if any, will be determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years.

The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Based on the Company’s history of operating losses since inception, the Company has concluded that it is more likely than not that the benefit of its deferred tax assets will not be realized. Accordingly, the Company has provided a full valuation allowance for deferred tax assets as of November 30, 2017 and 2016. The valuation allowance increased by approximately $5.9 million and $2.5 million for the fiscal years ended November 30, 2017 and 2016.

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:

	As of November 30,
	2017	2016
Deferred tax assets:
Net-operating loss carryforward	$3,810,498	$885,120
Stock-based compensation	4,466,254	1,685,262
License agreement	595,780	293,433
Tax amortization for license agreement	(102,747)	-
Charitable contributions	387	-
Total Deferred Tax Assets	8,770,172	2,863,815
Valuation allowance	(8,770,172)	(2,863,815)
Deferred Tax Asset, Net of Allowance	$-	$-

F-20

A reconciliation of the statutory income tax rates and the Company’s effective tax rate is as follows:

	For the year ended November 30,
	2017	2016
Statutory Federal Income Tax Rate	(34.0)%	(34.0)%
State and Local Taxes, Net of Federal Tax Benefit	(10.3)%	(4.7)%
Loss on conversion of debt	1.4%	0.5%
Gain/ loss on extinguishment of convertible note	0.2%	(0.7)%
Change in fair value of embedded conversion option and related accretion of interest expense	4.4%	1.6%
Change in fair value of warrant liability	0.2%	0.0%
Loss on modification of Private Placement Units	0.0%	0.2%
Loss on issuance of convertible debt	0.0%	2.6%
Non-U.S. operations	0.3%	0.0%
Change in Valuation Allowance	37.8%	34.5%

Income Taxes Provision (Benefit)	0.0%	0.0%

The Company's major tax jurisdictions are the United States and New York. All of the Company's tax years will remain open starting 2013 for examination by the Federal and state tax authorities from the date of utilization of the net operating loss. The Company does not have any tax audits pending.

Note 12 - Subsequent Events

On February 1, 2018, the Company sold an aggregate of 1,711,875 shares of common stock, and 1,711,875 warrants to purchase shares of common stock, in a registered public offering for gross proceeds of approximately $5,478,000. The warrants are exercisable for five years at $3.20 per share. The Company paid placement agent commissions of approximately $418,000 and issued the placement agent five-year warrants to purchase 81,688 shares of common stock at $3.84 per share. After the placement agents’ commissions and other offering expenses, the Company netted approximately $4,915,000 of proceeds. The Company intends to use the net proceeds from the offering to: i) launch our non-opioid FDA approved Strontium Chloride 89 USP Injection (SR89), a therapeutic drug for the treatment of skeletal pain associated with metastatic cancers; ii) focus on the clinical planning and IND filing for a Phase 4 post-marketing study to expand the indication of the approved SR89; iii) complete pre-IND studies and the filing of an IND for a phase II/III clinical program to test the efficacy of QBM-001, our product candidate for the treatment of young children with a rare autistic spectrum disorder that severely inhibits their ability to communicate; iv) continue development work on our novel chemotherapeutic drug for liver cancer; and v) further the optimization and pre-clinical testing of our glaucoma drug Man-01 for the treatment of open angle glaucoma.

F-21

Q BIOMED INC.

Condensed Consolidated Balance Sheets

	August 31, 2018	November 30, 2017
	(Unaudited)
ASSETS
Current assets:
Cash	$786,852	$824,783
Prepaid expenses	2,500	2,500
Total current assets	789,352	827,283
Total Assets	$789,352	$827,283

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$699,554	$463,539
Accrued expenses - related party	7,500	7,500
Total current liabilities	707,054	471,039
Total Liabilities	707,054	471,039

Commitments and Contingencies (Note 5)

Stockholders' Equity:
Preferred stock, $0.001 par value; 100,000,000 shares authorized; no shares issued and outstanding as of August 31, 2018 and November 30, 2017	-	-
Common Stock, $0.001 par value; 250,000,000 shares authorized; 14,077,312 and 12,206,409 shares issued and outstanding as of August 31, 2018 and November 30, 2017, respectively	14,077	12,206
Additional paid-in capital	30,084,105	23,187,408
Accumulated deficit	(30,015,884)	(22,843,370)
Total Stockholders' Equity	82,298	356,244
Total Liabilities and Stockholders' Equity	$789,352	$827,283

The accompanying notes are an integral part of these condensed consolidated financial statements

F-22

Q BioMed Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended August 31,		For the nine months ended August 31,
	2018	2017	2018	2017
Operating expenses:
General and administrative expenses	$1,996,391	$3,038,018	$4,547,761	$6,122,565
Research and development expenses	989,140	697,966	2,624,753	2,296,324
Total operating expenses	2,985,531	3,735,984	$7,172,514	8,418,889

Other income (expenses):
Interest expense	-	(202,160)	-	(635,267)
Interest income	-	15	-	123
Loss on conversion of debt	-	-	-	(365,373)
Loss on extinguishment of debt	-	(76,251)	-	(76,251)
Change in fair value of embedded conversion option	-	32,983	-	(812,017)
Change in fair value of warrant liability	-	-	-	(59,870)
Total other income (expenses)	-	(245,413)	-	(1,948,655)

Net loss	$(2,985,531)	$(3,981,397)	$(7,172,514)	$(10,367,544)

Net loss per share - basic and diluted	$(0.21)	$(0.37)	$(0.53)	$(1.03)

Weighted average shares outstanding, basic and diluted	14,019,683	10,816,282	13,579,917	10,074,766

The accompanying notes are an integral part of these condensed consolidated financial statements

F-23

Q BIOMED INC.

Condensed Consolidated Statement of Changes in Shareholders’ Equity (Deficit)

(Unaudited)

	Common Stock
	Shares	Amount	Additional Paid In Capital	Accumulated Deficit		Total Stockholders' Equity (Deficit)
Balance as of November 30, 2017	12,206,409	$12,206	$23,187,408	$(22,843,370)	$-	$(356,244)
Issuance of common stock, warrants and options for services	159,028	159	1,953,158	-		1,953,317
Issuance of common stock and warrants for cash, net of offering costs	1,711,875	1,712	4,943,539	-		4,945,251
Net loss	-	-	-	(7,172,514)		(7,172,514)
Balance as of August 31, 2018	14,077,312	$14,077	$30,084,105	$(30,015,884)	$-	$82,298

F-24

Q BIOMED INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the nine months ended August 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(7,172,514)	$(10,367,544)
Adjustments to reconcile net loss to net cash used in operating activities
Issuance of common stock, warrants and options for services	1,953,317	4,181,693
Issuance of common stock for acquired in-process research and development	-	487,500
Change in fair value of embedded conversion option	-	812,017
Change in fair value of warrant liability	-	59,870
Accretion of debt discount	-	525,864
Loss on conversion of debt	-	365,373
Loss on extinguishment of debt	-	76,251
Changes in operating assets and liabilities:
Prepaid expenses	-	(5,000)
Accounts payable and accrued expenses	236,015	(115,881)
Accrued expenses - related party	-	(53,002)
Accrued interest payable	-	109,404
Net cash used in operating activities	(4,983,182)	(3,923,455)

Cash flows from financing activities:
Proceeds from issuance of convertible notes	-	2,500,000
Proceeds received from exercise of warrants	-	70,000
Proceeds received for issuance of common stock and warrants, net of offering costs	4,945,251	2,383,900
Net cash provided by financing activities	4,945,251	4,953,900

Net increase (decrease) in cash	(37,931)	1,030,445

Cash at beginning of period	824,783	1,468,724
Cash at end of period	$786,852	$2,499,169

Non-cash financing activities:
Issuance of common stock upon conversion of convertible notes payable	$-	$3,540,838
Issuance of common stock and warrants in exchange for extinguishment of convertible notes payable	$-	$442,149
Reclassification of warrant liability to equity	$-	$227,940

Supplemental disclosures:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these condensed consolidated financial statements

F-25

Note 1 - Organization of the Company and Description of the Business

Q BioMed Inc. (“Q BioMed” or “the Company”), incorporated in the State of Nevada on November 22, 2013, is a biomedical acceleration and development company focused on licensing, acquiring and providing strategic resources to life sciences and healthcare companies. Q BioMed intends to mitigate risk by acquiring multiple assets over time and across a broad spectrum of healthcare related products, companies and sectors. The Company intends to develop these assets to provide returns via organic growth, revenue production, out-licensing, sell or spinoff new public companies.

On December 7, 2016, the Company formed its wholly-owned subsidiary in Cayman Islands, “Q BioMed Cayman SEZC” (the “Subsidiary”). The accompanying condensed consolidated financial statements include the accounts of the Company’s wholly-owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Note 2 - Basis of Presentation

The accompanying interim period unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission ("SEC") regarding interim financial reporting. The Condensed Consolidated Balance Sheet as of August 31, 2018, the Condensed Consolidated Statements of Operations for the three and nine months ended August 31, 2018 and 2017, and the Condensed Consolidated Statements of Cash Flows for the nine months ended August 31, 2018 and 2017, are unaudited, but include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of its financial position, operating results and cash flows for the periods presented. The Condensed Consolidated Balance Sheet at November 30, 2017 has been derived from audited financial statements included in the Company's Form 10-K, most recently filed with the SEC on February 28, 2018. The results for the three and nine months ended August 31, 2018 and 2017 are not necessarily indicative of the results expected for the full fiscal year or any other period.

The accompanying interim period unaudited condensed consolidated financial statements and related financial information included in this Quarterly Report on Form 10-Q should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Form 10-K.

The Company currently operates in one business segment focusing on licensing, acquiring and providing strategic resources to life sciences and healthcare companies. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker, the Chief Executive Officer, who comprehensively manages the entire business. The Company does not currently operate any separate lines of business.

Going Concern

The accompanying condensed consolidated financial statements are prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company had a net loss and net cash used in operating activities of approximately $7.2 million and $5.0 million, respectively, during the nine months ended August 31, 2018. These matters, amongst others, raise doubt about the Company’s ability to continue as a going concern.

As of August 31, 2018, the Company has raised operating funds through contacts, high net-worth individuals and strategic investors. The Company has not generated any revenue from operations since inception and has limited assets upon which to commence its business operations. At August 31, 2018, the Company had cash of approximately $787,000. The Company’s expected monthly burn rate is approximately 682,000. As such, management anticipates that the Company will have to raise additional funds and/or generate revenue from drug sales within twelve months to continue operations. Additional funding will be needed to implement the Company’s business plan that includes various expenses such as fulfilling our obligations under licensing agreements, legal, operational set-up, general and administrative, marketing, employee salaries and other related start-up expenses. Obtaining additional funding will be subject to a number of factors, including general market conditions, investor acceptance of our business plan and initial results from our business operations. These factors may impact the timing, amount, terms or conditions of additional financing available to us. If the Company is unable to raise sufficient funds, management we will be forced to scale back the Company’s operations or cease our operations.

Management has determined that there is substantial doubt about the Company's ability to continue as a going concern within one year after the condensed consolidated financial statements are issued. The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.

F-26

Note 3 – Summary of Significant Accounting Policies

The Company’s significant accounting policies are disclosed in the audited financial statements for the year ended November 30, 2017 included in the Company’s Form 10-K. Since the date of such financial statements, there have been no changes to the Company’s significant accounting policies.

Income Taxes

Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

In its interim consolidated financial statements, the Company utilizes an expected annual effective tax rate in determining its income tax provisions for the interim periods. That rate differs from U.S. statutory rates primarily as a result of valuation allowance related to the Company’s net operating loss carryforward as a result of the historical losses of the Company.

On December 22, 2017, the United States enacted new tax legislation, the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act includes significant changes to corporate taxation, including reduction of the U.S. corporate tax rate from 35% to 21%, effective January 1, 2018, limitation of the tax deduction for interest expense to 30% of earnings (except for certain small businesses), limitation of the deduction for net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks. The Tax Act states that the 21% U.S. federal corporate tax rate is effective for tax years beginning on or after January 1, 2018. However, existing tax law, which was not amended under the Tax Act, governs when a change in tax rate is effective. Existing tax law provides that if the taxable year includes the effective date of any rate change (unless the change is the first date of the taxable year), taxes should be calculated by applying a blended rate to the taxable income for the year. Management has not yet determined the impact the rate reduction will have on the Company's gross deferred tax asset and liabilities and offsetting valuation allowance. However, the Company has a full allowance against the deferred tax asset and as a result there was no impact to income tax expense for the nine months ended August 31, 2018.

In conjunction with the tax law changes, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. The ultimate impact, which is expected to be recorded by November 30, 2018, may differ from any provisional amounts, due to, among other things, additional analysis, changes in interpretations and assumptions we have made, additional regulatory guidance that may be issued, and actions we may take as a result of the tax Act, and the fact that we cannot definitively predict what our deferred tax balance will ultimately be as of November 30, 2018.

Recent accounting pronouncements

On February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize all leases (with the exception of short-term leases) on the balance sheet as a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and a right-of-use asset, which is an asset that represents the lessee¹s right to use, or control the use of, a specified asset for the lease term. The new standard is effective for the Company on December 1, 2019. The Company is currently evaluating the effect the guidance will have on its Consolidated Financial Statements.

In August 2016, the FASB issued ASU No. 2016-15,Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This new standard clarifies certain aspects of the statement of cash flows, including the classification of debt prepayment or debt extinguishment costs or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, distributions received from equity method investees and beneficial interests in securitization transactions. This new standard also clarifies that an entity should determine each separately identifiable source of use within the cash receipts and payments on the basis of the nature of the underlying cash flows. In situations in which cash receipts and payments have aspects of more than one class of cash flows and cannot be separated by source or use, the appropriate classification should depend on the activity that is likely to be the predominant source or use of cash flows for the item. This new standard will be effective for the Company on December 1, 2018. The Company is currently evaluating the impact of the new standard on its consolidated financial statements.

F-27

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. The ASU allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity’s own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be accounted classified as liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, such as warrants, an entity will treat the value of the effect of the down round, when triggered, as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings. The guidance in ASU 2017-11 is effective for the Company on December 1, 2019. Early adoption is permitted, and the guidance is to be applied using a full or modified retrospective approach. The Company is currently evaluating the impact of the new standard on its consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718), Improvements to Nonemployee Share-Based Payment Accounting. This ASU is intended to simplify aspects of share-based compensation issued to non-employees by making the guidance consistent with the accounting for employee share-based compensation. It is effective for the Company on December 1, 2019. The Company is currently evaluating the impact of the new standard on its consolidated financial statements.

Recent adopted pronouncements

In May 2017, the FASB issued ASU 2017-09, Compensation – Stock Compensation (Topic 718): Scope of Modification Accounting. The new standard provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. Early adoption is permitted, including adoption in any interim period. The Company adopted ASU 2017-09 as of December 1, 2017. The adoption of this standard did not impact the Company’s consolidated financial statements.

Note 4 – Loss per share

Basic net loss per share was calculated by dividing net loss by the weighted-average common shares outstanding during the period. Diluted net loss per share was calculated by dividing net loss by the weighted-average common shares outstanding during the period using the treasury stock method or the two-class method, whichever is more dilutive. The table below summarizes potentially dilutive securities that were not considered in the computation of diluted net loss per share because they would be anti-dilutive.

	For the nine months ended August 31,
	2018	2017
Potentially dilutive securities
Warrants (Note 8)	4,955,058	3,033,995
Convertible debt	-	567,407
Options (Note 8)	900,000	-

Note 5 – Commitments and Contingencies

Advisory Agreements

The Company entered into customary consulting arrangements with various counterparties to provide consulting services, business development and investor relations services, pursuant to which the Company agreed to issue shares of common stock as services are received. The Company issued an aggregate of approximately 159,028 shares of common stock during the nine months ended August 31, 2018.

Master Service Agreement

On March 1, 2018, the Company entered into the master service agreement (“Master Service Agreement”) with Chedwick Marketing Group to have it perform the consulting services for a maximum period of six months, which may be renewed after term at the sole option of the Company. On March 1, 2018, the Company entered into the Statement of Work No. 1 (“Statement of Work”) with Chedwick Marketing Group. The Company agreed to issue Chedwick Marketing Group 20,000 fully paid restricted common shares on signing. The Company agreed to pay additional cash for media spend as invoiced by Chedwick or other service providers. The company agreed to issue 7,000 shares to Chedwick on execution of the agreement and on the first day of each month until the termination or renewal of the contract.

F-28

Lease Agreement

In December 2016, the Subsidiary entered into a lease agreement for its office space located in Cayman Islands for $30,000 per annum. The initial term of the agreement ends in December 2019 and can be renewed for another three years.

Rent expense is classified within general and administrative expenses on a straight-line basis and included in the accompanying Condensed Consolidated Statements of Operations as follows:

	For the three months ended August 31,		For the nine months ended August 31,
	2018	2017	2018	2017
Rent expense	$7,500	$5,000	$23,000	$17,000

License Agreement

Mannin

On October 29, 2015, the Company entered into a Patent and Technology License and Purchase Option Agreement (“Exclusive License”) with a vendor whereby the Company was granted a worldwide, exclusive, license on, and option to, acquire certain intellectual property (“Mannin IP”) which initially focused on developing a first-in-class eye drop treatment for glaucoma within the four-year term of the Exclusive License.

During the three months ended August 31, 2018 and 2017, the Company incurred approximately $520,000 and $525,000, respectively, in research and development expenses to fund the costs of development of the eye drop treatment for glaucoma pursuant to the Exclusive License.

During the nine months ended August 31, 2018 and 2017, the Company incurred approximately $1.7 million and $1.4 million, respectively, in research and development expenses to fund the costs of development of the eye drop treatment for glaucoma pursuant to the Exclusive License. Pursuant to the exclusive license from Mannin, we may purchase the Mannin IP within the next four years in exchange for investing a minimum of $4,000,000 into the development of the Mannin IP. Through August 31, 2018, the Company has funded an aggregate of $4.6 million to Mannin under the Exclusive License and has not purchased the Mannin IP. The purchase price for the Mannin IP is $30,000,000 less the amount of cash paid by the Company for development and the value of the common stock issued to the vendor.

Bio-Nucleonics

On September 6, 2016, the Company entered into the Patent and Technology License and Purchase Option Agreement (the “BNI Exclusive License”) with Bio-Nucleonics Inc. (“BNI”) whereby the Company was granted a worldwide, exclusive, perpetual, license on, and option to, acquire certain BNI intellectual property (“BNI IP”) within the three-year term of the BNI Exclusive License.

During the three months ended August 31, 2018 and 2017, the Company incurred approximately $290,000 and $144,000, respectively, in research and development expenses pursuant to the BNI Exclusive License.

During the nine months ended August 31, 2018 and 2017, the Company incurred approximately $573,000 and $352,500, respectively, in research and development expenses pursuant to the BNI Exclusive License. As of August 31, 2018, the Company has funded approximately $838,000 to BNI out of the maximum $850,000 cash funding requirement.

Note 6 - Related Party Transactions

The Company entered into consulting agreements with certain management personnel and stockholders for consulting and legal services. Consulting and legal expenses resulting from such agreements were included within general and administrative expenses in the accompanying Condensed Consolidated Statements of Operations as follows:

	For the three months ended August 31,		For the nine months ended August 31,
	2018	2017	2018	2017
Consulting and legal expenses	$60,000	$102,500	$180,000	$322,500

F-29

Note 7 - Stockholders’ Equity Deficit

As of August 31, 2018, the Company is authorized to issue up to 250,000,000 shares of its $0.001 par value common stock and up to 100,000,000 shares of its $0.001 par value preferred stock.

Registered public financing

On February 1, 2018, the Company sold an aggregate of 1,711,875 shares of common stock, and 1,711,875 warrants to purchase shares of common stock, in a registered public offering for gross proceeds of approximately $5,478,000. The warrants are exercisable for five years at $3.20 per share. The Company paid placement agent commissions of approximately $438,000 and issued the placement agent five-year warrants to purchase 81,688 shares of common stock at $3.84 per share. After the placement agents’ commissions and other offering expenses, the Company netted approximately $4,945,000 of proceeds.

The Company intends to use the net proceeds from the offering to: i) complete FDA manufacturing approval and launch our non-opioid FDA approved Strontium Chloride 89 USP Injection (SR89), a therapeutic drug for the treatment of skeletal pain associated with metastatic cancers; ii) focus on the clinical planning and IND filing for a Phase 4 post-marketing study to expand the indication of the approved SR89; iii) complete pre-IND studies and the filing of an IND for a phase II/III clinical program to test the efficacy of QBM-001, our product candidate for the treatment of young children with a rare autistic spectrum disorder that severely inhibits their ability to communicate; iv) continue development work on our novel chemotherapeutic drug for liver cancer; and v) further the optimization and pre-clinical testing of our glaucoma drug Man-01 for the treatment of open angle glaucoma.

Note 8 – Warrants and Options

Summary of warrants

The following represents a summary of all outstanding warrants to purchase the Company’s common stock, including warrants issued to vendors for services and warrants issued as part of the units sold in the private placements, at August 31, 2018 and changes during the period then ended:

	Warrants	Weighted Average Exercise Price	Weighted Average	Weighted Average Remaining Contractual Life (years)	Intrinsic Value
Outstanding at November 30, 2017	3,083,995	$	3.67	4.02	$2,539,185
Issued	1,877,563	$	3.25	4.35	$-
Expired	(6,500)	$	3.50	-	$-
Outstanding at August 31, 2018	4,955,058	$	3.51	3.68	$656,000
Exercisable at August 31, 2018	4,885,058	$	3.51	3.70	$656,000

Fair value of all outstanding warrants issued to non-employees for services was calculated with the following key inputs:

	For the nine months ended August 31,
	2018	2017
Stock price	$ 2.14 - $3.61	$ 3.50 - $7.87
Term (years)	3.0 - 5.0	1.75 - 5.0
Volatility	123.00% - 128.49%	129.81%- 142.93%
Risk-free rate	2.47% - 2.78%	1.17% - 1.74%
Dividend yield	0.00%	0.00%

F-30

Options issued for services

The following represents a summary of all outstanding options to purchase the Company’s common stock at August 31, 2018 and changes during the nine-month period then ended:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Intrinsic Value
Outstanding at November 30, 2017	450,000	$4.00	4.51	$220,500
Issued	450,000	$3.37	4.72	$-
Outstanding at August 31, 2018	900,000	$3.68	4.24	$-
Exercisable at August 31, 2018	575,000	$3.85	3.97	$-

Fair value of all outstanding options was calculated with the following key inputs:

	For the nine months ended August 31,
	2018	2017
Exercise price	$ 3.00 - $3.61	$4.00
Expected term (years)	5.0	5
Volatility	128.00% - 130.00%	130.00%
Risk-free rate	2.52% - 2.71%	1.71%
Dividend yield	0.00%	0.00%

Stock-based Compensation

The Company recognized general and administrative expenses of approximately $946,000 and $2.3 million as a result of the shares, outstanding warrants and options issued to consultants and employees during the three months ended August 31, 2018 and 2017, respectively. The Company recognized general and administrative expenses of approximately $1.5 million and $4.2 million as a result of the shares, outstanding warrants and options issued to consultants and employees during the nine months ended August 31, 2018 and 2017, respectively.

As of August 31, 2018, the estimated unrecognized stock-based compensation associate with these agreements is approximately $454,000 and will be recognized over the next 0.3 year.

Note 11 – Subsequent Events

On September 21, 2018, the Company entered into a securities purchase agreement with an accredited investor to place Convertible Debentures (the “Debentures”) with a maturity date of eighteen months after the issuance thereof in the aggregate principal amount of up to $4,000,000, provided that in case of an event of default, the Debentures may become at the holder’s election immediately due and payable. The initial closing of the Transaction occurred on September 21, 2018 when the Company issued a Debenture for $2,000,000. The second closing is scheduled for within three days of the date on which the Company files a registration statement with the SEC for the resale of up to 2,000,000 shares of common stock into which the Debentures may be converted. The Debentures bear interest at the rate of 5.5% per annum. In addition, the Company must pay to the holder a fee equal to 2.5% of the amount of the Debentures.

The Debenture may be converted at any time on or prior to maturity at the lower of $4.00 or 93% of the average of the four lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that as long as we are not in default under the Debenture, the conversion price may never be less than $2.00. The Company may not convert any portion of a Debenture if such conversion would result in the holder beneficially owning more than 4.99% of the Company’s then issued and common stock, provided that such limitation may be waived by the holder with 65 days’ notice.

F-31

Any time after the six-month anniversary of the issuance of a Debenture that the daily VWAP is less than $2.00 for a period of twenty consecutive trading days (the “Triggering Date”) and only for so long as such conditions exist after a Triggering Date, the Company shall make monthly payments beginning on the last calendar day of the month when the Triggering Date occurred. Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the Triggering Date divided by the number of such monthly payments until maturity, (ii) a redemption premium of 20% in respect of such principal amount and (iii) accrued and unpaid interest hereunder as of each payment date. The Company may, no more than twice, obtain a thirty-day deferral of a monthly payment due as a result of a Triggering Date through the payment of a deferral fee in the amount equal to 10% of the total amount of such monthly payment. Each deferral payment may be paid by the issuance of such number of shares as is equal to the applicable deferral payment divided by a price per share equal to 93% of the average of the four lowest daily VWAPs during the 10 consecutive Trading Days immediately preceding the due date in respect of such monthly payment being deferred, provided that such shares issued will be immediately freely tradable shares in the hands of the holder.

On September 21, 2018, the Company issued 25,000 shares in connection with the waiver of a right of first refusal for the sale of the Debentures.

On September 21, 2018, the Company issued 25,000 shares of common stock for advisory services in connection with the sale of the September 2018 convertible debentures mentioned above.

On September 21, 2018, the Company issued 25,000 shares of common stock in connection with legal services provided to the Company.

On September 21, 2018, the Company issued 38,049 shares of common stock to four consultants, including a member of the Company’s board and two members of the Company’s board of advisors, for consulting services.

In October, 2018, we issued 50,000 shares of common stock to BNI as a milestone payment.

F-32

PROSPECTUS

2,050,000 Shares of Common Stock

Until [[♦], 2019] (the 90th day after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the offered securities in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The table below itemizes the expenses payable by the registrant in connection with the registration and issuance of the securities being registered hereunder, other than placement agents' fees. All amounts except the Securities and Exchange Commission registration fee are estimated.

Securities and Exchange Commission Registration Fee
Legal Fees and Expenses	25,000
Placement agents’ Fees and Expenses
Accountants’ Fees and Expenses
Total

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our officers and directors are indemnified under Nevada law. Our Amended and Restated Articles of Incorporation and our Bylaws are silent as to director and officer indemnification other than to allow such indemnification to the greatest extent permitted by Nevada law.

Nevada Revised Statute. The registrant is a Nevada corporation.

Section 78.138 of the Nevada Revised Statutes provides that a director or officer will not be personally liable to the corporation and its stockholders unless it is proven that (i) the director's or officer's acts or omissions constituted a breach of his fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law. The provisions of the Nevada Revised Statutes with respect to limiting personal liability for directors and officers are self-executing and, to the extent the provisions of our Amended and Restated Articles of Incorporation and By-laws would be deemed to be inconsistent therewith, the provisions of the Nevada Revised Statutes will control.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the Nevada Revised Statutes permits any discretionary indemnification under Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Revised Statutes, to be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

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ITEM 15.	SALES OF UNREGISTERED SECURITIES IN PAST THREE YEARS.

From October 30, 2015 through December 19, 2015, we sold $240,000 in convertible promissory notes to 8 purchasers for a total of $240,000 (collectively, the “Notes”). The Notes: (i) have terms of eighteen-months; (ii) an interest rate of 10%; (iii) are convertible at any time into shares of our common stock at a 40% discount to the average closing price for the previous ten days, but in no event lower than $1.25; and (iv) can be converted by the Company when upon the listing of the Company’s securities on a senior exchange, such as the NASDAQ.

On November 12 and December 15, 2015, respectively, we issued convertible promissory notes to two institutional investors for a total of $385,000 (“Institutional Notes”). Those notes: (i)  have terms of eighteen-months; (ii) an interest rate of 10%; (iii) are convertible at any time into shares of our common stock at a 40% discount to the average closing price for the previous ten days, but not higher than $1.55; (iv) can be called by the lender of such Note if the average volume weighted average price for the ten (10) Trading Days immediately preceding the respective maturity date is less than $1.25 per share; and (v) can be converted by the Company if the Company’s common stock is above $5.00 on the respective maturity date or upon the listing on a senior exchange, such as the NASDAQ.

In November 2015, we issued 6,000 shares of our common stock to a vendor for web development services.

Between November 30, 2015 and March 11, 2016, we issued an aggregate of 106,000 shares of our common stocks to three vendors and committed to issue an additional of 76,000 shares of our common stocks pursuant to the consulting agreements that we entered into.

On January 8, 2016, we entered into a stock purchase agreement with a purchaser, whereby the purchaser had the right to purchase up to $415,000 of our common stock on the same terms as the Institutional Notes for a period ending on June 8, 2016.

In January 2016, we issued five-year warrants to purchase 250,000 shares of common stock at a price of $4.15 per share in connection with legal services provided to us.

On April 30, 2016, we issued an aggregate of 68,450 common shares to four vendors for introductory, professional relations services, media and investor relations services

On May 16, 2016, we issued 20,000 units, with each unit consists of a share of common stock and a warrant to purchase a share of common stock at $3.50 in exchange for $50,000.

On June 6, 2016, we issued an aggregate of 31,700 common shares to two vendors for introductory services professional relations services.

In June 2016, we issued an aggregate of 38,710 common shares upon receipt of conversion notices from Series C holders.

In July 2016, we issued five-year warrants to purchase 50,000 shares of common stock at a price of $1.45 per in connection with legal services provided to us.

In August 2016, we issued an aggregate of 53,000 common shares to two vendors for introductory, and media and investor relations services.

On August 9, 2016, we issued 16,300 common shares upon receipt of conversion notices from Series B holders.

On August 10, 2016, we issued (i) 6,500 units, with each unit consisting of a share of common stock and a warrant to purchase a share of common stock at $3.50 for aggregate consideration of approximately $10,000, and (ii) 12,258 common shares to an investor to compensate for the difference in purchase prices pursuant to an anti-dilution right.

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On September 7, 2016, we issued 50,000 common shares to BNI pursuant to the Patent and Technology License and Purchase Option Agreement.

In September and October 2016, we issued (i) 37,500 units, with each unit consisting of a share of common stock and a warrant to purchase a share of common stock at $5.00 for aggregate consideration of approximately $112,500.

In November 2016, we issued 16,414 common shares upon receipt of conversion notices from a Series A holder.

In November 2016, we issued an aggregate of 82,391 common shares to three vendors for introductory, and media and investor relations services.

In November 2016, we issued (i) 26,000 units, with each unit consisting of a share of common stock and a warrant to purchase a share of common stock at $4.00 for aggregate consideration of $65,000, and (ii) 7,502 units to an investor to compensate for the difference in purchase prices pursuant to an anti-dilution right.

On November 10, 2016, we issued 15,000 common shares in connection with the OID Note.

On November 29, 2016, we issued Convertible Notes with a maturity date of one year after the issuance thereof in the aggregate principal amount of up to $4,000,000. The Debenture may be converted at any time on or prior to maturity at the lower of $4.00 or 93% of the average of the four lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that as long as we are not in default under the Debenture, the conversion price may never be less than $2.00.

In December 2016, we issued an aggregate of 22,000 common shares to two vendors for introductory, and media and investor relations services.

In December 2016 and January 2017, we issued an aggregate of 12,928 and 407,484 common shares upon receipt of conversion notices from the Series B and Series C Note holders.

In January 2017, we issued 20,000 common shares upon receiving the notice to exercise warrant at an exercise price of $3.50 included in unit sold in the May Private Placement, for an aggregate purchase price of $70,000.

On June 5, 2017, we issued warrants to purchase up to 350,000 shares of our common stock to each of Denis Corin, our President and Chief Executive Officer, and William Rosenstadt, our Chief Legal Officer. The warrants were issued as a bonus for their business development services to the Company over the last 12 months. The warrants are exercisable for five years at a per share price of $4.00. The warrants may not be exercised within the first six months of their issuance.

On June 5, 2017, we issued warrants to purchase up to 150,000 shares of our common stock to each of Ari Jatwes and David Laskow Pooley as a bonus for their business development services to the Company over the last 12 months. The warrants are exercisable for five years at a per share price of $4.00. The warrants may not be exercised within the first six months of their issuance.

On June 5, 2017, we issued options to purchase up to 150,000 shares of our common stock to each of Denis Corin, our President and Chief Executive Officer, and William Rosenstadt, our Chief Legal Officer. 50,000 of the options were issued as compensation for their continued services on our board of directors through June 1, 2018 and 100,000 of the options were issued as compensation as officers through June 1, 2018. 37,500 of the options vest on September 1, 2017, 37,500 of the options vest on December 1, 2017, 37,500 of the options vest on March 1, 2018 and 37,500 of the options vest on June 1, 2018. The options are exercisable for five years at a per share price of $4.00. The options may not be exercised within the first six months of vesting.

On June 5, 2017, we issued warrants to purchase up to 25,000 shares of our common stock to a consultant as a bonus for their business development services to the Company over the last 12 months. The warrants are exercisable for five years at a per share price of $4.00. The warrants may not be exercised within the first six months of their issuance.

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On June 5, 2017, we issued warrants to purchase up to 10,000 shares of our common stock to a consultant as a bonus for accounting services to the Company over the last 12 months. The warrants are exercisable for five years at a per share price of $4.00. The warrants may not be exercised within the first six months of their issuance.

On August 1, 2017, we issued 953,249 units in exchange for $3,050,390, which included payment through the retirement of $518,400 of outstanding debt.  Each unit consisted of two shares of our common stock and a warrant to purchase a share of our common stock at $4.50. We also issued 39,246 warrants to the placement agents in the August 1, 2017 transaction pursuant to the placement agents agreement to which the placement agents and we are parties.

On October 3, 2017, we issued 25,641 restricted shares of our common stock to the holder of the Debentures as consideration for extending the maturity date of the Debentures from November 30, 2017 to November 30, 2018.

In September and October 2017, we issued an aggregate of 31,000 shares of its common stock to our vendors for services.

On October 16, 2017, we issued 146,662 shares of our common stock to the holder of a convertible notes issued on March 10, 2017 upon the conversion of $500,445 of principal and interest of such note.

On November 2, 2017, the Company issued 46,875 shares of its common stock in full settlement of $150,000 in principal and interest due to an entity as a result of promissory notes issued by it in November 2016.

On November 22, 2017, we issued 166,592 shares of our common stock to the holder of a convertible notes issued on November 29, 2016 and March 10, 2017 upon the conversion of $551,771 of principal and interest of such notes.

On November 23, 2017, we issued 13,200 shares of our common stock to an investor upon its conversion of $30,000 in principal in, and $3,000 in interest on, a convertible note purchased from us on November 22, 2016.

On November 29, 2017, we issued 270,270 shares of our common stock to the holder of a convertible notes issued on November 29, 2016 upon the conversion of $1,000,000 of principal of such note and the waiver and release of any other amounts or obligations, including interest, due under such note, a convertible note issued on March 10, 2017 and a convertible note issued on April 7, 2017.

On February 13, 2018, we issued options to acquire up to 50,000 shares of our common stock to our independent director. The options will vest in quarterly installments of 12,500 each and are exercisable for 5 years at $3.00 per option.

On March 1, 2018, we issued 27,000 shares to a third-party service provider in exchange for services.

On June 1, 2018, we issued 50,000 options to each of Denis Corin and William Rosenstadt for their continued services as directors of our company. Each option is to purchase a share of our common stock for $3.61 per share. The options vest in quarterly amounts on May 31, 2018, September 1, 2018, December 1, 2018 and March 1, 2019.

On June 1, 2018, we issued 100,000 options to each of Denis Corin and William Rosenstadt for their continued services as officers of our company. Each option is to purchase a share of our common stock for $3.35 per share. The options vest in quarterly amounts on May 31, 2018, September 1, 2018, December 1, 2018 and March 1, 2019.

On June 1, 2018, we entered into a new agreement with a consultant to provide expertise in the areas of technology assessment and product development. In exchange for such services, the consultant will receive warrants to purchase a share of our common stock exercisable at $3.61 per share.

In June 2018, we entered into an agreement with a consultant to provide expertise in the areas of commercial marketing. In exchange for such services, each month for the twelve months of the agreement the consultant will receive shares of our common stock equal to $22,000 divided by the market price of our common stock on the first day of such month.

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On July 9, 2018, we issued options to purchase 50,000 shares of our common stock at $3.61 per option to each of two advisors in exchange for consulting services. The options vest in quarterly amounts every three months.

On September 21, 2018, we issued a convertible note in the face amount of $2,000,000 which bears interest at 5.5% per annum. The convertible note may be converted into shares of our common stock at the lesser of (i) $4.00 and (ii) 93% of the four lowest daily volume weighted average prices of the Company’s common stock (as reported by Bloomberg) during the last ten trading days immediately preceding the date of such conversion, but in no event will the conversion price be less than $2.00.

On September 21, 2018, we issued 25,000 shares in connection with the waiver of a right of first refusal for the sale of the September 2018 convertible debentures mentioned above.

On September 21, 2018, we issued 25,000 shares for advisory services in connection with the sale of the September 2018 convertible debentures mentioned above.

On September 21, 2018, we issued 25,000 shares in connection with legal services provided to us.

On September 21, 2018, we issued 38,049 shares of common stock to four consultants, including a member of our board and two members of our board of advisors, for consulting services.

In October, 2018, we issued 50,000 shares to BNI in compliance with our license agreement.

In November 2018, we issued 49,875 shares to our consultants in exchange for consulting services.

The issuances of the securities mentioned above qualified for the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

ITEM 16.	EXHIBITS.

Exhibit Number	Description
3.1	Articles of Incorporation filed as Exhibit 3 (a) to Form S-1 filed on January 13, 2014 and incorporated herein by reference
3.2	Amendment to Articles of Incorporation, dated July 20, 2015, filed as Exhibit 3.1 to our periodic report filed on Form 8-K on August 3, 2015 and incorporated herein by reference
3.3	Amendment to Articles of Incorporation, dated October 27, 2015, filed as Exhibit 3.1 to our periodic report filed on Form 8-K on October 29, 2015 and incorporated herein by reference
3.4	Articles of Incorporation filed as Exhibit 3 (b) to Form S-1 filed on January 13, 2014 and incorporated herein by reference
4.1	Form of Convertible Note as filed as Exhibit 10.3 to our current report on Form 8-K filed on September 24, 2018 and incorporated herein by reference
4.2	Form of Warrant in connection with February 2018 public offering filed as Exhibit 4.1 to Form S-1/A filed on January 10, 2018 and incorporated herein by reference
4.3	Form of Warrant as filed as Exhibit 4.2 to our current report on Form 8-K filed on June 9, 2017 and incorporated herein by reference
4.4	Form of Warrant as filed as Exhibit 10.3 to our current report on Form 8-K filed on August 2, 2017 and incorporated herein by reference
5.1	Opinion of Ortoli Rosenstadt LLP (previously filed)
10.1	Executive Services Agreement, dates June 1, 2017, between Denis Corin and Q BioMed Cayman SEZC filed as Exhibit 10.1 to our current report on Form 8-K filed on June 9, 2017 and incorporated herein by reference
10.2	Form of Non-Qualified Stock Option Agreement filed as Exhibit 4.1 to our current report on Form 8-K filed on June 9, 2017 and incorporated herein by reference
10.3	Patent and Technology License and Purchase Option Agreement, dated October 29, 2015, with Mannin Research Inc. filed as Exhibit 10.1 to our annual report on Form 10-K filed on March 11, 2016 and incorporated herein by reference +

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10.4	Patent and Technology License and Purchase Option Agreement, dated May 30, 2016, with Bio-Nucleonics Inc., filed as Exhibit 10.1 to our quarterly report on Form 10-Q filed on October 17, 2016 and incorporated herein by reference +
10.5	First Amendment to Patent and Technology License and Purchase Option Agreement, dated September 6, 2016, with Bio-Nucleonics Inc., filed as Exhibit 10.2 to our quarterly report on Form 10-Q filed on October 17, 2016 and incorporated herein by reference +
10.6	License Agreement on Patent & Know-How Technology, dated April 21, 2017, between Q BioMed Inc. and ASDERA LLC filed as Exhibit 10.1 to our quarterly report on Form 10-Q filed on April 25, 2017 and incorporated herein by reference +
10.7	Executive Services Agreement, dated June 5, 2017, between Q BioMed Cayman SEZC and Denis Corin filed as Exhibit 10.1 to our current report on Form 8-K filed on June 9, 2017 and incorporated herein by reference
10.9	Technology License Agreement, dated June 15, 2017, among Q BioMed Inc., Oklahoma Medical Research Foundation and Rajiv Gandhi Centre for BioTechnology filed as Exhibit 10.1 to our current report on Form 8-K filed on June 15, 2017 and incorporated herein by reference +
10.10	Securities Purchase Agreement filed as Exhibit 10.1 to our current report on Form 8-K filed on September 24, 2018 and incorporated herein by reference
10.11	Registration Rights Agreement filed as Exhibit 10.2 to our current report on Form 8-K filed on September 24, 2018 and incorporated herein by reference
10.12	Asset Purchase Agreement, dated November 23, 2018, filed as Exhibit 10.1 to our current report on Form 8-K filed on November 28, 2018 and incorporated herein by reference++
21.1	Q BioMed Inc. has one subsidiary: Q BioMed Cayman SEZC, which was incorporated in the Cayman Islands. Q BioMed Inc. has 100% of the voting and dispositive control over Q BioMed Cayman SEZC capital stock.
23.1	Consent of Marcum LLP*
23.2	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on the signature page to this Registration Statement)*

* Filed herewith

+ Portions of this exhibit have been omitted pursuant to a request for confidential treatment, and the SEC has granted confidential treatment pursuant to Rule 406 under the Securities Act. Confidential information has been omitted from the exhibit in places marked “****”and has been filed separately with the SEC.

++ Portions of this exhibit have been omitted pursuant to a request for confidential treatment and this exhibit has been submitted separately with the SEC. The information that has been omitted from the exhibit and for which we have requested confidential treatment has been marked “****”.

ITEM 17.	UNDERTAKINGS.

(a)

RULE 415 OFFERING

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided,	however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to the purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectuses relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(e)  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 13, 2018.

Q BioMed Inc.
By:	/s/ Denis Corin
Denis Corin
Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person in so signing also makes, constitutes and appoints Denis Corin, his or her true and lawful attorney-in-fact, with full power of substitution, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, with exhibits to such registration statements and amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ William Rosenstadt	Director	December 13, 2018
William Rosenstadt

/s/ Denis Corin	Director	December 13, 2018
Denis Corin

/s/Riccardo Panicucci	Director	December 13, 2018
Riccardo Panicucci

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